                                       Registration Statement File No. 333-54922
                                                Filed Pursuant to Rule 424(b)(4)

                                                       BRIAZZ, Inc.

                                                       2,000,000 Shares
                                                       of Common Stock
[LOGO OF BRIAZZ, Inc.]


--------------------------------------------------------------------------------






--------------------------------------------------------------------------------


 This is our initial public offering and no public market currently exists for our shares. The public offering price is $8.00 per share. This price may not reflect the market price of our shares after our offering.

  THE OFFERING           PER SHARE    TOTAL
 ---------------------------------------------
  Public Offering Price    $8.00   $16,000,000
  Underwriting Discount    $0.48   $   960,000
  Proceeds to BRIAZZ       $7.52   $15,040,000

 We have granted the underwriter the right to purchase up to 300,000 additional shares from us within 30 days after the date of this prospectus to cover any over-allotments. The underwriter expects to deliver shares of common stock to purchasers on May 7, 2001.

 Nasdaq National Market Symbol: BRZZ


OpenIPO: the method of distribution being used by the underwriter in this offering differs somewhat from that traditionally employed in firm commitment underwritten public offerings. In particular, the public offering price and allocation of shares are determined primarily by an auction process conducted by the underwriter and other securities dealers participating in this offering. A more detailed description of this process, known as an OpenIPO, is included in "Plan of Distribution."

 This offering involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See "Risk Factors"
                              beginning on page 6.


--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                          [LOGO OF WR HAMBRECHT + CO]

                  The date of this prospectus is May 1, 2001.

                          INSIDE FRONT COVER GRAPHICS

Inside front cover consists of three parts:

First part:

The BRIAZZ logo appears at the top of the page.

Interior photograph of a BRIAZZ cafe with two captions. The caption above the photograph states "Purveyors of high-quality, branded lunch and breakfast foods for the "on-the-go" consumer." The caption below the photograph states "The BRIAZZ concept: - offer a wide variety of food items to accommodate different consumer budgets, - design cafes for quick service, - introduce new menu items frequently, - operate on a central kitchen model, - target the office worker."

Second part:

Three photographs appear on the page.

At the top of page, a photograph of a salad, roll, drink, salad dressing container and fork with the caption "BRIAZZ Classic Cobb Salad. Roast chicken, crisp bacon, avocado, green onions, roma tomatoes, toasted almonds and crumbled bleu cheese on a bed of greens."

In the middle of the page, a photograph of a sandwich, napkin, cup of soup, drink and orange, with the caption "Smoked Turkey & Havarti Rustic Slice. Smoked turkey, havarti cheese, lemon caper aioli, red pepper rings and green leaf lettuce on our rustic focaccia bread."

At the bottom of the page, a photograph of a cup of stew, cookie, drink and sandwich with two captions: "Jambalaya Stew. A Cajun favorite made with chunks of celery, green peppers, rice, spices, sliced sausage, diced ham and tomato sauce." and "Chicken Breast Pesto Panini. Roast chicken breast, havarti cheese, basil pesto, sliced tomato, red onion and spinach."

Third part:

Four photographs appear on the page.

At the top of page, a photograph of a sandwich, cup of coffee, cup of juice, and cup of fruit pieces with the caption "Pepper Bacon Breakfast Sandwich. Pepper bacon strips with egg and cheddar cheese on an oversize English muffin."

In the middle of the page, a photograph of a box lunch with a sandwich, bag of potato chips, bottle of water, cup of fruit pieces and a cookie with the caption "Chicago Style Smoked Turkey Box Lunch. Natural smoked turkey breast piled high on a light wheat roll with slices of mild havarti cheese and green leaf lettuce. Delivered to you with a fresh fruit cup, gourmet chips, a chocolate chunk cookie, natural spring water and napkin-wrapped utensils.

At the bottom of page, one exterior photograph and one interior photograph of a cafe with the caption "199 Sutter Cafe, San Francisco, California."

  You should rely only on the information contained in this prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                               ----------------

                               TABLE OF CONTENTS

Prospectus Summary........................................................    1

The Offering..............................................................    3

Summary Financial Data....................................................    4

Risk Factors..............................................................    6

Special Note Regarding Forward-Looking Statements.........................   15

Use of Proceeds...........................................................   16

Dividend Policy...........................................................   16

Capitalization............................................................   17

Dilution..................................................................   19

Selected Financial Data...................................................   20

Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   21

Business..................................................................   29

Management................................................................   38

Certain Relationships and Related Transactions............................   46

Principal Shareholders....................................................   47

Description of Capital Stock..............................................   50

Shares Eligible for Future Sale...........................................   53

Plan of Distribution......................................................   55

Legal Matters.............................................................   62

Experts...................................................................   62

Where You Can Find More Information.......................................   62

Index to Financial Statements.............................................  F-1

                               PROSPECTUS SUMMARY

  This summary may not contain all the information that is important to you. You should read the entire prospectus, including the financial statements and related notes, before making an investment decision.

                                     BRIAZZ

Overview

  BRIAZZ prepares and sells high-quality, branded lunch and breakfast foods for the "on-the-go" consumer. We sell our products primarily through our company-operated cafes, through delivery of box lunches and catered platters directly to corporate customers and through selected wholesale accounts. Our core products are sandwiches, salads and soups, which are complemented by a variety of fresh baked goods, premium juices, Starbucks coffees and fresh fruit.

  Our target customer is the office worker. Our cafes are conveniently located either in city center locations with a high density of office buildings and retail foot traffic or within individual office buildings where we serve as an amenity for building tenants. To satisfy the demands of our time-constrained customers for lunch, breakfast and between-meal snacks, we design our cafes for quick service. Refrigerated display cases offer easy access to pre-packaged food items.

  Our menu is crafted to provide our customers with a wide selection of high-quality food encompassing a range of tastes, from traditional to gourmet, in order to maintain the interest of repeat customers. In our January 2001 survey, over 80% of the customers surveyed stated that they visited our cafes at least once a week. We use a central kitchen in each geographic market to prepare, assemble and distribute substantially all of our food products. Central kitchens help us deliver consistently high-quality food at an attractive cost, efficiently manage a large assortment of menu items and serve box lunches and catered platters to a broader customer base.

  We currently operate 40 cafes in Seattle, San Francisco, Chicago and Los Angeles. In 1995, we opened our first cafe in Seattle. We expanded our operations into San Francisco in 1996, Chicago in 1997 and Los Angeles in 1998. Our growth strategy is to open new cafes in our existing markets and, when appropriate, enter into new markets by concurrently opening a central kitchen and at least four to six cafes and initiating delivery of box lunch and catering services.

  Our revenues were $2.8 million, $6.5 million, $15.4 million, $25.6 million and $33.7 million for the 1996, 1997, 1998, 1999 and 2000 fiscal years, respectively. Our net losses were $1.3 million, $5.1 million, $12.5 million, $15.4 million and $6.3 million for the 1996, 1997, 1998, 1999 and 2000 fiscal years, respectively.

Competitive Strengths

  To achieve our planned expansion goals, we intend to leverage our competitive strengths, including our well-defined business concept, the advantages of central kitchens for food production and the strategic locations of our cafes.

  . Well-defined business concept. Our menu offers a wide variety of food items designed for broad appeal, and our goal is to introduce new food items approximately every six to eight weeks. We emphasize speed and quality of service and have designed our cafes to serve a large number of customers in a short period of time. To allow customers with different budgets to enjoy our products, our entrees range in price from $2.99 to $5.99. For the convenience of our corporate customers, we deliver box lunches and catered platters for in-office meetings.

  . Central kitchens. In each of our geographic markets, we operate a central kitchen that serves as a hub for food preparation and distribution. We believe central kitchens provide us with food product consistency, economies of scale, health and safety controls and product-waste minimization.

  . Strategic cafe locations. We locate our cafes in areas with a high number of office buildings or within individual buildings where we serve as an amenity for building tenants. Cafes in amenity locations require very little marketing due to the high visibility of the cafe within the building and the comparatively low level of competition within the building.


Growth Strategy

  We intend to add new cafes in all of our existing markets. We believe that over the next five years the opportunity exists to add approximately 150 cafes in our existing markets; however, the number of locations that could satisfy our selection criteria is significantly larger. Most of our new cafes will be in amenity locations. Our prototypical cafe for amenity locations occupies between 800 and 1,400 square feet, depending on the requirements of the location. We believe cafes of this size most efficiently serve our target market. In addition to adding new cafes, we intend to increase our fleet of delivery vehicles and hire additional sales and marketing representatives to expand our sales opportunities with corporate and selected wholesale accounts.

  We believe many of the 25 largest metropolitan areas in the United States, as well as certain international cities, represent attractive new market opportunities to expand our operations.

  Our principal executive offices are at 3901 7th Avenue South, Suite 200, Seattle, Washington 98108-5206 and our telephone number is (206) 467-0994. We were incorporated under the laws of the State of Washington in 1995. Our web site address is www.briazz.com. The information contained on our web site is not part of this prospectus.

                                  THE OFFERING

  Common shares offered by BRIAZZ.........  2,000,000 shares

  Common shares to be outstanding after
   the offering...........................  5,820,966 shares

  Use of proceeds.........................  We expect to use the net proceeds from the offering for debt repayment, the opening of
                                            additional retail cafes and expansion of
                                            distribution capabilities, information
                                            systems upgrades and capital expenditures.

  Nasdaq National Market symbol...........  BRZZ

  The common stock to be outstanding after this offering is based on 3,820,966 shares outstanding as of April 18, 2001, applying the assumptions outlined below on this page, and excludes:

  . 994,886 shares of common stock reserved for issuance under our stock option plan, of which 462,004 shares were subject to options granted as of April 18, 2001 at a weighted average exercise price of $5.71 per share;

  . 75,815 shares of common stock issuable upon the exercise of outstanding stock options granted outside our stock option plan as of April 18, 2001 at a weighted average exercise price of $30.12 per share;

  . 947,817 shares of common stock issuable upon the exercise of warrants to purchase Series C preferred stock outstanding as of April 18, 2001, which warrants will convert into warrants to purchase common stock with an exercise price of approximately $5.74 per share following the conversion of the Series C preferred stock; and

  . 200,000 shares of common stock reserved for issuance under our employee stock purchase plan.
                                ----------------

  The terms "BRIAZZ," "we," "us," and "our" as used in this prospectus refer to BRIAZZ, Inc. Unless otherwise specifically stated, information throughout this prospectus assumes:

  . the underwriter's over-allotment option is not exercised; and

  . the conversion of all shares of Series A, Series B and Series C preferred stock into an estimated 3,815,852 shares of common stock not later than the completion of this offering, based on the current conversion price for each series of preferred stock.

  We effected a one-for-six reverse stock split of the outstanding shares of our common and preferred stock on April 2, 2001. Unless otherwise specifically stated, all share numbers in this prospectus are presented on a post-split basis.

  BRIAZZ is a registered trademark of BRIAZZ. JAVA JUMBLES is a registered trademark of BRIAZZ in the State of Washington. All other trademarks that appear in this prospectus are the property of their respective owners.

                             SUMMARY FINANCIAL DATA

  The following table summarizes the financial data and operating data of our business. The following table assumes the effectiveness of the one-for-six reverse stock split we effected on April 2, 2001, but excludes all share issuances, repurchases and warrant and option exercises after December 31, 2000. The pro forma number of shares used in the calculation of pro forma basic and diluted net loss per share reflects the conversion of all outstanding shares of preferred stock into common stock at the current conversion rates.

  Through fiscal year 2000 we measured our operational results based on 13 four-week periods. In fiscal year 2001 we converted to four 13-week reporting periods, based on a 52- or 53-week fiscal year.

                                              Fiscal Year
                          --------------------------------------------------------
                            1996       1997        1998        1999        2000
                          --------  ----------  ----------  ----------  ----------
                            (In thousands, except share and per share data)
Statement of
 Operations Data
Sales...................  $  2,835  $    6,504  $   15,365  $   25,598  $   33,692
Loss from operations....    (1,347)     (5,521)    (12,644)    (10,889)     (6,131)
Net loss................    (1,308)     (5,072)    (12,451)    (15,381)     (6,287)
Preferred stock
 accretion..............       116       1,068       1,951       2,421       3,319
Net loss attributable to
 common shareholders....    (1,424)     (6,140)    (14,402)    (17,802)     (9,606)
                          ========  ==========  ==========  ==========  ==========
Basic and diluted net
 loss per share.........  $(423.89) $(1,819.26) $(4,264.87) $(5,148.14) $(2,455.68)
                          ========  ==========  ==========  ==========  ==========
Weighted-average shares
 used in computing basic
 and diluted net loss
 per share..............     3,360       3,375       3,377       3,458       3,912
                          ========  ==========  ==========  ==========  ==========
Pro forma basic and
 diluted net loss per
 share (unaudited)......                                                $    (1.96)
                                                                        ==========
Weighted-average shares
 used in computing pro
 forma basic and diluted
 net loss per share
 (unaudited)............                                                 3,205,344
                                                                        ==========

Other Financial Data:
EBITDA(1)...............  $ (1,044) $   (4,306) $  (10,459) $   (8,153) $   (3,413)
Cash provided by (used
 in):
 Operating activities...      (816)     (3,112)     (8,309)     (8,438)     (2,233)
 Investing activities...    (1,800)     (5,727)    (10,956)     (1,591)       (772)
 Financing activities...  $  8,888  $   18,666  $    5,227  $    9,974  $    1,407

--------
(1) EBITDA represents earnings before interest expense, income taxes, and depreciation and amortization. EBITDA data is included because management understands that such information is considered by certain investors as an additional basis on which to evaluate a company's ability to pay interest, repay debt and make capital expenditures. Because all companies do not calculate EBITDA identically, the presentation of EBITDA in this prospectus is not necessarily comparable to similarly entitled measures of other companies. EBITDA is not intended to represent, and should not be considered more meaningful than, or an alternative to, measures of operating performance as determined in accordance with generally accepted accounting principles.

  The following table summarizes our balance sheet data as of December 31, 2000,

  . on an actual basis;

  . on a pro forma basis to reflect

    (1) the repurchase of an aggregate of 272 shares of our Series A and Series B preferred stock in January 2001;

    (2) the sale of 507,701 additional shares of our Series C preferred stock in January and February 2001;

    (3) the issuance of 18,917 shares of Series C preferred stock in April 2001 to consultants for services to BRIAZZ; and

    (4) the conversion of all outstanding shares of our Series A, Series B and Series C preferred stock into an estimated 3,815,852 shares of common stock not later than the completion of this offering, based on the current conversion price for each series of preferred stock; and

  . on a pro forma as adjusted basis to reflect

    (1) the sale of 2,000,000 shares of common stock in this offering at the initial public offering price of $8.00 per share, after deducting the estimated underwriting discounts and commissions and offering expenses; and

    (2) the repayment of a $2.0 million credit facility that is currently outstanding with a portion of our net proceeds from this offering.

                                                  As of December 31, 2000
                                               -------------------------------
                                                       (In thousands)
                                                                    Pro forma
                                                Actual   Pro forma as adjusted
                                               --------  --------- -----------
Balance Sheet Data:
Cash and cash equivalents..................... $    555   $ 3,601    $15,541
Working capital...............................   (2,620)      626     14,566
Total assets..................................   14,409    17,655     29,595
Current liabilities...........................    4,869     4,869      4,709
Long-term liabilities.........................    1,888     1,888         48
Mandatorily redeemable convertible preferred
 stock........................................   53,609       --         --
Total shareholders' equity (deficit).......... $(45,957)  $10,898    $24,838

                                  RISK FACTORS

  Any investment in our common stock involves a high degree of risk. Before you decide to invest in our common stock, you should carefully consider the risks described below, together with all of the other information included in this prospectus. We have included a discussion of each material risk that we have identified as of the date of this prospectus. If any of the following risks actually occurs, our business could suffer. As a result, the trading price of our common stock could decline and you could lose all or part of your investment.

                            Risks Relating to BRIAZZ

We have a history of losses and anticipate continued losses in the future, which may have a material adverse effect on our business, our ability to implement our business strategy and our stock price.

  We incurred losses of $1.3 million during the fiscal year ended December 29, 1996, $5.1 million during the fiscal year ended December 28, 1997, $12.5 million during the fiscal year ended December 27, 1998, $15.4 million during the fiscal year ended December 26, 1999 and $6.3 million during the fiscal year ended December 31, 2000. We had accumulated losses of $41.3 million as of December 31, 2000. We have reported operating losses since inception and need to raise additional capital to fund future operating losses and planned growth. Our independent accountants have noted that these are conditions that raise substantial doubt about our ability to continue as a going concern, as emphasized in their report included in this prospectus. Failure to achieve profitability, or maintain profitability if achieved, may have a material adverse effect on our business, our ability to implement our business strategy and our stock price.

Our growth strategy requires us to open a significant number of new cafes in our existing markets. If we are not able to achieve this planned expansion, our business may suffer and we may be unable to achieve or sustain profitability.

  The success of our growth strategy will depend in large part on our ability to open new cafes and to operate these cafes profitably. Our current growth plan requires us to open at least ten cafes during 2001. We cannot assure you that we will be able to achieve our expansion goals, that we will operate profitably, or, if we do achieve profitability, that we will be able to sustain or increase profitability on a quarterly or annual basis. We estimate that a central kitchen must supply at least four to six cafes and generate non-cafe sales to achieve positive cash flow. Any inability to achieve our expansion goals may adversely affect our financial results or stock price.

  The success of our planned expansion will depend upon numerous other factors, many of which are beyond our control, including our ability to:

  .  hire, train and retain qualified operating personnel;

  .  identify and obtain suitable cafe sites at favorable lease terms;

  . timely develop new cafes, including our ability to obtain available construction materials and labor;

  .  manage construction and development costs of new cafes;

  . develop sufficient sales volumes through our cafes and other distribution channels to support our central kitchens;

  . secure required governmental approvals and permits, and comply with ongoing and changing regulatory requirements; and

  .  compete successfully in our markets.

  In the past, we have closed cafes because they did not generate sufficient revenues and we cannot assure you that additional cafes will not be closed. The closing of a significant number of cafes would have an adverse impact on our reputation, operations and financial results.

We may not be successful in implementing our business strategy, which would impede our growth and operating results.

  Our business strategy is to focus our retail expansion on cafes in amenity locations (i.e., office buildings where the competition is limited or where we are the only food supplier), maintain our current cafe locations and expand our box lunch and catering distribution capabilities to serve locations outside the core metropolitan areas in which we operate. Our ability to implement this business strategy depends on our ability to:

  .  identify and lease amenity locations suitable for new cafes;

  .  increase our brand recognition in our existing markets; and

  . manage growth in administrative overhead and distribution costs likely to result from the planned expansion of our retail and non-retail distribution channels.

  Any inability to implement our business strategy would have a material adverse impact on our operating results.

Any inability to manage our growth effectively could adversely affect our operating results.

  Failure to manage our growth effectively could harm our business. We have grown significantly since our inception and intend to grow substantially in the future. We have increased the number of our cafes from two cafes as of December 31, 1996 to 40 cafes currently and we anticipate opening several new cafes in 2001. Our existing cafe management systems, financial and management controls and information systems may not be adequate to support our planned expansion. Our ability to manage our growth effectively will require us to continue to expend funds to improve these systems, procedures and controls, which we expect will increase our operating expenses and capital requirements. For instance, we intend to begin the process of upgrading some of our information systems in 2001, which is potentially disruptive and will require additional training of our personnel. In addition, we must effectively expand, train and manage our work force. We cannot assure you that we will be able to respond on a timely basis to all of the changing demands that our planned expansion will impose on management and on our existing systems, procedures and controls. In addition, we cannot assure you that we will be able to continue to improve our information systems and financial controls or to manage other factors necessary for us to achieve our growth strategy. For any of these reasons, we could lose opportunities or overextend our resources, which could adversely affect our operating results.

If we are unable to continue leasing our retail locations or obtain acceptable leases for new cafes, our business may suffer.

  All of our 40 cafe locations are on leased premises. If we are unable to renew our leases on acceptable terms, or if we are subject to substantial rent increases, our business could suffer. Because we compete with other retailers for cafe sites and because some landlords may grant exclusive rights to locations to our competitors, we may not be able to obtain new leases or renew existing leases on acceptable terms. Any inability to renew or obtain leases could increase our costs and adversely affect our operating results and brand-building strategy.

Our restaurant expansion strategy focuses primarily on further penetration of existing markets. This strategy could cause sales in some of our existing cafes to decline.

  In accordance with our expansion strategy, we intend to open new cafes primarily in our existing markets. Many of our cafes are situated in concentrated downtown areas. As a result, the presence of additional cafes in existing markets may result in diminished sales performance and customer counts for cafes near the area in which a new cafe opens, due to sales cannibalization.

Tenant turnover and vacancies in office buildings where our cafes are located could cause our cafe sales to decline.

  Our business could suffer as a result of tenant turnover and vacancies. Many of our cafes are located in office buildings, and office workers are our target customers. Vacancies, tenant turnover or tenants with few office workers could negatively impact the operations of our cafes located in office buildings due to the reduction in the number of potential customers in the building. The risk related to vacancies and tenant turnover is greater in office buildings with larger tenants, where the loss of a single tenant may have a greater impact on that cafe's sales.

Our business does not generate the cash needed to finance our operations, and we may need additional financing in the future, which we may be unable to obtain.

  Our business does not currently generate the cash needed to finance our operations. We may need additional funds to finance our operations, as well as to enhance our operations, fund our expansion and respond to competitive pressures. We may be unable to obtain financing on terms favorable to us, if at all. Poor financial results, unanticipated expenses or unanticipated opportunities that require financial commitments could give rise to additional financing requirements sooner than we expect. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our existing shareholders would be reduced, and these securities might have rights, preferences or privileges senior to those of our common stock. If adequate funds are not available or are not available on acceptable terms, our ability to enhance our operations, fund our expansion, respond to competitive pressures or take advantage of business opportunities would be significantly limited, and we may need to restrict our operations significantly.

If any of our central kitchens were to close for any reason, we will be unable to supply our cafes in that geographic market and our business will suffer.

  Our central kitchens produce or distribute substantially all of our food products for the cafes and wholesale accounts in their geographic regions, as well as all of the box lunches and catered platters in each region. If any of our central kitchens were to close for any reason, such as fire, natural disaster or failure to comply with government regulations, we would be unable to provide our food products in the areas served by the affected central kitchen. Our four existing central kitchens are geographically dispersed and none could supply another market if a central kitchen were to close. Any closure of a central kitchen, even for a short period of time, would have a material adverse effect on our operating results.

The loss of one of our major wholesale customers could negatively impact our results.

  For the fiscal year ended December 31, 2000, approximately 14.4% of our revenue resulted from wholesale and other sales. Our wholesale and other sales are made to a relatively small number of companies, including, for example, Quality Food Centers, Inc., a regional grocery store chain, and Tully's Coffee Corporation, a specialty coffee retailer. Until Kozmo.com, Inc., an Internet-based consumer delivery service, ceased operations in April 2001, it was also a wholesale customer which accounted for 1.8% of our total sales in 2000. We cannot assure you that the remainder of our major wholesale customers will continue to maintain wholesale accounts or that they will successfully maintain or expand their product offerings. Furthermore, we cannot assure you that our major wholesale customers will not exit our existing markets. The loss of any of our other major wholesale customers could harm our business.

We are substantially dependent on third-party suppliers and distributors and the loss of any one of them could harm our operating results.

  We are substantially dependent on a small number of suppliers and distributors for our products, including suppliers of meat, breads and soups, and Marriott Distribution Services, a distributor owned by Marriott International, which procures from our suppliers and delivers to us approximately 40% of our ingredients and packaging products. LaBrea Bakery, a national supplier of artisan bread, provides approximately 16.5% of our bread purchases in our existing markets. Any failure or delay by any of these suppliers or distributors to deliver products to our central kitchens, even for a short period of time, would impair our ability to supply our cafes and could harm our business. We have limited control over these third parties, and we cannot assure you that we will be able to maintain satisfactory relationships with any of them on acceptable commercial terms. Nor can we assure you that they will continue to provide food products that meet our quality standards. Our relationships with our suppliers are generally governed by short-term contracts and our relationship with Marriott is not governed by a written contract. If any of these relationships were to terminate unexpectedly, we may have difficulty obtaining adequate quantities of products of the same quality at competitive prices in a timely fashion, which could limit our product offerings or our ability to adequately supply our cafes and could adversely affect our operating results.

If we fail to further develop and maintain our brand, our business could suffer.

  We believe that maintaining and developing our brand is critical to our success and that the importance of brand recognition may increase as a result of competitors offering products similar to ours. We intend to increase our marketing expenditures to create and maintain brand loyalty and increase awareness of our brand. If our brand-building strategy is unsuccessful, these expenses may never be recovered, and we may be unable to increase or maintain our revenues.

  Our success in promoting and enhancing the BRIAZZ brand will also depend on our ability to provide customers with high-quality products and customer service. We cannot assure you that consumers will perceive our products as being of high quality. If they do not, the value of our brand may be diminished and, consequently, our ability to implement our business strategy may be adversely affected.

If our customers do not perceive pre-packaged sandwiches and salads as fresh and desirable, or if they would prefer made-to-order food items, our operating results will suffer.

  Our business strategy focuses on pre-packaged food items. All of our salads and most of our sandwiches are prepared and assembled in our central kitchens and sold as pre-packaged items. Unlike delicatessens, our cafes generally do not add or omit specific ingredients to or from food items at the customer's request. If customers prefer custom prepared items over pre-packaged items, or if they do not perceive pre-packaged sandwiches and salads as fresh and desirable, we may be unsuccessful in attracting and retaining customers, causing our operating results to suffer.

Our business could be harmed by litigation or publicity concerning food quality, health and other issues, which may cause customers to avoid our products and result in liabilities.

  Our business could be harmed by litigation or complaints from customers or government authorities relating to food quality, illness, injury or other health concerns or operating issues. Because we prepare most of our food products for each geographic market in a central kitchen, health concerns surrounding our food products, if raised, may adversely affect sales in all of our cafes in that market. Adverse publicity about such allegations may negatively affect our business, regardless of whether the allegations are true, by discouraging customers from buying our products. Because we emphasize the freshness and quality of our products, adverse publicity relating to food quality or similar concerns may affect us more than it would food service businesses that compete primarily on other factors. Such adverse publicity could damage our reputation and divert the attention of our management from other business concerns. We could also incur significant liabilities if a lawsuit or claim resulted in an adverse decision or in a settlement payment, and incur substantial litigation costs regardless of the outcome of such litigation.

Our quarterly operating results may fluctuate and could fall below expectations of securities analysts and investors, resulting in a decline in our stock price following this offering.

  Our quarterly and yearly operating results have varied in the past, and we believe that our operating results will continue to vary in the future. For this reason, you should not rely on our operating results as indications of future performance. In future periods, our operating results may fall below the expectations of securities analysts and investors, causing the trading price of our common stock to fall. In addition, most of our expenses, such as employee compensation and lease payments for facilities and equipment, are relatively fixed. Our expense levels are based, in part, on our expectations regarding future sales. As a result, any shortfall in sales relative to our expectations may cause significant decreases in our operating results from quarter to quarter, cause us to fail to meet the expectations of securities analysts and investors and result in a decline in our stock price.

Our cafes are currently located in four geographic markets. As a result, we are highly vulnerable to negative occurrences in those markets.

  We currently operate our cafes in Seattle, San Francisco, Chicago and Los Angeles. As a result, we are susceptible to adverse trends and economic conditions in these markets. In addition, given our geographic concentration, negative publicity regarding any of our cafes, or other regional occurrences such as local strikes, earthquakes or other natural disasters, in these markets may have a material adverse effect on our business and operations.

  In addition, California and Washington State, where three of our central kitchens are located, are currently experiencing an energy crisis. As a result, energy costs in these states, including natural gas and electricity, may rise significantly over the next several months relative to the rest of the United States. Because the majority of our cafes and central kitchens are located in these states, our operating expenses, which were 118.2% of our sales during the fiscal year ended December 31, 2000, will increase if this trend continues. If we cannot pass along these costs to our customers, our margins will suffer.

Our food preparation and presentation methods are not proprietary, and therefore competitors may be able to copy them, which may harm our business.

  We consider our food preparation and presentation methods, including our food product packaging, box lunch packaging and design of the interior of our cafes, essential to the appeal of our products and brand. Although we consider our packaging and store design to be essential to our brand identity, we have not applied to register all trademarks or trade dress in connection with these features, and therefore cannot rely on the legal protections provided by trademark registration. Because we do not hold any patents for our preparation methods, it may be difficult for us to prevent competitors from copying our methods. If our competitors copy our preparation and presentation methods, the value of our brand may be diminished and our market share may decrease. In addition, competitors may be able to develop food preparation and presentation methods that are more appealing to consumers than our methods, which may also harm our business.

We may be unsuccessful in developing new product lines or new distribution channels for our products, which may harm our business.

  We frequently review and evaluate new product lines and new distribution channels for our products. We may, however, be unable to successfully implement any new product lines or distribution channels after having dedicated considerable management time and financial resources to them. In the past, we distributed our products through Safeway, Ralph's and Dominick's grocery stores. We also developed a line of dinner foods for home meal replacement that was tested through one of our Seattle cafes. These attempts were unsuccessful and have been discontinued. Inability to successfully develop new product lines or new distribution channels in the future could slow our growth and divert management's attention from other areas of our business.

We depend on the expertise of key personnel. If any of these individuals were to leave, our business may suffer.

  We are dependent to a large degree on the services of Victor D. Alhadeff, our Chairman of the Board and Chief Executive Officer, and C. William Vivian, our President and Chief Operating Officer and a director. Our operations may suffer if we were to lose the services of either of these individuals, either of whom could leave BRIAZZ at any time. In addition, competition for qualified management in our industry is intense. Many of the companies with which we compete for experienced management personnel have greater financial and other resources than we do.

Three of our customers account for a significant portion of our accounts receivable balance. The failure of any of these customers to pay its account may harm our operating results.

  Three of our customers accounted for an aggregate of approximately 59% of our accounts receivable balance as of December 31, 2000. Quality Food Centers, Inc. accounted for 27%, Safeway Inc. accounted for 20% and Tully's Coffee Corporation accounted for 12% of this balance. We anticipate that we will continue to extend credit to Quality Food Centers, Tully's and other customers. We no longer distribute products through Safeway. The failure of any one of these customers to pay its account, now or in the future, may harm our operating results.

                         Risks Relating to Our Industry

Our operations are susceptible to changes in food and supply costs, which could adversely affect our margins.

  Our profitability depends, in part, on our ability to anticipate and react to changes in food and supply costs. Our purchasing staff negotiates prices for all of our ingredients and supplies based upon current market prices. Various factors beyond our control, including, for example, governmental regulations, rising energy costs and adverse weather conditions, may cause our food and supply costs to increase. We cannot assure you that we will be able to anticipate and react to changing food and supply costs by adjusting our purchasing practices. Any failure to do so may adversely affect our operating results.

If we face increased labor costs or labor shortages, our growth and operating results may be adversely affected.

  Labor is a primary component in the cost of operating our business. As of December 31, 2000, we employed 94 salaried and 482 hourly employees. We expend significant resources in recruiting and training our managers and employees. Employee turnover for fiscal 2000 was approximately 147% for hourly employees and 54% for salaried employees. If we face increased labor costs because of increases in competition for employees, the federal minimum wage or employee benefits costs (including costs associated with health insurance coverage), or unionization of our employees, our operating expenses will likely increase and our growth may be adversely affected. In addition, any increases in employee turnover rates are likely to lead to additional recruiting and training costs.

  Our success depends upon our ability to attract, motivate and retain a sufficient number of qualified employees, including cafe managers and kitchen staff, to keep pace with our growth strategy. Qualified persons to fill these positions are in short supply in the markets in which we operate. Any inability to recruit and retain sufficient numbers of employees may delay or prevent the anticipated openings of new cafes or central kitchens.

Competition in our markets may result in price reductions, reduced margins or the inability to achieve market acceptance for our products.

  The market for lunch and breakfast foods in the geographic markets where we operate is intensely competitive and constantly changing. We may be unable to compete successfully against our current and future competitors, which may result in pricing reductions, reduced margins and the inability to achieve market acceptance for our products.

  Many businesses provide services similar to ours. Our competitors include sandwich shops, company cafeterias, delicatessens, pushcart vendors, fast food chains and catering companies. Pret a Manger has successfully executed a concept similar to ours in Great Britain and has recently opened two stores in New York City. In addition, Pret a Manger recently announced that it has received a significant equity investment from McDonald's Corporation. Pret a Manger may expand its operations to markets in which we operate or expect to enter and it may serve as a model for other competitors to enter into markets in which we operate or expect to enter. Many of our competitors have significantly more capital, research and development, manufacturing, distribution, marketing, human and other resources than we do. As a result, they may be able to adapt more quickly to market trends, devote greater resources to the promotion or sale of their products, receive greater support and better pricing terms from independent distributors, initiate or withstand substantial price competition, or take advantage of acquisition or other opportunities more readily than we can.

We may be subject to product liability claims, which may adversely affect our operations.

  We may be held liable or incur costs to settle liability claims if any of the food products we prepare or sell cause injury or are found unsuitable during preparation, sale or use. Although we currently maintain product liability insurance, we cannot assure you that this insurance is adequate, and, at any time, it is possible that such insurance coverage may cease to be available on commercially reasonable terms, or at all. A product liability claim could result in liability to us greater than our total assets or insurance coverage. Moreover, product liability claims could have an adverse impact on our business even if we have adequate insurance coverage.

Changes in consumer preferences or discretionary consumer spending could negatively impact our results.

  Our success depends, in part, upon the popularity of our food products and our ability to develop new menu items that appeal to consumers. Shifts in consumer preferences away from our cafes or away from our cuisine, our inability to develop new menu items that appeal to consumers, or changes in our menu that eliminate items popular with some consumers could harm our business. Also, our success depends to a significant extent on numerous factors affecting discretionary consumer spending, including economic conditions, disposable consumer income and consumer confidence. Adverse changes in these factors could reduce customer traffic or impose practical limits on pricing, either of which could harm our business.

Inability to obtain regulatory approvals, or to comply with ongoing and changing regulatory requirements, for our central kitchens or cafes could restrict our business and operations.

  Our central kitchens and our cafes are subject to various local, state and federal governmental regulations, standards and other requirements for food storage, preparation facilities, food handling procedures, other good manufacturing practices requirements and product labeling. We are also subject to license and permit requirements relating to health and safety, building and land use and environmental protection. If we encounter difficulties in obtaining any necessary licenses or permits or complying with these ongoing and changing regulatory requirements:

  .  the opening of new cafes or central kitchens could be delayed;

  . existing cafes or central kitchens could be closed temporarily or permanently; or

  .  our product offerings could be limited.

  The occurrence of any of these problems could harm our operating results.

  Based on the nature of our existing operations, continuous inspection is required by the U.S. Department of Agriculture at our Seattle central kitchen. A USDA inspector visits our Seattle central kitchen on a daily basis and all regulated product is inspected and passed by the USDA, as reflected by the USDA mark of inspection. Loss of this USDA approval without replacing supplies from USDA-approved facilities would reduce the types of food products that could be sold to our wholesale accounts, which could adversely affect our operating results.

               Risks Relating to this Offering or Our Securities

Our management has broad discretion as to the use of the net proceeds from this offering.

  Our management has broad discretion as to the use of the net proceeds that we will receive from this offering. We cannot assure you that management will apply these funds effectively, nor can we assure you that the net proceeds from this offering will be invested in a manner yielding a favorable return.

Our directors, executive officers and significant shareholders will continue to hold a substantial portion of our stock after this offering, which may lead to conflicts with other shareholders over corporate governance.

  Following the completion of this offering, our directors, executive officers and current holders of 5% or more of our outstanding common stock will beneficially own approximately 42.72% of our outstanding common stock, including warrants and stock options exercisable within 60 days after April 18, 2001. Victor D. Alhadeff will beneficially own approximately 13.67% of our outstanding common stock after this offering. These shareholders, acting together, and Mr. Alhadeff, acting alone, will be able to significantly influence all matters requiring shareholder approval, including the election of directors and significant corporate transactions, such as mergers or other business combinations. This control may delay, deter or prevent a third party from acquiring or merging with us, which in turn could reduce the market price of our common stock.

Our stock price may be volatile because of factors beyond our control, and you may lose all or a part of your investment.

  Our shares have not previously been publicly traded. Following this offering, the market price of our common stock may experience a substantial decline. In addition, the market price of our common stock may fluctuate significantly in response to a number of factors, most of which are beyond our control, including:

  . changes in securities analysts' recommendations or estimates of our financial performance;

  .  changes in market valuations of similar companies; and

  . announcements by us or our competitors of significant contracts, new products, acquisitions, commercial relationships, joint ventures or capital commitments.

  In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. A securities class action lawsuit against us, regardless of its merit, could result in substantial costs and divert the attention of our management from other business concerns, which in turn could have a materially adverse impact on our financial results.

This offering is relatively small in size, which could adversely affect the market price or trading volume of our common stock.

  An active public market for our common stock may not develop or be sustained after this offering. We are offering only 2,000,000 shares (2,300,000 shares if the underwriter's over-allotment option is exercised) and this offering is led by only one underwriter. These factors may prevent us from obtaining as much research coverage from market analysts after the offering as we might obtain for an offering of greater size or for one managed by several underwriters. The small size of the offering may adversely affect the trading volume of our common stock. As a result, you may be unable to sell your shares of common stock at or above the initial public offering price.

Our articles of incorporation, bylaws and the Washington Business Corporation Act contain anti-takeover provisions which could discourage or prevent a takeover, even if an acquisition would be beneficial to our shareholders.

  Provisions of our amended and restated articles of incorporation and bylaws could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders. These provisions include:

  . authorizing the issuance of "blank check" preferred stock that could be issued by our board of directors, without shareholder approval, to increase the number of outstanding shares or change the balance of voting control and thwart a takeover attempt;

  . prohibiting cumulative voting in the election of directors, which would otherwise allow less than a majority of shareholders to elect directors;

  . limiting the ability of shareholders to call special meetings of shareholders; and

  . prohibiting shareholder action by written consent and requiring all shareholder actions to be taken at a meeting of our shareholders.

  In addition, Chapter 23B.19 of the Washington Business Corporation Act and the terms of our stock option plan may discourage, delay or prevent a change in control which you may favor.

There may be sales of substantial amounts of our common stock after this offering, which could cause our stock price to fall.

  Our current shareholders hold a substantial number of shares, which they will be able to sell in the public market in the near future. After this offering, 5,820,966 shares of common stock will be outstanding, excluding exercises of options or warrants after April 18, 2001. All of the shares sold in this offering will be freely tradable, except for shares purchased by holders subject to lock-up agreements or our registration rights agreement or by any of our existing "affiliates," as that term is defined in Rule 144 under the Securities Act, which generally includes officers, directors or 10% shareholders. The remaining shares of common stock outstanding after this offering will be restricted as a result of securities laws, our registration rights agreement or lock-up agreements with WR Hambrecht+Co that restrict holders' ability to transfer their stock for 180 days after the date of this prospectus. Of these shares, 84 will be available for sale in the public market as of the date of this prospectus; 3,738 will be available for sale in the public market 90 days after the date of this prospectus; 3,286,732 will be available for sale in the public market 180 days after the date of this prospectus; and 530,412 will be available for sale in the public market at various times thereafter. WR Hambrecht+Co may, however, waive the 180-day lock-up period at any time for any shareholder. Sales of a substantial number of shares of our common stock within a short period of time after this offering could cause our stock price to fall. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  This prospectus contains statements about our future results, levels of activity, performance goals, achievements and other future events that constitute forward-looking statements. In some cases, you can identify forward-looking statements by our use of words such as "may," "will," "could," "should," "project," "believe," "anticipate," "expect," "plan," "estimate," "forecast," "potential," "intend," "continue" or the negative or other variations of these words and other similar words. Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance, achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks, uncertainties and other factors include, among others, those discussed in more detail under the caption "Risk Factors" and elsewhere in this prospectus.

  Our forward-looking statements are based on our current expectations, intentions and beliefs as of the date of this prospectus. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements or other future events. You should not place undue reliance on our forward-looking statements.

                                USE OF PROCEEDS

  We estimate that we will receive net proceeds from this offering of approximately $13.9 million, or $16.2 million if the underwriter exercises its over-allotment option in full, based upon the initial public offering price of $8.00 per share and after deducting estimated underwriting discounts and commissions and offering expenses. The principal purposes of this offering are to obtain additional capital and to create a public market for our common stock. We expect to use the net proceeds from this offering as follows:

  . approximately $2.0 million to repay credit advances outstanding under our credit facility;

  . approximately $8.0 million to open new cafes and expand our distribution capabilities;

  . approximately $2.5 million to upgrade our information systems for point of sale, sales order entry and food manufacturing; and

  .  approximately $1.4 million for other capital expenditures.

  We will have significant discretion in the use of the net proceeds of this offering. Investors will be relying on the judgment of our management regarding the application of the proceeds of this offering. Pending use of the net proceeds as discussed above, we intend to invest these funds in short-term, interest-bearing, investment-grade securities.

  Our credit facility expires on April 15, 2002 and the advances thereunder bear interest, at our option, at the prime rate plus 0.75% or the London Interbank Offered Rate (LIBOR) rate plus 3.5%. As of March 31, 2001, the weighted interest rate of the advances to be repaid from proceeds of this offering was 9.39%.

                                DIVIDEND POLICY

  We have never declared or paid any dividends on our capital stock. We currently expect to retain any future earnings to fund the development and expansion of our business. Therefore, we do not anticipate paying cash dividends on our common stock in the foreseeable future.

                                 CAPITALIZATION

  The following table shows, as of December 31, 2000, our cash and cash equivalents, short-term debt, and capitalization (as adjusted to give effect to the one-for-six reverse stock split):

  .  on an actual basis;

  .  on a pro forma basis to reflect

    (1) the repurchase of an aggregate of 272 shares of our Series A and Series B preferred stock in January 2001;

    (2) the sale of 507,701 additional shares of Series C preferred stock in January and February 2001;

    (3) the issuance of 18,917 shares of Series C preferred stock in April 2001 to consultants for services to BRIAZZ; and

    (4) the conversion of all outstanding shares of our Series A, Series B and Series C preferred stock into an estimated 3,815,852 shares of common stock not later than the completion of this offering, based on the current conversion price for each series of preferred stock; and

  .  on a pro forma as adjusted basis to reflect

    (1) the sale of 2,000,000 shares of common stock in this offering at the initial public offering price of $8.00 per share, after deducting the estimated underwriting discounts and commissions and offering expenses; and

    (2) the repayment of a $2.0 million credit facility that is currently outstanding with a portion of our net proceeds from this offering.

                                                 As of December 31, 2000
                                              --------------------------------
                                               (In thousands, except share
                                                          data)
                                                                    Pro forma
                                               Actual   Pro forma  as adjusted
                                              --------  ---------  -----------
Cash and cash equivalents.................... $    555  $  3,601    $ 15,541
                                              ========  ========    ========


Short term debt:
Short term borrowings........................ $    160  $    160    $    --
Current maturities of long term debt.........      144       144         144
                                              --------  --------    --------
Total short term debt........................      304       304         144
Long term debt, excluding current
 maturities..................................    1,888     1,888          48
Mandatorily redeemable convertible preferred
 stock, without par value; 50,000,000
 authorized shares; issued and outstanding
 shares--3,126,060 actual, none pro forma and
 none pro forma as adjusted..................   53,609       --          --
                                              --------  --------    --------
Shareholders' equity (deficit):
 Common stock, without par value; 100,000,000
  authorized shares;
  issued and outstanding shares--920 actual,
  3,816,772 pro forma and 5,816,772 pro forma
  as adjusted................................    2,076     2,076       2,076
 Additional paid-in capital..................      --     56,691      70,631
 Deferred stock compensation.................   (1,060)   (1,060)     (1,060)
 Accumulated deficit.........................  (46,973)  (46,809)    (46,809)
                                              --------  --------    --------
  Total shareholders' equity (deficit).......  (45,957)   10,898      24,838
                                              --------  --------    --------
 Total capitalization........................ $  9,844  $ 13,090    $ 25,030
                                              ========  ========    ========

  The shares of common stock outstanding in the pro forma and pro forma as adjusted columns exclude:

  . 999,080 shares of common stock reserved for issuance under our stock option plan, of which 445,137 shares were subject to options outstanding as of December 31, 2000 at a weighted average exercise price of $5.67 per share;

  . 75,815 shares of common stock issuable upon the exercise of outstanding stock options granted outside our stock option plan as of December 31, 2000 at a weighted average exercise price of $30.12 per share;

  . 947,817 shares of common stock issuable upon the exercise of warrants to purchase Series C preferred stock outstanding as of December 31, 2000, which warrants will convert into warrants to purchase common stock with an exercise price of approximately $5.74 per share following the conversion of the Series C preferred stock; and

  . 200,000 shares of common stock reserved for issuance under our employee stock purchase plan.

                                    DILUTION

  Our pro forma net tangible book value as of December 31, 2000 was approximately $7.7 million, or $2.34 per share of common stock. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by 3,266,859, the number of shares of common stock treated as outstanding on a pro forma basis after giving effect to the conversion of our Series A, Series B and Series C preferred stock at the current conversion rates. After giving effect to the sale of the shares of common stock offered in this offering at the initial public offering price of $8.00 per share, net of offering expenses, our pro forma net tangible book value at December 31, 2000 would have been $21.6 million, or $4.10 per share of common stock. This represents an immediate increase in pro forma net tangible book value to existing shareholders of $1.76 per share and an immediate dilution of $3.90 per share to new investors. The following table illustrates the per share dilution:

   Initial public offering price per share......................         $8.00
   Pro forma net tangible book value per share as of December
    31, 2000.................................................... $  2.34
   Increase attributable to the sale of shares offered hereby...    1.76
                                                                 -------
   Pro forma net tangible book value after this offering........          4.10
                                                                         -----
   Dilution in the net tangible book value to new investors.....         $3.90
                                                                         =====

  The following table summarizes on a pro forma basis, after giving effect to the conversion of our Series A, Series B and Series C preferred stock, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing shareholders and by new investors, in each case based upon the number of shares of common stock and Series A, Series B and Series C preferred stock outstanding as of December 31, 2000.

                                                                         Average
                                   Shares Purchased  Total Consideration  Price
                                   ----------------- -------------------   per
                                    Number   Percent   Amount    Percent  Share
                                   --------- ------- ----------- ------- -------
   Existing Shareholders.......... 3,266,859  62.0%  $44,942,571  73.7%  $13.76
   New Investors.................. 2,000,000  38.0    16,000,000  26.3     8.00
                                   ---------  ----   -----------  ----   ------
     Total........................ 5,266,859   100%  $60,942,571   100%  $11.57
                                   =========  ====   ===========  ====   ======

  The number of shares held by existing shareholders will be 3,266,859, or approximately 62.0% of the total number of shares of common stock outstanding and excluding all issuances and repurchases of stock after December 31, 2000, and the number of shares held by new investors will be 2,000,000, or approximately 38.0% of the total number of shares of common stock outstanding after this offering and excluding all issuances and repurchases of stock after December 31, 2000.

  If the underwriter's over-allotment option is exercised in full, the number of shares of common stock held by existing shareholders will be reduced to 58.7% of the total number of shares of common stock to be outstanding after this offering and excluding all issuances and repurchases of stock after December 31, 2000 and the number of shares of common stock held by new investors will increase to 2,300,000 shares, or 41.3% of the total number of shares of common stock to be outstanding immediately after this offering and excluding all issuances and repurchases of stock after December 31, 2000.

  The foregoing discussions and tables assume no exercise of any outstanding stock options or warrants after December 31, 2000. As of December 31, 2000, there were options outstanding to purchase 445,137 shares of common stock under our stock option plan at a weighted average exercise price of $5.67 per share and options outstanding to purchase 75,815 shares of common stock outside our stock option plan at a weighted average exercise price of $30.12 per share. As of December 31, 2000, 947,817 shares of common stock were issuable upon exercise of warrants to purchase Series C preferred stock, which warrants will convert into warrants to purchase common stock with an exercise price of approximately $5.74 per share following the conversion of the Series C preferred stock.

                            SELECTED FINANCIAL DATA

  The following table shows selected financial data for our last five fiscal years. The selected statement of operations data for each of the three fiscal years ended December 31, 2000, December 26, 1999, and December 27, 1998 and the selected balance sheet data at December 31, 2000 and December 26, 1999 are derived from our audited financial statements included elsewhere in this prospectus. The selected statement of operations data for each of the two fiscal years ended December 28, 1997 and December 29, 1996 and the selected balance sheet data at December 27, 1998, December 28, 1997 and December 29, 1996 are derived from our audited financial statements not included in this prospectus.

  The following selected financial data should be read in conjunction with our financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The following table assumes the effectiveness of the one-for-six reverse stock split we effected on April 2, 2001, but excludes all share issuances, repurchases and warrant and option exercises after December 31, 2000. The pro forma number of shares used in the calculation of pro forma basic and diluted net loss per share reflects the conversion of all outstanding shares of preferred stock into common stock at the current conversion rates.

                                              Fiscal Year
                          --------------------------------------------------------
                            1996       1997        1998        1999        2000
                          --------  ----------  ----------  ----------  ----------
                            (In thousands, except per share and share data)
Statement of Operations
 Data
Sales:
Retail..................  $  2,835  $    6,000  $   14,706  $   23,023  $   28,855
Wholesale and other.....       --          504         659       2,575       4,837
                          --------  ----------  ----------  ----------  ----------
 Total sales............     2,835       6,504      15,365      25,598      33,692
Operating expenses:
Cost of food and packag-
 ing....................     1,261       3,079       6,979      11,520      13,597
Occupancy...............       264         916       2,393       3,602       3,818
Labor...................     1,055       2,866       6,690       9,506      11,105
Depreciation and
 amortization...........       226         625       1,785       2,628       2,657
Other operating.........       554       1,135       2,501       2,419       2,002
General and
 administrative.........       822       3,404       6,492       6,033       6,581
Provision for asset
 impairment and store
 closure................       --          --        1,169         779          63
                          --------  ----------  ----------  ----------  ----------
 Total operating ex-
  penses................     4,182      12,025      28,009      36,487      39,823
                          --------  ----------  ----------  ----------  ----------
Loss from operations....    (1,347)     (5,521)    (12,644)    (10,889)     (6,131)
Other (expense) income..        39         449         193      (4,492)       (156)
                          --------  ----------  ----------  ----------  ----------
Net loss................  $ (1,308) $   (5,072) $  (12,451) $  (15,381) $   (6,287)
                          ========  ==========  ==========  ==========  ==========
Preferred stock accre-
 tion...................       116       1,068       1,951       2,421       3,319
                          --------  ----------  ----------  ----------  ----------
Net loss attributable to
 common shareholders....    (1,424)     (6,140)    (14,402)    (17,802)     (9,606)
                          ========  ==========  ==========  ==========  ==========
Basic and diluted net
 loss per share.........  $(423.89) $(1,819.26) $(4,264.87) $(5,148.14) $(2,455.68)
                          ========  ==========  ==========  ==========  ==========
Statement of Operations
 Data
Weighted-average shares
 used in computing basic
 and diluted net loss
 per share..............     3,360       3,375       3,377       3,458       3,912
                          ========  ==========  ==========  ==========  ==========
Pro forma basic and di-
 luted net loss per
 share (unaudited)......                                                $    (1.96)
                                                                        ==========
Weighted-average shares
 used in computing pro
 forma basic and diluted
 net loss per share (un-
 audited)...............                                                 3,205,344
                                                                        ==========
Other Financial Data:
EBITDA(1)...............  $ (1,044) $   (4,306) $  (10,459) $   (8,153) $   (3,413)
                          --------  ----------  ----------  ----------  ----------
Cash provided by (used
 in):
 Operating activities...      (816)     (3,112)     (8,309)     (8,438)     (2,233)
 Investing activities...    (1,800)     (5,727)    (10,956)     (1,591)       (772)
 Financing activities...  $  8,888  $   18,666  $    5,227  $    9,974  $    1,407
                                            Fiscal Year End
                          --------------------------------------------------------
                            1996       1997        1998        1999        2000
                          --------  ----------  ----------  ----------  ----------
                                             (In thousands)
Balance Sheet Data:
Cash and cash
 equivalents............  $  6,419  $   16,246  $    2,208  $    2,153  $      555
Working capital.........     5,852      13,948      (5,554)     (2,414)     (2,620)
Total assets............     9,494      25,301      19,958      17,676      14,409
Current liabilities.....       912       2,956       9,507       5,955       4,869
Long-term liabilities...       210         317         474         213       1,888
Mandatorily redeemable
 convertible preferred
 stock..................     8,531      28,197      30,148      48,025      53,609
Total shareholders'
 deficit................  $   (159) $   (6,169) $  (20,171) $  (36,517) $  (45,957)

-------
(1) EBITDA represents earnings before interest expense, income taxes, and depreciation and amortization. EBITDA data is included because management understands that such information is considered by certain investors as an additional basis on which to evaluate a company's ability to pay interest, repay debt and make capital expenditures. Because all companies do not calculate EBITDA identically, the presentation of EBITDA in this prospectus is not necessarily comparable to similarly entitled measures of other companies. EBITDA is not intended to represent, and should not be considered more meaningful than, or an alternative to, measures of operating performance as determined in accordance with generally accepted accounting principles.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  You should read the following discussion and analysis in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. Except for historical information, the discussion in this prospectus contains forward-looking statements that involve risks and uncertainties. The principal factors that may cause or contribute to differences in our actual results are discussed in the section titled "Risk Factors."

Company Overview

  BRIAZZ prepares and sells high-quality, branded lunch and breakfast foods for the "on-the-go" consumer. We sell our products primarily through our company-operated cafes, through delivery of box lunches and catered platters directly to corporate customers and through selected wholesale accounts. Our core products are sandwiches, salads and soups, which are complemented by a variety of fresh baked goods, premium juices, Starbucks coffees and fresh fruit.

  We currently operate 40 cafes in Seattle, San Francisco, Chicago and Los Angeles. In 1995, we opened our first cafe in Seattle. We expanded our operations into San Francisco in 1996, Chicago in 1997 and Los Angeles in 1998. Our growth strategy is to open new cafes in our existing markets and, when appropriate, enter into new markets by concurrently opening a central kitchen and at least four to six cafes and initiating delivery of box lunch and catering services.

  During fiscal 2000 we granted stock options to employees and directors at exercise prices deemed to be below the fair value of the underlying stock on the date of grant. During fiscal 2000, we recorded aggregate deferred compensation of approximately $1.2 million, of which $122,000 was expensed in 2000. While this expense increased our net loss, it had no impact on cash flows. The remaining $1.1 million as of December 31, 2000 will be expensed in future periods, generally over a four-year vesting period, with approximately $296,000 being expensed in 2001.

  Between January 1, 2001 and March 20, 2001, we granted options that will result in additional deferred compensation of $174,000, which will be expensed ratably over the vesting period, generally a four-year period, or approximately $44,000 in 2001.

Geographic Markets

  We currently operate in four markets: Seattle, San Francisco, Chicago and Los Angeles. Each market is supported by its own central kitchen. We have presented our sales results here by geographic market to help you understand our business, but we do not operate our business in geographic segments. Our business is segmented by retail sales, which include sales from cafes, box lunches and catering platters, and wholesale and other sales, which include sales from wholesale, grocery and other accounts.

  Below is a comparison of sales in each market for fiscal years 1998, 1999 and 2000. Market pre-tax profit (loss) consists of all sales less all expenses related to each market other than corporate general and administrative expense. Sales include sales from cafes, box lunches, catering platters, wholesale, grocery and other accounts. Expenses for each market consist of occupancy expense, labor expense, general and administrative expense, other operating expense, depreciation and amortization and provision for asset impairment and store closure. Each of these items are described in more detail in "Results of Operations." Depreciation and amortization related to corporate assets is included in corporate general and administrative expense.

                               Geographic Markets

                                                           Fiscal Year
                                                    ---------------------------
                                                      1998      1999     2000
                                                    --------  --------  -------
                                                      (in thousands, except
                                                          cafe numbers)
Seattle
 Sales:
 Retail...........................................  $  6,808  $  7,986  $ 9,010
 Wholesale and other..............................       556     2,065    3,512
                                                    --------  --------  -------
  Total sales.....................................     7,364    10,051   12,522
 Cost of food and packaging:
 Retail...........................................     3,030     3,439    3,481
 Wholesale and other..............................       311     1,243    1,843
                                                    --------  --------  -------
  Total cost of food and packaging................     3,341     4,682    5,324
 Pre-tax profit (loss)............................  $ (1,567) $ (1,121)     550
 Cafes............................................        10        11       11

San Francisco
 Sales:
 Retail...........................................  $  4,902  $  8,710  $10,657
 Wholesale and other..............................        85       122      666
                                                    --------  --------  -------
  Total sales.....................................     4,987     8,832   11,323
 Cost of food and packaging:
 Retail...........................................     2,123     3,533    3,899
 Wholesale and other..............................        39        72      341
                                                    --------  --------  -------
  Total cost of food and packaging................     2,162     3,605    4,240
 Pre-tax profit (loss)............................  $ (1,392) $   (402)   1,029
 Cafes............................................        12        11       11

Chicago
 Sales:
 Retail...........................................  $  2,617  $  4,226  $ 5,257
 Wholesale and other..............................       --         92      267
                                                    --------  --------  -------
  Total sales.....................................     2,617     4,318    5,524
 Cost of food and packaging:
 Retail...........................................     1,255     2,060    2,169
 Wholesale and other..............................       --         38      134
                                                    --------  --------  -------
  Total cost of food and packaging................     1,255     2,098    2,303
 Pre-tax profit (loss)............................  $ (2,201) $ (1,733)  (1,114)
 Cafes............................................         9         9        9

Los Angeles
 Sales:
 Retail...........................................  $    379  $  2,101  $ 3,931
 Wholesale and other..............................        18       296      392
                                                    --------  --------  -------
  Total sales.....................................       397     2,397    4,323
 Cost of food and packaging:
 Retail...........................................       212       946    1,554
 Wholesale and other..............................         9       189      176
                                                    --------  --------  -------
  Total cost of food and packaging................       221     1,135    1,730
 Pre-tax profit (loss)............................  $   (720) $ (1,344)    (592)
 Cafes............................................         5         5        7

All markets
 Sales:
 Retail...........................................  $ 14,706  $ 23,023  $28,855
 Wholesale and other..............................       659     2,575    4,837
                                                    --------  --------  -------
  Total sales.....................................    15,365    25,598   33,692
 Cost of food and packaging:
 Retail...........................................     6,620     9,978   11,103
 Wholesale and other..............................       359     1,542    2,494
                                                    --------  --------  -------
  Total cost of food and packaging................     6,979    11,520   13,597

 Pre-tax profit (loss)............................  $ (5,880) $ (4,600) $  (127)

 Corporate general and administrative.............    (6,764)   (6,289)  (6,004)
                                                    --------  --------  -------
 Loss from operations.............................  $(12,644) $(10,889) $(6,131)
                                                    --------  --------  -------

 Total cafes......................................        36        36       38

Results of Operations

  The following discussion of our results of operations should be read in conjunction with "Selected Financial Data," the consolidated financial statements and accompanying notes and the other financial data included elsewhere in this prospectus. Our fiscal year ends on the last Sunday in December and is based on a 52- or 53-week fiscal year.

                                                            Fiscal Year
                                                         ---------------------
                                                         1998    1999    2000
                                                         -----   -----   -----
                                                         (As a percentage
                                                         of sales, except
                                                             number of
                                                          locations data)
Statement of Operations Data
Sales:
  Retail................................................  95.7%   89.9%   85.6%
  Wholesale and other...................................   4.3    10.1    14.4
                                                         -----   -----   -----
    Total sales......................................... 100.0   100.0   100.0


Operating expenses:
Cost of food and packaging..............................  45.4    45.0    40.4
Occupancy...............................................  15.6    14.1    11.3
Labor...................................................  43.5    37.1    33.0
Depreciation and amortization...........................  11.6    10.3     7.9
Other operating.........................................  16.3     9.4     5.9
General and administrative..............................  42.3    23.6    19.5
Provision for asset impairment and store closure........   7.6     3.0     0.2
                                                         -----   -----   -----
    Total operating expenses............................ 182.3   142.5   118.2
                                                         -----   -----   -----

Loss from operations.................................... (82.3)  (42.5)  (18.2)
Other (expense) income..................................   1.3   (17.6)   (0.5)
                                                         -----   -----   -----
Net loss................................................ (81.0%) (60.1%) (18.7%)
                                                         =====   =====   =====

Selected Operations Data
Number of locations at period end:
  Central kitchens......................................     4       4       4
  Cafes.................................................    36      36      38

Year Ended December 31, 2000 Compared with Year Ended December 26, 1999

 Sales

  Total sales increased by $8.1 million, or 31.6%, from $25.6 million to $33.7 million.

  Retail sales increased by $5.8 million, or 25.2%, from $23.0 million to $28.9 million. Of this increase, $1.0 million was attributable to the three new cafes opened in Los Angeles in late 1999 and 2000. The remainder of this increase was primarily due to our new food introduction program, in which we update our product offerings approximately every six to eight weeks, and our new inventory system, which captured same-store sales growth by allowing us to manage the availability of items for sale in our cafes in a more efficient manner. In April 2000, we provided some Charles Schwab Inc. offices with box lunches and catered platters on a daily basis. In addition, as our brand awareness has matured in each geographic region, we have been able to grow our box lunch and catering sales. Same-store sales increased by $2.5 million, or 13.7%, from $18.3 million to $20.8 million. Same-store sales consist only of sales from cafes, and do not include sales from box lunches or catered meals. The increase in same-store sales was primarily due to our new food introduction program and our new inventory system.

  Wholesale and other sales increased by $2.3 million, or 88.5%, from $2.6 million to $4.8 million. This increase was primarily attributable to new relationships with three customers. In 1999 we entered into a wholesale account relationship with Kozmo.com, an Internet-based consumer delivery service which ceased operations in April 2001. Kozmo.com accounted for 12.6% of wholesale and other sales in 2000. Charles

Schwab Inc. became a wholesale customer in May 2000. In June 2000, we began providing Tully's Coffee with food products for selected retail cafes located in Seattle and San Francisco. We do not expect the closing of Kozmo.com to have a material adverse impact on wholesale and other sales in the future.

 Operating Expenses

  Operating expenses consist of costs of food and packaging, occupancy, labor, depreciation and amortization, other operating, general and administrative and provision for asset impairment and store closure. Total operating expenses increased $3.3 million, or 9.0%, from $36.5 million to $39.8 million. As a percentage of sales, our operating expenses decreased from 142.5% to 118.2%. This decrease was primarily due to increased sales. We expect operating expenses to continue to increase as energy costs in three of the four geographic markets in which we operate our cafes and central kitchens continue to increase.

  Cost of food and packaging increased by $2.1 million, or 18.3%, from $11.5 million to $13.6 million. Cost of food and packaging decreased as a percentage of sales from 45.0% to 40.4%.

  Cost of food and packaging for retail sales increased by $1.1 million, or 11.3%, from $10.0 million to $11.1 million. This increase was primarily due to increased retail sales. In addition, we implemented a just-in-time inventory and order guide that helped us to reduce waste.

  Cost of food and packaging for wholesale and other sales increased by $1.0 million, or 66.7%, from $1.5 million to $2.5 million. This increase was primarily due to increased wholesale and other sales.

  Cost of food and packaging as a percentage of total sales for each of retail sales and wholesale and other sales decreased primarily due to implementation of a new purchasing process, which improved our ability to source low cost ingredients. As part of the new purchasing process, we entered into a relationship with Marriott Distribution Services, under which they procure and deliver to our central kitchens approximately 40% of our ingredients and packaging products.

  Occupancy expense consists of costs related to the leasing of retail space for our cafes and our central kitchens. Occupancy expense increased by $0.2 million, or 5.6%, from $3.6 million to $3.8 million. This increase was primarily due to the opening of three additional cafes. As a percentage of sales, occupancy expense decreased from 14.1% to 11.3%, primarily due to increased sales. Our rents are fixed or variable determined as a percentage of sales, or a combination of both. In April 2001 we issued Series C preferred stock with a value of approximately $0.2 million to a consultant for services rendered in connection with leasing activities, which will be recognized over the lease terms of generally five to seven years.

  Labor expense consists of wages and salaries paid to employees. Labor expense increased by $1.6 million, or 16.8%, from $9.5 million to $11.1 million. This increase was primarily due to the opening of three additional cafes and the amortization of deferred compensation of $0.08 million relating to option grants to employees with exercise prices below the deemed fair market value. As a percentage of sales, labor expense decreased from 37.1% to 33.0%. This decrease was due to an increase in sales. This decrease was also due to the introduction of a software program to enable us to more efficiently schedule personnel, both in the central kitchens as well as our cafes.

  Depreciation and amortization consists of the periodic expensing of leasehold improvements, equipment and vehicles. Depreciation and amortization was unchanged. As a percentage of sales, depreciation and amortization decreased from 10.3% to 7.9%. This decrease was primarily due to increased sales.

  Other operating expense consists of direct operating, marketing, administrative, repair and maintenance and site termination expense. Other operating expense decreased by $0.4 million, or 16.7%, from $2.4 million to $2.0 million. As a percentage of sales, other operating expense decreased from 9.4% to 5.9%.

  General and administrative expense relates to the support functions performed by our corporate office, such as finance, human resources, marketing, food development and information systems. This expense primarily consists of salaries of our corporate executives, senior management and staff, and our corporate offices lease and related office expenses. General and administrative expense increased by $0.6 million, or 10%, from $6.0 million to $6.6 million, primarily due to wage and salary increases and the amortization of deferred compensation of $0.04 million relating to option grants to employees with exercise prices below deemed fair market value, offset by increased efficiencies at the corporate level. As a percentage of sales, general and administrative expense decreased from 23.6% to 19.5%, primarily due to increased sales. In April 2001 we issued Series C preferred stock with a value of approximately $28,000 to a consultant for services in connection with food development which will be recognized in the second quarter of 2001.

  Provision for asset impairment and store closure relates to the writedown of leasehold improvements at some cafe locations. Provision for asset impairment and store closure decreased by $0.7 million, or 87.5%, from $0.8 million to $0.1 million. Based on the facts surrounding an asset's impairment, we recorded either a loss in the amount of the remaining book value or of the excess of the remaining net book value over discounted projected cash flows.

 Other (Expense) Income

  Other (expense) income includes interest expense, interest and other income. Other (expense) income decreased as a net expense by $4.3 million, or 96.5%, from ($4.5) million to ($0.2) million. This net expense decrease was primarily related to noncash charges in 1999 related to the issuance of preferred stock as a conversion premium on senior debt of $3.0 million and noncash charges of $0.9 million due to the amortization of deferred debt issue costs related to the value of warrants issued with the 15% senior bridge notes and 10% subordinated convertible bridge notes. Prior to the conversion of the debt and the related interest to redeemable preferred stock in 1999, the debt accrued interest of $0.5 million during the year. No such debt was outstanding in 2000. As a percentage of sales, other (expense) income decreased as a net expense from 17.6% to 0.5%.

  During April 1999, we issued $3.0 million of 15% senior bridge notes and warrants. On August 31, 1999, the notes, together with accrued interest, converted into shares of Series C preferred stock. Additionally, senior note holders received 500,000 shares of Series C preferred stock as a conversion premium, the estimated fair value of which was $3.0 million and which has been recorded as a senior notes financing cost and is included in interest expense.

  During December 1998, we issued $4.9 million of 10% subordinated convertible bridge notes and warrants. On August 31, 1999, the notes, together with accrued interest, converted into shares of Series C preferred stock.

  Costs associated with the borrowings were amortized into interest expense over the life of the borrowing.

 Net Loss

  Net loss decreased by $9.1 million, or 59.1%, from $15.4 million to $6.3 million. This decrease was primarily due to an increase in total sales and a decrease in net expense from other (expense) income. As a percentage of sales, net loss decreased from 60.1% to 18.7%.

Year Ended December 26, 1999 Compared With Year Ended December 27, 1998

 Sales

  Total sales increased by $10.2 million, or 66.2%, from $15.4 million to $25.6 million.

  Retail sales increased by $8.3 million, or 56.5%, from $14.7 million to $23.0 million. This increase was primarily due to an increase in sales at existing cafes. Same-store sales increased by $1.1 million, or 9.6%, from $11.5 million to $12.6 million.

  Wholesale and other sales increased by $1.9 million, or 271.4%, from $0.7 million to $2.6 million. This increase was primarily due to the addition of a relationship with Quality Food Centers in Seattle to distribute our products in their grocery stores. We do not expect significant growth in sales to grocery stores in the future.

 Operating Expenses

  Total operating expenses increased by $8.5 million, or 30.3%, from $28.0 million to $36.5 million. This increase was primarily due to increased sales. As a percentage of sales, total operating expenses decreased from 182.3% to 142.5%. This decrease was primarily due to a reduction in general and administrative expense as well as a reduction in labor expense as a percentage of sales.

  Cost of food and packaging increased by $4.5 million, or 64.3%, from $7.0 million to $11.5 million. As a percentage of sales, cost of food and packaging decreased from 45.4% to 45.0%.

  Cost of food and packaging for retail sales increased by $3.4 million, or 51.5%, from $6.6 million to $10.0 million. This increase was primarily due to increased retail sales.

  Cost of food and packaging for wholesale and other sales increased by $1.1 million, or 275%, from $0.4 million to $1.5 million. This increase was primarily due to increased wholesale and other sales.

  Occupancy expense increased by $1.2 million, or 50%, from $2.4 million to $3.6 million. This increase was primarily due to increased sales and the increase in rents for cafes with leases on a percentage of sales basis. As a percentage of sales, occupancy expense decreased from 15.6% to 14.1%, primarily due to increased sales.

  Labor expense increased by $2.8 million, or 41.8%, from $6.7 million to $9.5 million. This increase was primarily due to the increased staffing needed to support the increase in sales. As a percentage of sales, labor expense decreased from 43.5% to 37.1%. This decrease was primarily due to increased efficiencies resulting from the implementation of new production methods in our central kitchens.

  Depreciation and amortization increased by $0.8 million, or 44.4%, from $1.8 million to $2.6 million. This increase was primarily due to increased capital expenditures for our expansion into Los Angeles. As a percentage of sales, depreciation and amortization decreased from 11.6% to 10.3%.

  Other operating expense decreased by $0.1 million, or 4.0%, from $2.5 million to $2.4 million. As a percentage of sales, other operating expense decreased from 16.3% to 9.4%.

  General and administrative expense decreased by $0.5 million, or 7.7%, from $6.5 million to $6.0 million. This decrease was due to a reduction in certain general and administrative functions such as real estate development and risk management offset by an increase in personnel to support our growth. As a percentage of sales, general and administrative expense decreased from 42.3% to 23.6%.

  Provision for asset impairment and store closure decreased by $0.4 million, or 33.3%, from $1.2 million to $0.8 million. Provision for asset impairment and store closure in both periods relates to the writedown of leasehold improvements. The decrease was primarily due to the write-off in 1998 of leasehold improvements for three cafes closed in 1999.

 Other (Expense) Income

  Other (expense) income decreased by $4.7 million, or 2,350%, from other income of $0.2 million to other expense of $4.5 million. This decrease was primarily related to noncash charges related to the issuance of preferred stock as a conversion premium on the senior debt of $3.0 million and noncash charges of $0.9 million due to the amortization of deferred debt issue costs related to the value of warrants issued with the 15% senior bridge notes and 10% subordinated convertible bridge notes. Prior to the conversion of the debt and the related interest to redeemable preferred stock in 1999, the debt accrued interest of $0.5 million during the year.

  Cash interest charges of $0.2 million were related to the interest on the line of credit and certain financing loans.

 Net Loss

  Net loss increased by $2.9 million, or 23.5%, from $12.5 million to $15.4 million, primarily due to an increase in net expense from other (expense) income. As a percentage of sales, net loss decreased from 81.0% to 60.1%, primarily due to increased sales.

Liquidity and Capital Resources

  Since inception we have financed our operations primarily through the issuance of capital stock and debt, and have raised cash of approximately $44.9 million from sales of mandatorily redeemable convertible preferred stock, convertible debt and common stock. In addition to funding capital expenditures, which have totaled approximately $21.8 million since inception, net cash provided by financing activities has funded our investments in business and market development and related operating losses. During the period from inception through December 31, 2000, we reported net losses of approximately $41.3 million. In the near term, operating losses may continue despite actions taken to reduce negative cash flow from operations.

  Net cash used in operating activities for the 1998, 1999 and 2000 fiscal years was $8.3 million, $8.4 million and $2.2 million, respectively. Net cash used in operating activities in each period resulted primarily from net loss before non-cash charges in addition to increases in accounts payable and accrued expenses.

  Net cash used in investing activities for the 1998, 1999, and 2000 fiscal years was approximately $11.0 million, $1.6 million and $0.8 million, respectively. Net cash used in investing activities resulted from capital additions primarily related to opening additional cafes and central kitchens.

  Net cash provided by financing activities for the 1998, 1999, and 2000 fiscal years was $5.2 million, $10.0 million and $1.4 million, respectively. Net cash provided by financing activities resulted primarily from the issuance of capital stock, which was partly offset by financing costs and scheduled principal repayments primarily relating to delivery vehicle financing. In January and February 2001, net cash provided from the issuance of additional shares of Series C preferred stock was $3.0 million. The issuance resulted in a beneficial conversion feature of approximately $3.0 million, which upon the completion of this offering, will increase the net loss attributable to common shareholders in 2001.

  EBITDA represents earnings (loss) before interest expense, income taxes, and depreciation and amortization. EBITDA for the 1998, 1999, and 2000 fiscal years was ($10.5) million, ($8.2) million and ($3.4) million, respectively.

  At December 31, 2000, we had cash and cash equivalents of $0.6 million, working capital of ($2.6) million and shareholders' deficit of $46.0 million. We also had a $2.0 million bank line of credit with an interest rate of either the bank's prime lending rate plus 0.75% or LIBOR plus 3.5% (at our option), all of which is currently outstanding. As of March 31, 2001, the applicable interest rate was 8.75%. Historically, our annual financial statements have contained an explanatory paragraph relating to our ability to continue as a going concern. During 2001, we sold additional shares of Series C preferred stock for an aggregate price of $3.0 million and renegotiated our line of credit to be due in April 2002. As a result, we believe that our current resources, together with the anticipated net proceeds from this offering, provide us with sufficient resources to operate our business and meet our obligations as they come due, notwithstanding the existence of a net working capital deficit at December 31, 2000.

  In addition to the three cafes we opened during fiscal year 2000, we have opened two cafes in 2001 and plan to open several additional cafes during 2001. We anticipate that these cafes will require approximately $3.0 million in leasehold improvements and equipment.

  We believe our current cash and cash equivalents, including the anticipated net proceeds from this offering, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 24 months. Thereafter, we may need to raise additional capital to finance our operations, as well as to enhance our operations, fund our expansion and respond to competitive pressures. We may be unable to obtain financing on terms favorable to us, if at all. Poor financial results, unanticipated expenses or

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

unanticipated opportunities that require financial commitments could give rise to additional financing requirements sooner than we expect. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our existing shareholders would be reduced, and these securities may have rights, preferences or privileges senior to those of our common stock. If adequate funds are not available or are not available on acceptable terms, our ability to enhance our services, fund our expansion, respond to competitive pressures or take advantage of business opportunities would be significantly limited, and we might need to significantly restrict our operations.

Quantitative and Qualitative Disclosures about Market Risk

  We have no derivative financial instruments or derivative commodity investments. We invest our excess cash in investment grade, highly liquid investments, consisting of money market instruments, bank certificates of deposit and short-term investments in commercial paper. We anticipate investing our net proceeds from this offering in similar investment grade and highly liquid investments pending their use as described in this prospectus. We do not believe these investments are subject to significant market risk.

  Under our revolving credit facility, we will be exposed to market risk from changes in interest rates on borrowings which bear interest at the lending bank's prime rate plus a fixed percentage or LIBOR plus a fixed percentage. Because we intend to use a portion of the net proceeds of this offering to repay our borrowings under the revolving line of credit and we do not anticipate that our subsequent borrowings will be material to our operations, we do not believe this risk will be material. All of our transactions are conducted, and our accounts are denominated, in United States dollars. Accordingly, we are not exposed to foreign currency risk.

  Many of the food products purchased by us are affected by commodity pricing and are, therefore, subject to price volatility caused by weather, production problems, delivery difficulties and other factors that are outside our control. We believe that substantially all of our food and supplies are available from numerous sources, which helps to control food commodity risk. We believe we have the ability to increase menu prices, or vary the menu items offered, if needed in response to a food product price increase.

Recent Accounting Pronouncements

  In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Financial Instruments and for Hedging Activities" (SFAS 133), which provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. SFAS 133 was amended by SFAS 137, deferring the effective date to fiscal years beginning after June 15, 2000. In June 2000, SFAS 138 was issued, which amends provisions of SFAS 133. SFAS 138 will be implemented by us concurrently with SFAS 133. We do not anticipate the adoption of these standards to have a material impact on our results of operations or financial condition when adopted, as we hold no derivative financial instruments and do not currently engage in hedging activities.

  In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 (SAB 101), "Revenue Recognition," which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. We have recognized revenue and made disclosures in accordance with SAB 101. The adoption of SAB 101 did not have a material impact on our financial position or results of operations.

  In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44 (FIN 44), "Accounting for Certain Transactions Involving Stock Compensation," an interpretation of the Accounting Principle Board Opinion 25 (APB 25). Among other things, this interpretation clarifies the definition of "employee" for purposes of applying APB 25, "Accounting for Stock Issued to Employees," the criteria for determining whether a plan qualifies as a noncompensatory plan, and the accounting for an exchange of stock compensation awards in a business combination. This interpretation is effective July 1, 2000, but certain conclusions in this interpretation cover specific events that occurred after either December 15, 1998 or January 12, 2000. The adoption of FIN 44 did not have a material impact on our financial position or results of operations.

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                                    BUSINESS

Overview

  We prepare and sell high-quality, branded lunch and breakfast foods for the "on-the-go" consumer. We sell our products primarily through our company-operated cafes, through delivery of box lunches and catered platters directly to corporate customers and through selected wholesale accounts. Our core products are sandwiches, salads and soups, which are complemented by a variety of fresh baked goods, premium juices, Starbucks coffees and fresh fruit. Our goal is to introduce new food selections to our customers approximately every six to eight weeks and to provide foods encompassing a range of tastes, from traditional to gourmet. We believe new food introductions are important to maintain the interest of our customers. In our January 2001 survey, over 80% of the customers surveyed stated that they visited our cafes at least once a week.

  Our target customer is the office worker. Our cafes are conveniently located either in city center locations with a high density of office buildings and retail foot traffic or within individual office buildings where we serve as an amenity for building tenants. To satisfy the demands of our time-constrained customers for lunch, breakfast and between-meal snacks, we design our cafes for quick service. Refrigerated display cases offer easy access to pre-packaged food items.

  Our central kitchens prepare, assemble and distribute substantially all of our food products. Establishing a central kitchen in each of our geographic locations enables us to deliver consistently high-quality, affordable food at an attractive unit cost.

Competitive Strengths

  We intend to expand our presence in our existing markets and expand into new markets. To achieve our planned expansion goals, we intend to leverage the following strengths:

  Well-defined business concept. Over the past five years, we have refined our menu selections and cafe presentation, redesigned product workflow within our central kitchens and established strict real estate guidelines for new locations. These efforts have allowed us to increase customer traffic at existing locations and expand the number of stores we operate. The following are central factors in our business strategy:

  . Extensive, high-quality product offerings. We offer an extensive range of menu items designed for broad appeal to our target customers. We also offer varying portion sizes for selected salads and sandwiches. We believe our diverse product selection, ranging from traditional foods, such as Cobb salads and tuna sandwiches, to gourmet foods, such as bouncy noodle salads and tarragon chicken sandwiches, attracts new customers and increases the frequency of visits by repeat customers.

  . Frequent menu changes. Our goal is to introduce new food selections to our customers approximately every six to eight weeks. We also adjust our menu seasonally, for instance, by offering a larger variety of hot soups and sandwiches during the winter months and a larger variety of salads during the summer months.

  . Speed and quality of service. We have designed our cafes to serve a large number of customers in a very short period of time and to allow easy movement within the cafe from entry to exit. Our cafes in amenity locations, together with our larger cafes, processed an average of 293 transactions between 11:00 a.m. and 2:00 p.m. during the four-week period beginning November 5, 2000. In addition, because our cafe employees are not preparing most of the food products, they can focus their attention on customer service.

  . Range of prices. Our entrees range in price from $2.99 to $5.99, allowing customers with different budgets to enjoy our products. In addition, our multiple price point strategy allows customers to select their own meal combinations, such as a soup and salad or a soup and sandwich, providing further flexibility in offering meals to fit particular budgets.

  . Multiple distribution channels. For the convenience of our corporate customers, we deliver box lunches and catered platters for in-office meetings through our fleet of trucks and vans. We also deliver to selected wholesale customers.

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

  Central kitchens. We currently operate central kitchens as hubs for food preparation and distribution in each of our geographic markets. Central kitchens help enable us to consistently provide customers with a broad assortment of high-quality food products. This task is both more expensive and more difficult to manage when food is prepared at the cafes. We believe central kitchens also provide us with significant competitive advantages through economies of scale, health and safety controls and product-waste minimization. In addition, the use of central kitchens allows us to locate cafes on smaller sites and sites without the ventilation required for an on-site kitchen.

  Strategic cafe locations. We locate our cafes primarily in areas with many office buildings or within individual buildings where we serve as an amenity for building tenants. Amenity locations are typically sites on the ground floor or in the plaza of an office building and are often leased at favorable rates because they offer conveniences to building tenants. In addition, for cafes in amenity locations, very little marketing is required due to the high visibility of the cafe within the building and the comparatively low level of competition within the building.

  Experienced management. Our management team has over 90 years of combined experience in the retail and food industries. We believe our management team is well-positioned to manage our existing operations and the anticipated growth in our business.

Growth Strategy

  We believe that significant growth opportunities exist for us both in our current markets and in new markets. Our key strategies to drive growth are:

  Deepen our penetration in existing markets. Our expansion plans in our current markets call for the establishment of new cafes and an increase in our distribution capabilities to expand our sales from box lunches, catering platters and wholesale accounts. We believe that the opportunity exists to add 150 cafes in our existing geographic markets over the next five years; however, the number of locations that could satisfy our selection criteria is significantly larger. Increased market penetration and the resulting increase in sales will allow us to take further advantage of the economies of scale and distribution efficiencies provided by our central kitchens.

  . Amenity locations. In selecting sites and opening new locations, we will pursue a strategy of opening cafes primarily in amenity locations. We believe these sites often have a built-in barrier to entry because there are typically no other sites available in the building to potential competitors, or competition within the building is limited.

  . Real estate initiatives. In 2000, we opened three new cafes in amenity locations, which averaged 1,650 square feet. We intend to open at least ten cafes in amenity locations in 2001. It takes approximately eight months to open a new cafe from the time we sign a letter of intent with the building owner or manager. During 2001, we have opened two new cafes and have signed leases or letters of intent for four additional locations. We are currently engaged in negotiations for a total of 11 new locations and are reviewing an additional 19 locations.

  . Distribution capabilities. We believe there is a significant market for our box lunches and catered meals outside the highly competitive city centers. In city centers, we are one of numerous food options for customers who need meals delivered. Outside city centers, however, the options are more limited. Because our food products are distributed through a central kitchen, our distribution area for box lunches and catered meals is not limited to the geographic areas where our cafes are located. Customers place orders directly with our branded sales department by phone, fax or through our web site. We intend to expand our fleet of delivery vans and hire additional sales representatives in all four geographic markets to further penetrate the market beyond our cafe locations.

  . Central kitchen capacities. We estimate that our central kitchens in Seattle and Los Angeles have the capacity to prepare and assemble up to 25,000 entree items per day and our central kitchens in Chicago and San Francisco have the capacity to prepare and assemble up to 15,000 entree items per day. In Seattle and San Francisco, we estimate we are using approximately 50% of each kitchen's capacity. In

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

   Chicago and Los Angeles, we estimate we are using 20% or less of each kitchen's capacity. In order to take advantage of the competitive strength of the central kitchens created by economies of scale, we intend to increase our central kitchen use to full capacity.

  Expand into new geographic markets. In the next few years, we intend to expand into new geographic markets. Although we have not yet identified specific new markets, we believe many of the 25 largest metropolitan areas in the United States, as well as certain international cities, are suitable for potential expansion of BRIAZZ operations and brand. It generally takes up to 18 months to establish a new central kitchen once the location has been identified. When appropriate, we intend to enter into new markets by concurrently opening a central kitchen and at least four to six cafes and initiating delivery of box lunch and catering services.

  Build brand awareness. We believe that sales of our branded food products through our cafes and other distribution channels reinforce our image as a provider of fresh, high-quality lunch and breakfast foods and between-meal snacks. We currently build brand awareness through cafe visibility, branded delivery vans and trucks and product packaging. We are planning a number of marketing initiatives in 2001 designed to further build brand awareness, such as in-cafe promotions and redesigned signage for our cafes.

History

  Victor D. Alhadeff founded BRIAZZ in 1995, after recognizing the convergence of two consumer trends: decreasing time for lunch and breakfast and an increasing desire for high-quality, healthy food at affordable prices. Mr. Alhadeff founded BRIAZZ on the belief that demand for healthy, premium foods served quickly and conveniently could be met through the sale of pre-packaged food items from open, self-serve refrigerated cases. In September 1995, we opened the first BRIAZZ cafe in Seattle, Washington. We expanded our operations into San Francisco in 1996, Chicago in 1997 and Los Angeles in 1998 and now operate 40 cafes.

Cafe-Level Economics

  Our average capital expense for the five most recently opened cafes that have been open for at least one year was approximately $326,000. For fiscal 2000, these cafes averaged approximately $709,000 in sales and generated an average cafe-level pre-tax profit of 17.6%. Cafe-level pre-tax profit consists of all sales less all expenses related to each cafe, including occupancy expense, labor expense, general and administrative expense, other operating expense, depreciation and amortization, provision for asset impairment and store closure and direct central kitchen costs including cost of food and packaging, labor expense and food delivery expense. Cafe-level expenses exclude corporate general and administrative expense and other central kitchen expenses. In fiscal 2000, total sales were $33.7 million with a loss from operations of $6.1 million. Total sales include sales from cafes, box lunches, catered platters, wholesale, grocery and other accounts.

Our Menu

  We offer sandwiches, salads and soups, as well as a variety of fresh baked goods, juices, gourmet coffees and fresh fruit. Within each basic product category, such as sandwiches, salads, soups and baked goods, we strive to offer a large number of choices. On average, we offer approximately 300 different items in our cafes.

  Our food products are made with high-quality, fresh ingredients and are served in our cafes, in box lunches or on our catered platters within 24 hours. We develop our menu and recipes to provide flavorful choices, ranging from the traditional to the gourmet. Our sandwiches are made with a variety of traditional and artisan breads. Our largest supplier of artisan bread is the LaBrea Bakery, which supplies approximately 16.5% of our total bread purchases.

  We are committed to an ongoing process of introducing new food items approximately every six to eight weeks for our cafes and approximately four times each year for our non-cafe distribution channels. New food items are introduced based on factors including food trends, customer input and test marketing in a limited number of cafes. From time to time, we remove seasonal and less popular items from our menu. In response to customer requests, we now offer hot panini sandwiches in each of our geographic markets. In addition, we currently offer hot subs in our cafes in Chicago, two of our cafes in San Francisco and one of our cafes in

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

Seattle. Due to the popularity of the hot sub offerings, some of our cafes will be retrofitted to give them the ability to offer hot subs. In addition, to keep our product offering current, we adjust our menu on a seasonal basis. For example, we offer a larger variety of hot soups and sandwiches during the winter months, and a larger variety of salads during the summer months.

  We derive approximately 60% of our cafe sales from sandwiches, salads and soups. Our sandwiches and salads are prepared by our central kitchens and our soups are prepared by Stockpot Soups, a division of the Campbell Soup Co. In the morning and after lunch, the majority of cafe sales consist of beverages and fresh baked goods. Our beverage selection includes Starbucks coffee, fresh juices and other brand-name beverages. Our baked goods include bagels, muffins, pound cakes, scones and cookies. The cookies are baked in ovens in our cafes, providing fresh cookies to our customers and filling the cafes with the aroma of baking cookies. To broaden our menu during the breakfast hours, we now offer a selection of breakfast egg sandwiches on an English muffin or bagel that are served hot and sold with other pre-packaged items for takeaway.

  To ensure the BRIAZZ brand is synonymous with high quality and consistency, our carefully developed and tested recipes call for fresh produce, premium ingredients and breads from local bakeries. We carefully select suppliers in each market based upon reputation, references, reliability, cost and other criteria.

  Most of our products are pre-packaged for convenience and labeled with our logo and a list of ingredients, which, in combination with clear packaging material, allows for easy product and ingredient identification and additional branding.

Our Distribution Channels

  Our food products are distributed through our company-operated cafes, through delivery of box lunches and catered platters directly to corporate customers, and through selected wholesale accounts. These distribution channels are designed to increase market penetration within each geographic market. Our multiple distribution channels allow us to generate product volume in an effort to fully use the central kitchen within a geographic market.

 Cafes.

  Of our 40 company-owned cafes, approximately half are amenity locations. The size of our cafes ranges from 173 square feet in the Wrigley Building in Chicago to 3,816 square feet in the 525 Market building in San Francisco. Our cafes sell an extensive selection of BRIAZZ branded and third-party products and incorporate a distinctive decor that is instrumental in building the BRIAZZ brand.

  We believe our target customers place a high priority on speed of service. Accordingly, we strive to make the entire process of selecting and purchasing products require less than five minutes inside our cafes, even during the lunch hour rush. Our cafes in amenity locations, together with our larger cafes, processed an average of 293 transactions between 11:00 a.m. and 2:00 p.m. during the four-week period beginning November 5, 2000. We have designed our cafes to serve a large number of customers in a very short period of time and to allow easy movement within the cafes from entry to exit. Most food items are clearly labeled and selected from self-serve refrigerated cases, requiring minimal employee assistance. The hot items on our menu, such as soups, hot subs and paninis, can be served quickly. This focus on speed and convenience caters to the time-constrained individual and, we believe, builds a loyal customer base.

  The preparation of food products at our central kitchens minimizes the space required for food preparation in our cafes. Generally, our customers consume their purchases elsewhere; we do, however, provide a limited number of tables and chairs at some cafes for customers who wish to eat on the premises.

 Box Lunches and Catered Platters.

  We deliver box lunches and catered platters in each of our four geographic markets. We provide service to customers in the vicinities of our cafes and to customers whose business sites are located outside these

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

vicinities. Our box lunches come in a BRIAZZ branded box and include a BRIAZZ branded sandwich or salad entree, complemented by a bag of chips, a beverage, a fruit cup and a cookie or brownie. Catering choices include breakfast trays, sandwich platters, salad bowls, party platters, dessert trays and cold beverages. Box lunches and catered platters are delivered by employees wearing BRIAZZ uniforms driving BRIAZZ branded trucks or vans. Our target customers are companies that order food items for the participants in their in-house business meetings.

  We receive box lunch or catering orders on a daily basis by telephone, fax and through our web site. We developed the web site in late 1999 in response to requests from corporate customers for online ordering capabilities. Substantially all of our orders are filled at a central kitchen and delivered directly to the customers.

 Wholesale Accounts.

  In October 1998, we began distributing sandwiches and salads in Seattle through Quality Food Centers, Inc., a regional grocery store chain. Currently, our products are being sold at over 50 QFC stores. We do not currently intend to expand into other grocery stores. We have selectively offered our products to other wholesale accounts, including Tully's Coffee and Kozmo.com. However, Kozmo.com ceased operations in April 2001. Wholesale accounts represent an opportunity to generate additional production volume and build the BRIAZZ brand without incurring the capital expenditures associated with building new cafes.

 Distribution Logistics.

  Most of our products originate at a central kitchen and are transferred to various distribution points by our fleet of approximately 45 delivery trucks and vans, many of which are refrigerated. We deliver food products at different times of the day, allowing us to use our fleet throughout the day. For example, our trucks and vans deliver each day's food products to our cafes very early in the morning. Our fleet delivers food products to our wholesale accounts mid-morning and delivers box lunches and catered platters at lunchtime. We pick up leftover food products from our cafes at the end of each day. Most unsold food is donated to charity through America's Second Harvest, a hunger relief organization, or their affiliates.

Operations

  We operate with a team-based management system. We believe this helps us to rapidly resolve issues and spread successful developments through our organization. Our operations are structured by "triad teams" of retail, sales and manufacturing divisions in each geographic market. Most operating issues are solved locally through organized efforts of these teams. At the corporate level, local teams are supported by the "executive triad," composed of the division heads and the director of operations services. Issues which cannot be solved by the local triad teams are resolved by the executive triad. Similarly, if a successful practice is developed in one market, it can be rapidly implemented in the other markets by the triad teams.

 Central Kitchens.

  Our central kitchens in each geographic area function as food preparation, assembly and distribution hubs. Central kitchen functions include ingredient preparation, baking, and assembly and packaging of food products. The central kitchens are designed to benefit from the economies of scale generated by high unit-production volumes. For example, large, refrigerated preparation and assembly rooms eliminate the need to rotate products through coolers during the production process. Moreover, high unit-production volumes generated by the central kitchens justify the use of automated equipment such as product wrapping and packaging machines.

  A key element of our brand-building strategy is to maintain consistent product quality through our comprehensive quality assurance programs. Central kitchen managers compile and analyze daily reports that

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

detail key central kitchen statistics, including total production, production by business unit, labor as a percentage of sales and labor cost per unit produced. Our quality assurance programs include the Hazard Analysis Critical Control Point Program for use in our central kitchens and the ServSafe Training Program for use in our cafes and central kitchens, which training program was created by the Education Foundation of the National Restaurant Association. In addition to our quality assurance and safety programs at our cafes and central kitchens, all delivery vehicles used to deliver food requiring refrigeration are refrigerated for food safety.

  In 1999, we retained Strategic Restaurant Engineering, Inc., an industrial engineering firm focused on the food service industry, for an analysis of our central kitchen operations. Based on its analysis, we are implementing a series of changes in the management and operations of our central kitchens to reduce our operating costs, particularly with respect to unit labor costs.

  We outsource some food preparation to third parties in order to reduce production costs. For example, Stockpot Soups makes all soups served in our cafes, bakeries provide us with artisan bread and pastries in each market and all our cookie dough is produced by a third party.

 Cafes.

  Our cafes are typically open from early morning to late afternoon. These hours of operation are designed to capture the breakfast, lunch and afternoon traffic. Typically, our cafes have one or two managers supported by senior hourly "lead" employees. Each hourly employee is trained to facilitate speed and quality of service, performing such functions as cashiering, limited food preparation, coffee and other drink preparation, greeting customers and bussing tables.

  With the guidance of a district manager, each cafe manager or lead employee is responsible for ordering the appropriate products and quantities from the central kitchen. To aid in this process, we have developed extensive cafe-level reports that provide managers with trend and product-volume information. The use of these reports helps ensure adequate inventory levels and helps reduce the amount of unsold products.

 Employee Training and Development.

  We have developed a comprehensive program to train employees in customer service, operations and product knowledge. We provide product and customer service training to all employees.

  Our retail employees are exposed to a high level of product training. We believe that our personnel must be able to provide customers with information about the food products we offer. In addition, we believe that customer service training and awareness is critical to our success. We reinforce the importance of training on a daily basis in our retail locations. In addition to product training, we train our cafe employees in general store operations to achieve and maintain a high level of quality and customer service.

  Our central kitchen employees are trained in food preparation in order to ensure food safety, quality and consistency.

 Purchasing.

  Our purchasing staff procures all of our food ingredients, products and supplies. We seek to obtain high quality ingredients, products and supplies from reliable sources at competitive prices. To that end, we continually research and evaluate various food ingredients, products and supplies for consistency and compare them to our specifications. Whenever practical, our purchasing staff seeks to consolidate purchases with one distributor, such as Marriott Distribution Services, which procures approximately 40% of our ingredients and packaging products.


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Competition

  The quick-service segment within the restaurant industry is highly competitive. We compete on the basis of many factors, including service, convenience, taste, quality, value and price. We believe our menu, the quality of our food, our convenient cafe locations and our prices allow us to compete with and differentiate ourselves from our competitors. Competitors include sandwich shops, company cafeterias, delicatessens, pushcart vendors, fast food chains, catering companies and other providers that offer quick and inexpensive lunch and breakfast meals and between-meal snacks. Pret a Manger has successfully executed a similar concept in Great Britain and has recently opened two stores in New York City. In addition, Pret a Manger recently announced that it has received a significant equity investment from McDonald's Corporation. Although Pret a Manger is not a current competitor in any of our existing geographic markets, we may compete directly with them in the future or Pret a Manger may serve as a model for other companies to establish restaurants with a concept similar to ours in markets in which we currently operate or expect to expand. Many of our competitors have significantly more capital, research and development, distribution, manufacturing, marketing, human and other resources than we do. As a result, they may be able to adapt more quickly to market trends, devote greater resources to the promotion or sale of their products, receive greater support and better pricing terms from independent distributors, initiate or withstand substantial price competition or take advantage of acquisition or other opportunities more readily than we can.

Cafe Locations and Other Properties

  Cafes. Currently there are 40 BRIAZZ cafes operating in four metropolitan areas. Of these cafes, approximately half are in amenity locations. We have eleven cafes in Seattle, twelve cafes in San Francisco, ten cafes in Chicago and seven cafes in Los Angeles. We operate all of our cafes in leased locations. Currently half of our leases are for five- or ten-year terms and include options to extend the terms. The remainder of our leases vary from terms of two years to nine years. Approximately 45% of our cafe leases provide for fixed rent payments exclusively, 30% of our cafe leases contain both minimum rent and percentage-of-sales rent provisions and 25% of our cafe leases contain percentage-of-sales rent provisions exclusively. To implement our growth strategy, we will require additional cafe sites which we believe will be available on commercially reasonable terms, although we have not identified properties or signed letters of intent with regard to all of the space necessary for our intended growth.

  Central kitchens. We currently have one central kitchen in each of our four geographic markets. Our Seattle central kitchen, with our corporate headquarters, occupies 35,665 square feet under a lease that terminates on October 30, 2006. Our San Francisco central kitchen occupies 7,940 square feet under a lease that terminates on October 31, 2001, with an option to renew for one five-year period. Our Chicago central kitchen occupies 11,557 square feet under a lease that terminates on March 31, 2002, with options to renew for up to three four-year periods. Our Los Angeles central kitchen occupies 14,500 square feet under a lease that terminates on February 28, 2002, with options to renew for up to three five-year periods. We expect these facilities will be adequate for our needs for the foreseeable future.

  Other properties. Our corporate headquarters are located in Seattle, Washington and, with our Seattle central kitchen, occupy 35,665 square feet under a lease that terminates on October 30, 2006. We expect these facilities will be adequate for our needs over the next 18 months.

Intellectual Property

  We regard our trademarks and service marks as an important factor in the marketing and branding of our products and services. Our registered trademarks and service marks include, among others, the text "BRIAZZ" and our stylized logo set forth on the front and back covers of this prospectus. We have registered all of these marks with the United States Patent and Trademark Office. We have registered our ownership of the Internet domain name "www.briazz.com." We also own a Washington state registration for "JAVA JUMBLES." We believe that our trademarks, service marks and other proprietary rights have significant value and are important to our brand-building efforts.

  An individual in Mexico City, Mexico has registered the Internet domain name "www.cafebriazz.com." We are attempting to have ownership of the domain name terminated or transferred to us, but we cannot assure you we will be successful. We are not aware of any other infringing uses that could materially affect our business, nor any prior claim to BRIAZZ(R), our stylized logo or JAVA JUMBLES that would prevent us from using these marks.

  We have certain copyrights such as the design of our menus, brochures and designs used in connection with our trademarks and service marks, and trade secrets such as recipes, methods and processes, marketing and promotional strategies and proprietary customer lists. We have not recorded any copyrights with the United States Copyright Office.

  In addition to registered trademarks, we consider our food product packaging (typically consisting of a clear plastic container with a bold label and product description), our box lunch packaging (consisting of a brown cardboard box printed with our logo) and the design of the interior of our cafes (consisting of bright lighting, walls lined with well-lit refrigerated cases, and metal designwork) to be strong identifiers of our brand. Although we consider our packaging and store design to be essential to our brand identity, we have not applied to register trademarks and trade dress for these features, and therefore cannot rely on the legal protections provided by trademark registration.

  We intend to vigorously protect our proprietary rights. We cannot predict, however, whether steps taken by us to protect our proprietary rights will be adequate to prevent misappropriation of these rights or the use by others of cafe or retail features based upon, or otherwise similar to, our concept. We may be unable to prevent others from copying elements of our concept and any litigation to enforce our rights will likely be costly and may divert resources away from our day-to-day operations.

Information Systems

  We currently maintain four separate information systems. We maintain a point of sales system for recording sales and the rate of sales within our cafes. We maintain an order entry system/billing system for orders taken outside our cafes. In our kitchens, we maintain a food costing system to enable us to track actual food costs by recipe. Within our corporate offices, we utilize AccPac, an accounting system.

  With the exception of our accounting system, our current systems are DOS-based and will need to be updated to support our anticipated growth. During 2001, we intend to begin the process of upgrading our information systems with a new retail point of sale system, a new branded sales order entry system with web integration and an upgraded food costing and labor management system. We anticipate the upgrades will cost approximately $2.5 million. Our AccPac accounting system was previously upgraded during fall 1999.

Employees

  As of December 31, 2000, we employed 94 full-time salaried employees and 482 hourly employees. Of these employees, 204 were involved in our central kitchens, 69 were involved in our box lunch, catering and wholesale operations, 239 were involved in cafe operations, and 64 were involved in administrative/corporate functions, including senior management. We believe our relationship with our employees is good. None of our employees is a party to a collective bargaining agreement or is represented by a labor union.

Government Regulation

  We must comply with local, state and federal government regulations, standards and other requirements for food storage, preparation facilities, food handling procedures, other good manufacturing practices requirements, and product labeling. The U.S. Department of Agriculture has broad jurisdiction over all meat and poultry products, and separate authority over non-meat and poultry products is exercised by the Food and Drug Administration. State and local jurisdictions also have separate, distinct authority over our food-related operations. Advertising and promotional activities are subject to the jurisdiction of the Federal Trade Commission, which has jurisdiction over all consumer advertising with respect to unfair or deceptive business practices. State and local jurisdictions typically enforce similar consumer protection statutes.

  Based on the nature of our existing operations, continuous inspection is required by the U.S. Department of Agriculture at our Seattle central kitchen. A USDA inspector visits our Seattle central kitchen on a daily basis and all regulated products are inspected and passed by the USDA, as reflected on the labels of these foods with the USDA mark of inspection. The scope of USDA inspection is dependent on the manner in which we prepare and market meat and poultry products and thus could change in the future if we elect to modify our business operations.

  Our facilities are subject to licensing and regulation by state and local health, sanitation, safety, fire and other authorities, including licensing and regulation requirements for the sale of food. To date, we have not experienced an inability to obtain or maintain any necessary licenses, permits or approvals, including restaurant and retail licensing. The development and construction of additional cafes must also comply with applicable zoning, land use and environmental regulations. Various federal and state labor laws govern our relationship with our employees and affect our operating costs. These laws include minimum wage requirements, overtime, unemployment tax rates, workers' compensation rates, citizenship requirements and sales taxes. In addition, the federal Americans with Disabilities Act prohibits discrimination on the basis of disability in public accommodations and employment.

Legal Proceedings

  BRIAZZ is not currently a party to any material legal proceeding.

                                   MANAGEMENT

  The following table sets forth information regarding our executive officers, directors, and other key personnel as of April 18, 2001:

Name                      Age Position
----                      --- --------
Victor D. Alhadeff......   54 Chief Executive Officer and Chairman of the Board
C. William Vivian.......   49 President, Chief Operating Officer and Director
Tracy L. Warner.........   38 Vice President Finance, Chief Financial Officer, Treasurer and Secretary
Nancy Lazara............   45 Vice President Food
Joel Sjostrom...........   40 Vice President Retail Operations
John Carleton(1)........   56 Director
Richard Fersch(1)(2)....   51 Director
Dan Kourkoumelis(1)(2)..   50 Director
Paul Vigano(1)(2).......   29 Director
Howard Schultz..........   47 Strategic Advisor

--------
(1) Member of the audit committee.

(2) Member of the compensation committee.

  Victor D. Alhadeff, Chief Executive Officer and Chairman of the Board. Mr. Alhadeff has served as our Chairman of the Board since founding BRIAZZ in 1995, and as our Chief Executive Officer since 1996. Mr. Alhadeff also served as our President from 1995 to 1996, as our Secretary from 1995 to 2001 and as our Treasurer from 1996 to 2001. In 1983, Mr. Alhadeff founded Egghead, Inc., a specialty retailer of personal computer software and accessories. Mr. Alhadeff served as Chairman of Egghead until 1990, when he purchased Egghead University, the software training division of Egghead. Egghead University was renamed Catapult, and Mr. Alhadeff served as its Chairman and Chief Executive Officer until 1993, when Catapult was purchased by IBM. Prior to founding Egghead, Mr. Alhadeff founded Equities Northwest Inc. (ENI), a corporation that formed, marketed and operated oil and gas partnerships, in 1971, and served as its Chief Executive Officer until the company was sold in 1983. While Mr. Alhadeff served at Egghead and ENI, each company, and Mr. Alhadeff, along with other officers and directors of each company, were the subject of shareholder lawsuits. All shareholder lawsuits were settled or dismissed. From 1969 to 1971, Mr. Alhadeff served as a First Lieutenant in the United States Army.
Mr. Alhadeff received a B.A. in Business Administration from the University of Washington in 1968.

  C. William Vivian, President, Chief Operating Officer and Director. Mr. Vivian joined us in January 1999 as President and Chief Operating Officer. In January 1999, he also began serving as a director. From 1997 to 1998, Mr. Vivian was a Senior Vice President of the Cucina Presto division of Cucina! Cucina!, a restaurant chain. From 1995 to 1997, Mr. Vivian was a Regional Vice President for Noah's Bagels, a chain of retail bagel bakeries. From 1994 to 1995, Mr. Vivian was a Zone Director of Operations for Taco Bell, a fast food restaurant chain. During 1993, Mr. Vivian was Vice President of Operations for Rally's, a drive-in restaurant chain. Mr. Vivian serves as a director of Food Lifeline, an affiliate of America's Second Harvest, a redistributor of food products. Mr. Vivian received a B.A. in Biology from the University of California, San Diego in 1973 and a Master in Hotel Administration from Cornell University in 1978.

  Tracy L. Warner, Vice President Finance, Chief Financial Officer, Treasurer and Secretary. Ms. Warner has served as our Vice President Finance since August 1999, as our Chief Financial Officer since August 2000 and as our Treasurer and Secretary since January 2001. From June 1999 to August 1999, Ms. Warner served as our Controller. Prior to joining BRIAZZ, Ms. Warner served as Corporate Controller for The Armco Group, a property management company, from 1998 to 1999; Director of Finance/Controller for Oberto Sausage Company, a manufacturer of meat snacks, from 1997 to 1998; Assistant Treasurer/Controller for Philip Services, an international recycling and disposal company, from 1993 to 1997; and Senior Auditor for Coopers

& Lybrand, a public accounting firm, from 1987 to 1993. Ms. Warner received a B.A. in Business Economics from the University of California, Santa Barbara in 1987.

  Nancy Lazara, Vice President Food. Ms. Lazara has served as our Vice President Food since joining BRIAZZ in 1998. Ms. Lazara is responsible for menu strategy, product development, quality assurance and product purchasing. Prior to joining us, Ms. Lazara was Vice President of Product Development for H-E-B Grocery Company, a San Antonio-based supermarket chain, from 1989 to 1996; and Vice President, Food Services for Larry's Markets, a Seattle-based supermarket chain, from 1984 to 1989. Ms. Lazara received a Grande Diplome from Le Cordon Bleu Cooking School in France in 1975.

  Joel Sjostrom, Vice President Retail Operations. Mr. Sjostrom has served as our Vice President Retail Operations since January 2000. Mr. Sjostrom was previously our Regional Vice President, California from 1998 to January 2000, and our California Market Manager from 1997 to 1998. From 1986 to 1997,
Mr. Sjostrom served as a Regional Manager at Baker's Square, a restaurant chain. Mr. Sjostrom received a B.A. in Marketing and Management from the University of Minnesota in 1986.

  John Carleton, Director. Mr. Carleton has served as one of our directors since October 1996. From 1995 to the present, he has served as Senior Vice President of Benaroya Capital Company, L.L.C., a private investment company. Mr. Carleton serves as a director of Multiple Zones, Inc., a reseller of computer products and services.

  Richard Fersch, Director. Mr. Fersch has served as one of our directors since October 1996. Mr. Fersch is the President of Eddie Bauer, Inc., a retailer of private-label clothing, accessories and home furnishings. Mr. Fersch joined Eddie Bauer in 1988 as Vice President of Stores and was promoted to President in 1993. Mr. Fersch serves as a director of Spiegel, Inc., the parent company of Eddie Bauer.

  Dan Kourkoumelis, Director. Mr. Kourkoumelis has served as one of our directors since April 1999. From 1967 through 1998, Mr. Kourkoumelis was employed in various positions by Quality Food Centers, Inc., a supermarket chain, and he became one of its directors in April 1991. He was appointed Executive Vice President of QFC in 1983, Chief Operating Officer in 1987 and President in 1989 and served as Chief Executive Officer from 1996 to September 1998. Mr. Kourkoumelis serves as a director of Expeditors International of Washington, Inc., a logistics company, and The Great Atlantic & Pacific Tea Company, Inc., a supermarket chain.

  Paul Vigano, Director. Mr. Vigano has served as one of our directors since February 2000. Mr. Vigano is a Principal at Whitney & Co., a private investment firm, where he has served as an investment professional since 1997. From 1996 to 1998, Mr. Vigano attended the Graduate School of Business at Stanford University. From 1994 to 1996, he was an analyst for Goldman Sachs & Co. Mr. Vigano is a director of a number of private companies, including Brooks Sports, a manufacturer of running footwear and apparel, and Portico Bed and Bath, a retailer of home furnishings.

  Howard Schultz, Strategic Advisor. Mr. Schultz served as one of our directors from October 1996 to January 2001. Since January 2001, Mr. Schultz has served BRIAZZ as a strategic advisor. Mr. Schultz is the founder and has been Chairman of Starbucks Corporation since its inception in 1985 and currently also serves as Global Strategist. Mr. Schultz serves as a director of eBay, Inc., an Internet trading company, and drugstore.com, an online drugstore.

Board of Directors

  In accordance with our bylaws, our Board of Directors consists of eight directors, which currently includes two vacancies. Pursuant to a shareholders' agreement dated August 15, 1997 among us and certain of our shareholders, as amended, two of our directors are selected by the holders of our Series A preferred stock, one of our directors is selected by Whitney Equity Partners, L.P. as a holder of our Series B preferred stock and five of our directors are selected by the holders of our capital stock. Upon the effectiveness of the registration statement of which this prospectus is a part, the shareholders' agreement will terminate and, immediately prior to the closing of this offering, all outstanding shares of our preferred stock will convert into shares of common stock. Following the closing of this offering, all of our directors will be elected by the holders of our common stock. Our directors are elected by the shareholders at each annual meeting and hold office until the next annual meeting of the shareholders and until their respective successors are elected and qualified.

Board Committees

  The compensation committee of the Board of Directors recommends, reviews and approves the salaries, benefits and stock incentive plans for our executive officers. The compensation committee also administers our compensation plans. The members of the compensation committee are Messrs. Fersch, Kourkoumelis and Vigano.

  The audit committee of the Board of Directors reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the recommendations of our independent auditors, the scope of the annual audits, the fees to be paid to our auditors, the performance of our auditors, our accounting practices, internal controls and conflict of interest transactions. The members of the audit committee are Messrs. Carleton, Fersch, Kourkoumelis and Vigano.

Director Compensation

  Directors who are also our officers or employees do not receive any compensation for their services as directors. Each non-employee director receives reimbursement for reasonable expenses of attending board meetings. In addition, we grant nonqualified stock options to each non-employee director. During fiscal 2000, we granted options to acquire 1,667 shares of common stock to each of the following directors: Mr. Carleton, Mr. Fersch, Mr. Kourkoumelis and Mr. Schultz, then a director and currently a strategic advisor. Such options were fully vested upon grant and are exercisable for $1.50 per share.

Compensation Committee Interlocks and Insider Participation

  Our compensation committee currently consists of Messrs. Fersch, Kourkoumelis and Vigano. Mr. Schultz served as a member of our compensation committee until he became a strategic advisor in January 2001. Peter Castleman served as a member of our compensation committee until he resigned as a director and Mr. Vigano was appointed as his successor in February 2000. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or our compensation committee.

Indemnification and Limitation of Director and Officer Liability

  Our articles of incorporation and our bylaws limit the liability of directors to the fullest extent permitted by the Washington Business Corporation Act as it currently exists or as it may be amended in the future. Consequently, subject to the Washington Business Corporation Act, no director will be personally liable to us or our shareholders for monetary damages resulting from his or her conduct as a director of BRIAZZ, except liability for:

  . Acts or omissions involving intentional misconduct or knowing violations of law;

  . Unlawful distributions; or

  . Transactions from which the director personally receives a benefit in money, property or services to which the director is not legally entitled.

  Our articles of incorporation also provide that we may indemnify any individual made a party to a proceeding because that individual is or was a director or officer of ours, and this right to indemnification will continue as to an individual who has ceased to be a director or officer and will inure to the benefit of his or her heirs, executors or administrators. Any subsequent repeal of or modification to our articles of incorporation will not adversely affect any right of a director or officer of ours who is or was a director or officer at the time of such repeal or modification. To the extent the provisions of our articles of incorporation provide for indemnification of directors or officers for liabilities arising under the Securities Act of 1933, as amended, those provisions are, in the opinion of the Securities and Exchange Commission, against public policy as expressed in the Securities Act and therefore unenforceable.

  Our articles of incorporation provide that we will indemnify our directors and officers and may indemnify our other employees and agents to the fullest extent permitted by law. The directors, officers and employees of BRIAZZ also may be indemnified against liability they may incur for serving in that capacity pursuant to a liability insurance policy maintained by BRIAZZ for such purpose.

Executive Compensation

  The following table sets forth information concerning compensation earned for services rendered to us in all capacities during the fiscal year ended December 31, 2000, to our Chief Executive Officer and each of our four most highly compensated executive officers whose total salary and bonus for such year exceeded $100,000. We refer to these five officers as our named executive officers in other parts of this prospectus.

                           Summary Compensation Table

                                               Annual           Long Term
                                            Compensation   Compensation Awards
                                           -------------- ---------------------
                                                          Securities Underlying
Name and Principal Position                 Salary  Bonus        Options
---------------------------                -------- ----- ---------------------
Victor D. Alhadeff........................ $150,000  --          12,500
 Chief Executive Officer

C. William Vivian.........................  194,369  --           8,334
 President and Chief Operating Officer

Tracy L. Warner...........................  106,923  --          10,000
 Vice President Finance, Chief Financial
  Officer, Treasurer and Secretary

Nancy Lazara..............................  112,223  --           5,000
 Vice President Food

Joel Sjostrom.............................  111,130  --          10,001
 Vice President Retail Operations

Option Grants In Last Fiscal Year

  The following table sets forth certain information regarding stock option grants to our named executive officers during the fiscal year ended December 31, 2000. The potential realizable value is calculated based on the assumption that the common stock appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the option's term. These numbers are calculated based on Securities and Exchange Commission requirements and do not reflect our projection or estimate of future stock price growth. The actual value realized may be greater or less than the potential realizable values set forth in the table. Potential realizable values are computed by:

  . multiplying the number of shares of common stock subject to a given option by the initial public offering price of $8.00 per share;

  . assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the entire ten-year term of the option; and

  . subtracting from that result the aggregate option exercise price.

  We granted to our employees options to purchase an aggregate of 136,054 shares of our common stock in fiscal 2000. These options, including the options set forth in the following table, typically vest in equal annual installments over a four-year period and expire ten years after the grant date. The options set forth in the following table were granted under our stock option plan.

                       Option Grants in Last Fiscal Year

                                      Individual Grants
                         -------------------------------------------
                                                                         Potential
                                                                        Realizable
                                                                     Value at Assumed
                                    % of Total                        Annual Rates of
                         Number of   Options                            Stock Price
                         Securities Granted to Exercise                Appreciation
                         Underlying Employees   Price                 for Option Term
                          Options   in Fiscal    Per     Expiration  -----------------
Name                      Granted      Year     Share       Date        5%      10%
----                     ---------- ---------- -------- ------------ -------- --------
Victor D. Alhadeff......   12,500      9.2%     $1.50   Nov. 1, 2010 $144,139 $240,624
C. William Vivian.......    8,334      6.1%     $1.50   Nov. 1, 2010 $ 96,101 $160,429
Tracy L. Warner.........   10,000      7.4%     $1.50   Nov. 1, 2010 $115,312 $192,499
Nancy Lazara............    5,000      3.7%     $1.50   Nov. 1, 2010 $ 57,656 $ 96,250
Joel Sjostrom...........    6,667      4.9%     $1.50   Nov. 1, 2010 $ 76,878 $128,339
                            3,334      2.5%     $1.50   May 1, 2010  $ 38,445 $ 64,179

Option Exercise and Fiscal Year-End Values

  The following table sets forth information concerning exercisable and unexercisable stock options held by our named executive officers as of December 31, 2000. No options were exercised by any of our named executive officers during the fiscal year ended December 31, 2000.

                         Fiscal Year-End Option Values

                               Number of Securities
                                    Underlying           Value of Unexercised
                                Unexercised Options      In-the-Money Options
                                at Fiscal Year-End       at Fiscal Year-End(1)
                             ------------------------- -------------------------
Name                         Exercisable Unexercisable Exercisable Unexercisable
----                         ----------- ------------- ----------- -------------
Victor D. Alhadeff..........   21,717       57,450      $140,673     $373,263
C. William Vivian...........   10,419       39,583      $ 67,425     $256,419
Tracy L. Warner.............    3,750       21,250      $ 24,375     $138,125
Nancy Lazara................    5,438       14,564      $ 35,068     $ 94,315
Joel Sjostrom...............    3,964       21,039      $ 25,669     $136,572

--------
(1) Based on the initial public offering price of $8.00 per share, minus the per share exercise price, with the result multiplied by the number of shares issuable upon exercise of the option.

Compensation Plans

 1996 Amended Stock Option Plan

  Our 1996 Amended Stock Option Plan was initially adopted by our Board of Directors and approved by our shareholders in December 1995 and was last amended in January 2001. The plan currently provides for the issuance of up to 1,000,000 shares of common stock upon the exercise of options granted thereunder, subject to adjustment for stock dividends, stock splits, reverse stock splits and other similar changes in our capitalization.

  We have implemented a stock option program under the terms of the plan that we refer to as our "Fresh Options" program. The Fresh Options program currently provides for all hourly employees to receive a one-time grant of non-qualified stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended) after working 1,300 hours. The number of shares covered by the option is based on the employee's wages. Additional options may be granted to employees who remain employed for more than three years. Fresh Options are granted two times per year, on May 1st and November 1st.

  Management-level employees are eligible to receive an initial grant of stock options at the next semi-annual grant date after the date of hire. The number of shares covered by the option is based on the manager's salary level. If an hourly employee is promoted to the management level, an option to purchase additional shares is granted in an amount equal to that granted to a newly hired manager.

  Senior management-level employees are eligible to receive an initial grant of stock options on the employee's hire date and performance-based annual grants as determined on a case-by-case basis.

  On March 3, 1997, the Board of Directors authorized the compensation committee to serve as the plan administrator. The exercise price per share for options granted pursuant to the plan is the fair market value of the shares on the date of grant, as determined by the plan administrator. Options typically vest in equal annual installments over a four-year period. No options vest in any year in which the optionee, if an employee, works less than a minimum of 500 hours. Following the one-for-one hundred reverse stock split we effected in July 1999, we made a one-time grant of new options to existing option holders; the vesting of a portion of these options was accelerated as allowed by the plan provisions.

  With certain exceptions, each outstanding option terminates, to the extent not previously exercised, upon the occurrence of the first of the following events:

  . the expiration of the term of the option, which is specified by the plan administrator at the time of grant (generally ten years; or, with respect to incentive stock options granted to greater-than-ten-percent shareholders, a maximum of five years);

  . the date of an optionee's termination of employment or contractual relationship with us for cause;

  . the expiration of three months from the date of an optionee's termination of employment or contractual relationship with us for any reason other than cause, death or disability, unless, in the case of a non-qualified stock option, extended by the plan administrator until a date no later than the expiration date of the option; or

  . the expiration of one year from the date of an optionee's cessation of employment or contractual relationship with us by reason of death or disability, unless, in the case of a non-qualified stock option, the exercise period is extended by the plan administrator until a date not later than the expiration date of the option.

  Upon exercise, the exercise price may be paid in cash or by:

  . with the approval of the plan administrator, delivering shares of common stock previously held;

  . having shares withheld or sold or margined from the number of shares to be received; or

  . complying with any other payment mechanisms the plan administrator may approve.

The plan administrator may amend, modify or terminate the plan, or modify or amend options granted under the plan, except that no amendment with respect to an outstanding option that has the effect of reducing the holder's benefits may be made over the objection of the holder (other than those provisions triggering acceleration of vesting of outstanding options).

  As of April 18, 2001, options to acquire 462,004 shares of common stock were outstanding and options to acquire 5,114 shares of common stock had been exercised under the plan. Of the outstanding options: 434,271 were at an exercise price of $1.50 per share; 26,633 were at an exercise price of $6.00 per share; 66 were at an exercise price of $600.00; 440 were at an exercise price of $1,632.00 per share; and 594 were at an exercise price of $1,800.00 per share. After this offering, we anticipate granting additional options to attract and retain employees.

 Other Option Grants

  As of March 31, 2001, our non-employee directors and former non-employee directors held fully-vested options to acquire an aggregate of 75,815 shares of common stock. Of the options to purchase such shares: 24,835 are exercisable for $1.50 per share; 50,000 are exercisable for $6.00 per share; 235 are exercisable for $600.00 per share; 261 are exercisable for $1,632.00 per share; 242 are exercisable for $1,800.00 per share; and 242 are exercisable for $3,900.00 per share.

  Until our stock option plan was amended in January 2001, our non-employee directors were not eligible to receive options thereunder. Accordingly, while such options were granted to our non-employee directors on the terms of our stock option plan using a form of agreement approved under the stock option plan, such options were granted outside of the plan.

 Cash Incentive Plans

  We administer annual cash incentive plans that are targeted toward specific groups of our employees, including senior management, managers, supervisors, sales specialists and other salaried employees.

  In fiscal 1999, we administered an officer incentive program that provided our senior management with the opportunity to earn a year-end cash bonus of up to 30% of their annual salary, based on our achievement of at least 88% of our pre-tax contribution goal. Pursuant to this program, we paid bonuses in fiscal 2000 that were earned in fiscal 1999 to some of our named executive officers.

  In fiscal 2000, we administered a senior management team annual incentive plan. In the event that we exceeded our pre-tax contribution goal for 2000, participants were eligible to receive a cash bonus equal to the following percentage of their respective annual salaries: 35% for our President; 30% for our Vice Presidents; 25% for our employees at the "senior director" level; and 20% for our employees at the "director" level. Our named executive officers were eligible to participate in this plan. No cash bonuses were paid under the terms of this plan.

  Although our Board of Directors has not adopted a bonus plan for fiscal 2001, we anticipate that the Board will adopt such a bonus plan, under which our executive officers will be eligible to receive a cash bonus, based on their respective salaries, upon the occurrence of certain financial or performance goals. In addition, as described below under "Employment Agreements," Mr. Vivian is eligible under the terms of his employment agreement to receive an annual cash bonus of up to 30% of his annual salary.

 2001 Employee Stock Purchase Plan

  An employee stock purchase plan will be implemented upon the effectiveness of the registration statement of which this prospectus is a part. We intend that the plan will qualify under Section 423 of the Internal Revenue Code. The plan will permit our eligible employees to purchase common stock through payroll deductions of up to 10% of their cash compensation per year. The plan provides for six month offering periods, beginning on each January 1 and July 1, except for the first offering period, which begins on the effective date of our registration statement and ends on December 31, 2001. No employee may purchase more than $12,500 in common stock in any offering period. We have authorized the issuance of up to a total of 200,000 shares of common stock pursuant to the plan.

  The price of common stock issued under the plan will be the lesser of 85% of the fair market value on the first day of the offering period and 85% of the fair market value on the last day of the offering period; however, the purchase price for common stock in the first offering period will be the lesser of 85% of the initial public offering price and 85% of the fair market value on December 31, 2001.

Employment Agreements

  Pursuant to our employment agreement with C. William Vivian, dated July 1999, Mr. Vivian has agreed to act as our President and Chief Operating Officer, working primarily from our base of operations in Seattle, Washington and any future base of operations located within 50 miles of Seattle, Washington.

  Mr. Vivian's compensation under the agreement includes a base annual salary of $140,000 beginning in January 1999, which was increased to $152,000 in May 1999 and to $200,000 in January 2000, and which is subject to annual review. Increases in Mr. Vivian's base salary may be made in our sole discretion. Mr. Vivian is eligible to participate in an incentive bonus plan adopted by the compensation committee, with an annual potential bonus of 30% of Mr. Vivian's base salary, which was increased to 35% in the senior management team annual incentive plan for fiscal 2000. Mr. Vivian is also eligible to receive annual vacation leave, reimbursement of reasonable travel costs and use of a company car, as further described in the agreement.

  Mr. Vivian's employment agreement may be terminated by either party without cause (as defined in the agreement). In the event that we terminate Mr. Vivian's employment without cause, we agree to provide Mr. Vivian with monthly separation payments equal to Mr. Vivian's base monthly salary, for a period of 12 months, subject to Mr. Vivian providing us with a waiver and release of all claims.

  We have entered into a non-competition agreement with our Chief Executive Officer and Chairman of the Board, Victor D. Alhadeff, dated October 18, 1996. This agreement provides that during the term of his employment with BRIAZZ and for two years thereafter, Mr. Alhadeff will not act as an agent of, own (except for less than 5% of a competitor's equity interests) or participate in the management of any of our competitors, without geographical limitation, or induce any of our employees, consultants or agents to leave BRIAZZ.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Mr. Alhadeff, our Chief Executive Officer and Chairman of the Board, is a co-obligor on our $2,000,000 operating line of credit with U.S. Bank National Association. Mr. Alhadeff receives no compensation from us for serving in this capacity.

  We are a party to a lease agreement dated November 6, 1998 with Benaroya Capital Company, LLC, pursuant to which we have agreed to lease a 517 square foot retail space in Metropolitan Park West, 1100 Olive Way, Seattle, Washington for the period from November 15, 1998 to May 31, 2003. Our monthly rent is the lesser of $1,300 or 6% of our gross sales. As of December 31, 2000, we had paid Benaroya Capital a total of $23,211 in connection with our lease obligations. We anticipate that our future rent obligations from January 1, 2001 to May 31, 2003 will be a maximum of $37,700 under the calculation described above. Benaroya Capital is controlled by Jack Benaroya, one of our principal shareholders.

  Starbucks Corporation currently supplies the coffee for our cafes. During fiscal 2000, 1999 and 1998, we purchased a total of $409,379, $406,630 and $383,468, respectively, in coffee and coffee-related supplies from Starbucks. During 1998 and a portion of 1999, we maintained a wholesale account with Starbucks. During fiscal 1999 and 1998, Starbucks purchased a total of $54,000 and $485,000, respectively, in BRIAZZ products. We terminated this wholesale account in 1999. Mr. Schultz, our strategic advisor, one of our principal shareholders and a former director, is the Chairman and Chief Global Strategist of Starbucks.

  From April 1998 to October 2000, we leased 2,444 square feet for a cafe located at 2590 NE University Village, Seattle, Washington from U Village Imp. Limited Partnership. During fiscal 2000, 1999 and 1998, we paid U Village Imp. Limited Partnership $98,520, $121,625 and $100,886, respectively, in connection with this lease. Stuart Sloan, formerly one of our principal shareholders, is the President of U Village Imp., Inc., the general partner of U Village Imp. Limited Partnership.

  David V. Alhadeff, son of Victor D. Alhadeff, our Chief Executive Officer and Chairman of the Board, was employed as our Director of Operations until December 1997 and as our Vice President of Branded Sales from January 1998 to July 2000. In fiscal 2000, 1999 and 1998, he earned compensation from us of $60,742, $103,600 and $92,140, respectively. David V. Alhadeff continues to act as a consultant for BRIAZZ in exchange for the continued vesting of his stock options.

                             PRINCIPAL SHAREHOLDERS

  The following table indicates information as of April 18, 2001 regarding the beneficial ownership of our common stock by:

  . Each person known to the Board of Directors to own beneficially 5% or more of our common stock;

  . Each of our directors who holds shares of our common stock;

  . Each of the named executive officers who holds shares of our common stock; and

  . All of our directors and executive officers as a group.

  The information in the following table assumes no exercise of the underwriter's over-allotment option. Assuming the conversion of our outstanding shares of Series A, Series B and Series C preferred stock into 3,815,852 shares of common stock, there were 3,820,966 shares of common stock outstanding and 89 BRIAZZ shareholders as of April 18, 2001.

  Information with respect to beneficial ownership has been furnished by each director, named executive officer or 5% or more shareholder, as the case may be. Except as otherwise noted below, the address for each person listed on the following table is c/o BRIAZZ, Inc., 3901 7th Avenue South, Suite 200, Seattle, Washington 98108-5206.

  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities, and includes shares of common stock issuable pursuant to the exercise of rights of conversion, stock options or warrants that are immediately exercisable or exercisable within 60 days after April 18, 2001. These shares are deemed to be outstanding and to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons or entities identified in the following table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

                                                   Percent Beneficially Owned
                             Number of Shares    ------------------------------
Name                       Beneficially Owned(1) Before Offering After Offering
----                       --------------------- --------------- --------------
Directors and Executive
 Officers:
  Victor D. Alhadeff......         812,786 (2)        20.61%         13.67%
  Richard Fersch..........          18,525 (3)            *              *
  John Carleton...........          11,726 (4)            *              *
  Paul Vigano.............         826,021 (5)        20.50          13.70
  Dan Kourkoumelis........          28,334 (6)            *              *
  C. William Vivian.......          14,944 (7)            *              *
  Tracy L. Warner.........           3,750 (8)            *              *
  Nancy Lazara............           7,017 (9)            *              *
  Joel Sjostrom...........           5,745(10)            *              *
  All directors and
   executive officers (9
   persons)...............       1,728,848(11)        40.80          27.72

5% Shareholders:
  Alhadeff Limited
   Partnership II.........         473,807 (2)        12.40           8.14
  Whitney Equity Partners,
   L.P. ..................         826,021 (5)        20.50          13.70
  Jack Benaroya...........         676,152(12)        16.89          11.26
  Howard Schultz .........         387,997(13)         9.85           6.53

--------
  *   Less than 1%
 (1) Includes only shares currently owned, shares held by spouses or minor children, options and other securities currently exercisable or convertible or exercisable or convertible within 60 days after April 18, 2001 and all shares over which the individual has sole or shared control over voting or investment. Immediately prior to the closing of this offering, each share of Series A preferred stock will convert into 1.0634 shares of common stock, each share of Series B preferred stock will convert into 1.0635 shares of common stock and each share of Series C preferred stock will convert into 1.0447 shares of common stock. Upon conversion of the Series C preferred stock, each warrant to acquire one share of Series C preferred stock will automatically become a warrant to acquire 1.0447 shares of common stock.

 (2) Represents, with respect to Mr. Alhadeff, 215,831 shares issuable upon conversion of Series C preferred stock, 101,431 shares issuable upon conversion of Series C preferred stock issuable upon exercise of warrants exercisable at $6.00 per share, 21,717 shares issuable upon the exercise of stock options, of which 21,642 are exercisable at $1.50 per share and 75 are exercisable at $1,632 per share, and 473,807 shares issuable upon conversion of Series C preferred stock held by Alhadeff Limited Partnership II, and represents with respect to Alhadeff Limited Partnership II, such 473,807 shares.

 (3) Represents 5,200 shares issuable upon conversion of Series C preferred stock, 1,599 shares issuable upon conversion of Series C preferred stock issuable upon exercise of warrants exercisable at $6.00 per share and 11,726 shares issuable upon exercise of stock options, of which 1,667 are exercisable at $1.50 per share, 10,000 are exercisable at $6.00 per share, 34 are exercisable at $600.00 per share and 25 are exercisable at $1,800.00 per share. The address for Mr. Fersch is c/o Eddie Bauer, Inc., P.O. Box 97000, Redmond, Washington 98073-9708.

 (4) Represents shares issuable upon exercise of stock options, of which 1,667 are exercisable at $1.50 per share, 10,000 are exercisable at $6.00 per share, 34 are exercisable at $600.00 per share and 25 are exercisable at $1,800.00 per share. The address for Mr. Carleton is c/o Benaroya Capital Company, L.L.C., 1001 Fourth Avenue, Suite 4700, Seattle, Washington 98154.

 (5) Represents shares beneficially owned by Whitney Equity Partners, L.P., which is affiliated with Whitney & Co. Includes 2,046 shares issuable upon conversion of Series B preferred stock, 615,312 shares issuable upon conversion of Series C preferred stock, 196,971 shares issuable upon conversion of Series C preferred stock issuable upon exercise of warrants exercisable at $6.00 per share and 11,692 shares issuable upon exercise of stock options held by Peter Castleman, a Managing Director of Whitney
      & Co., of which 1,667 are exercisable at $1.50 per share, 10,000 are exercisable at $6.00 per share and 25 are exercisable at $1,800.00 per share. Mr. Vigano disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in Whitney Equity Partners. The address for Mr. Vigano and Whitney Equity Partners is c/o Whitney & Co., 177 Broad Street, Stamford, Connecticut 06901.

 (6) Represents shares issuable upon exercise of stock options, of which 18,167 are exercisable at $1.50 per share, 10,000 are exercisable at $6.00 per share and 167 are exercisable at $1,800.00 per share. The address for Mr. Kourkoumelis is 10079 Samish Island Road, Bow, Washington 98232.

 (7) Represents shares issuable upon exercise of stock options, of which 14,853 are exercisable at $1.50 per share and 91 are exercisable at $1,800.00 per share.

 (8) Represents 3,750 shares issuable upon exercise of stock options exercisable at $1.50 per share.

 (9) Represents shares issuable upon exercise of stock options, of which 6,958 are exercisable at $1.50 per share, 26 are exercisable at $1,632.00 per share and 33 are exercisable at $1,800.00 per share.

(10) Represents shares issuable upon exercise of stock options, of which 5,721 are exercisable at $1.50 per share, 4 are exercisable at $1,632.00 per share and 20 are exercisable at $1,800.00 per share.

(11) Represents 1,310,150 shares issuable upon conversion of Series C preferred stock, 300,001 shares issuable upon conversion of Series C preferred stock issuable upon exercise of warrants exercisable at $6.00 per share, 2,046 shares issuable upon conversion of Series B preferred stock and 116,651 shares issuable upon the exercise of stock options.

(12) Represents 492,961 shares issuable upon conversion of Series C preferred stock and 183,191 shares issuable upon conversion of Series C preferred stock issuable upon exercise of warrants exercisable at $6.00 per share. The address for Mr. Benaroya is c/o Benaroya Capital Company, L.L.C., 1001 Fourth Avenue, Suite 4700, Seattle, Washington 98154.

(13) Represents 271,190 shares issuable upon conversion of Series C preferred stock, 104,470 shares issuable upon conversion of Series C preferred stock issuable upon exercise of warrants exercisable at $6.00 per share and 12,337 shares issuable upon exercise of stock options, of which 1,667 are exercisable at $1.50 per share, 10,000 are exercisable at $6.00 per share, 167 are exercisable at $600.00 per share, 261 are exercisable at $1,632.00 per share and 242 shares are exercisable at $3,900.00. The address for Mr. Schultz is c/o Starbucks Corporation, 2401 Utah Avenue South, Seattle, Washington 98134.

                          DESCRIPTION OF CAPITAL STOCK

  Upon the closing of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, without par value, of which 5,820,966 will be outstanding, excluding exercises of options and warrants after April 18, 2001, and 50,000,000 shares of preferred stock, without par value, none of which will be outstanding. The following description of our capital stock and certain provisions of our articles of incorporation and bylaws is a summary, assumes the conversion of all outstanding shares of our preferred stock into an estimated 3,815,852 shares of common stock not later than the completion of this offering, and is qualified in its entirety by the provisions of the articles of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

  Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our shareholders, including the election of directors. There are no cumulative voting rights, and therefore, the holders of a majority of the shares of our common stock may elect all of our directors. Holders of our common stock are entitled to receive dividends if and when dividends are declared by our Board of Directors out of assets legally available for the payment of dividends, subject to preferential rights of any outstanding shares of preferred stock. In the event of a liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, after payment of our debts or other liabilities and making provisions for the holders of any outstanding shares of preferred stock, our remaining assets will be distributed ratably among the holders of shares of common stock and any preferred stock. Our common stock has no preemptive, redemption, conversion or subscription rights. The rights, powers, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

  Our Board of Directors has the authority, without action by our shareholders, to issue up to an aggregate of 50,000,000 shares of preferred stock in one or more classes or series. The board may fix the designations, preferences, rights and any qualifications, limitation or restrictions of the shares of each such series, including dividend rights, convertibility, voting rights, redemption rights, liquidation preferences and the number of shares constituting any series and the designation of such series. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and, under certain circumstances, make it more difficult for a third party to gain control of BRIAZZ, discourage bids for our common stock at a premium or otherwise adversely affect the market price of our common stock. We currently have no plans to issue any preferred stock.

Warrants

  As of April 18, 2001, we had warrants outstanding to purchase 907,240 shares of Series C preferred stock. Generally, each warrant contains provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant upon the occurrence of events such as stock dividends, stock splits, reorganizations, reclassifications and consolidations. Upon the conversion of all shares of our Series C preferred stock into shares of common stock, such warrants will become exercisable to purchase 947,817 shares of common stock. The warrants terminate at various times throughout 2003.

Registration Rights

  Many of our current shareholders have rights relating to the registration of their shares under state and federal securities laws. These rights, which are assignable, are outlined in a registration rights agreement between BRIAZZ and these shareholders. Commencing six months after the effective date of this registration statement, holders of (a) at least one-third of the shares of common stock issuable upon the conversion of our Series A preferred stock, (b) at least one-third of the shares of common stock issuable upon the conversion of our Series B preferred stock or (c) at least one-third of the shares of common stock issuable upon the conversion of our Series C preferred stock are entitled to demand on up to two occasions that we use our best efforts to register for public resale all of the shares of common stock they request be registered, provided that the proposed aggregate offering price would exceed $5.0 million. We may postpone the filing for up to six months in any 12-month period if our board determines that filing a registration statement would be seriously detrimental to us and our shareholders.

  In addition, under the agreement all of these shareholders are entitled to "piggyback" registration rights in connection with any registration by us of our securities in connection with a public offering solely for cash, for our own account or for the account of other security holders (other than in this offering and in any registration of securities to be issued to participants in a stock-based incentive plan). If we propose to register any shares of common stock under the Securities Act, these shareholders are entitled to receive notice of the registration and to include their shares in the registration statement, subject to certain limitations.

  These shareholders may also require us to register all or a portion of their common stock subject to these registration rights on Form S-3, when use of this form becomes available, provided that, among other limitations, the proposed aggregate offering price would be at least $2.0 million. We may postpone the filing for up to 90 days in any 12-month period if our Board determines that filing a registration statement would be seriously detrimental to us and our shareholders. All registration rights of a holder who holds less than 1% of our issued and outstanding common stock terminate when the holder can offer and sell all of his or her registrable securities pursuant to Rule 144. All registration rights otherwise terminate five years after this offering.

  All registration rights are subject to conditions and limitations, among them the right of the underwriters of any offering to limit the number of shares of common stock held by the security holders to be included in the registration. We are generally required to bear all of the expenses of all registrations, except underwriting discounts and selling commissions. Registration of the shares of common stock held by security holders with registration rights would result in these shares becoming freely tradeable without restriction under the Securities Act immediately upon effectiveness of the registration statement.

Antitakeover Effects of Certain Articles and Bylaws Provisions and the Washington Business Corporation Act

  Articles and bylaws. Our articles of incorporation and bylaws contain provisions that may have the effect of delaying, deferring or preventing a change in control. Neither the articles of incorporation nor the bylaws provide for cumulative voting in the election of directors. Furthermore, the authorization of undesignated preferred stock makes it possible for the Board of Directors to issue preferred stock with voting or other rights or preferences that could impede any attempt to change control of BRIAZZ.

  Washington Business Corporation Act. Washington law imposes restrictions on certain transactions between a corporation and certain significant shareholders. Chapter 23B.19 of the Washington Business Corporation Act prohibits a "target corporation," with some exceptions, from engaging in certain significant business transactions with a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation (an Acquiring Person) for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's board of directors prior to the time of acquisition. Transactions prohibited by this statute include, among others:

  . a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the Acquiring Person;

  . termination of 5% or more of the employees of the target corporation as a result of the Acquiring Person's acquisition of 10% or more of the shares; or

  . allowing the Acquiring Person to receive any disproportionate benefit as a shareholder.

  After the five-year period, a "significant business transaction" may occur, as long as it complies with certain "fair price" provisions of the statute. A public corporation may not "opt out" of this statute. This provision may have the effect of delaying, deferring or preventing a change in control of BRIAZZ.

Transfer Agent and Registrar

  The transfer agent and registrar for our common stock is Mellon Investor Services LLC. Its address is 520 Pike Street, Seattle, Washington 98101, and its telephone number at this location is (206) 674-3030.

Listing

  Our common stock has been approved for quotation on the Nasdaq National Market under the trading symbol "BRZZ."

                        SHARES ELIGIBLE FOR FUTURE SALE

  Before this offering, there has been no public market for our common stock. Market sales of shares or the availability of shares for sale may decrease the market price of our common stock prevailing from time to time. Sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

  Future sales of our common stock, and the availability of our common stock for sale, may depress the market price for our common stock. After this offering, 5,820,966 shares of common stock will be outstanding, excluding any exercises of options and warrants after April 18, 2001. All of the shares sold in this offering will be freely tradable, except for shares purchased by holders subject to our registration rights agreement, lock-up agreements or by any of our existing "affiliates," as that term is defined in Rule 144 under the Securities Act, which generally includes officers, directors and 10% shareholders. Except as set forth below, the remaining shares of common stock outstanding after this offering will be restricted as a result of securities laws or lock-up agreements. These remaining shares will be available for sale in the public market as follows:

                                                                     Approximate
                                                                       Number
                                                                      of Shares
                                                                     -----------
   On the date of this prospectus...................................         84
   90 days after the date of this prospectus........................      3,738
   180 days after the date of this prospectus.......................  3,286,732
   Later than 180 days after the date of this prospectus............    530,412

  Each of our directors and executive officers and several additional holders, together holding an aggregate of approximately 3,799,149 shares of our outstanding common stock, have agreed to certain restrictions on their ability to sell, offer, contract or grant any option to sell, pledge, transfer, make any short sale or otherwise dispose of shares of our common stock for a period of 180 days after the date of this prospectus, without the prior written consent of WR Hambrecht+Co. WR Hambrecht+Co may release all or a portion of the shares subject to this lock-up agreement at any time without notice.

  In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . 1% of the number of shares of our common stock then outstanding, which will equal approximately 58,210 shares immediately after this offering; or

  . the average weekly trading volume of our common stock on the Nasdaq
    National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

  Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

  Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

  Rule 701 under the Securities Act, as currently in effect, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, of Rule 144. Most of our employees, officers, directors and consultants who purchased shares under a written compensatory plan or contract will be entitled to rely on the sale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell their shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares. However, substantially all Rule 701 shares are subject to lock-up agreements and, therefore, will become eligible for sale only at the earlier of the expiration of the 180-day lock-up agreements or beginning 90 days after the offering upon obtaining the prior written consent of WR Hambrecht+Co.

  We intend to file a registration statement on Form S-8 registering shares of our common stock subject to outstanding options and shares reserved for future issuance under our stock option plan and our employee stock purchase plan. As of April 18, 2001, 994,886 shares of common stock were reserved for issuance under our stock option plan, of which 462,004 were subject to outstanding options, and 75,815 shares of common stock were issuable upon the exercise of stock options granted outside of our stock option plan. We have approved an employee stock purchase plan and reserved 200,000 shares for issuance under the plan. Common stock issued under our employee stock purchase plan or upon exercise of outstanding options after the filing of a registration statement on Form S-8, other than common stock issued to our affiliates or to persons who are parties to lock-up agreements with WR Hambrecht+Co, will be available for immediate resale in the open market without restriction.

                              PLAN OF DISTRIBUTION

  In accordance with the terms of the underwriting agreement between WR Hambrecht+Co, LLC and us, WR Hambrecht+Co will purchase from us 2,000,000 shares of common stock at the public offering price less the underwriting discounts and commissions described on the cover page of this prospectus.

  The underwriting agreement provides that the obligations of WR Hambrecht+Co are subject to conditions, including the absence of any material adverse change in our business, and the receipt of certificates, opinions and letters from us, counsel and independent accountants. Subject to those conditions, WR Hambrecht+Co is committed to purchase all of the shares of our common stock offered by this prospectus if any of the shares are purchased.

  WR Hambrecht+Co proposes to offer the shares of our common stock directly to the public at the offering price set forth on the cover page of this prospectus, as this price is determined by the OpenIPO process described below, and to certain dealers at this price less a concession not in excess of $0.19 per share. Any dealers that participate in the distribution of our common stock may be deemed to be underwriters within the meaning of the Securities Act, and any discount, commission or concession received by them and any provided by the sale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. After completion of the initial public offering of the shares, the public offering price and other selling terms may be changed by WR Hambrecht+Co. WR Hambrecht+Co has informed us that it does not intend discretionary sales to exceed 5% of the shares of the common stock offered by this prospectus.

  The following table shows the per share and total underwriting discount to be paid to WR Hambrecht+Co by us in connection with this offering. The underwriting discount has been determined through negotiations between WR Hambrecht+Co and us, and has been calculated as a percentage of the offering price. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

                                                  Per
                                                 Share No Exercise Full Exercise
                                                 ----- ----------- -------------
   Public offering price........................ $8.00 $16,000,000  $18,400,000
   Underwriting discounts.......................  0.48     960,000    1,104,000
   Proceeds, before expenses, to us............. $7.52 $15,040,000  $17,296,000

  The expenses of the offering, exclusive of the underwriting discounts, will be approximately $1.1 million. These fees and expenses are payable entirely by us. These fees include, among other things, our legal and accounting fees, printing expenses, expenses incurred in connection with meetings with potential investors, filing fees of the Securities and Exchange Commission and the National Association of Securities Dealers, Inc., fees of our transfer agent and registrar and the listing fees of the Nasdaq National Market.

  An electronic prospectus is available on the web site maintained by WR Hambrecht+Co and may also be made available on web sites maintained by selected dealers. Other than the prospectus in electronic format, the information on these web sites is not part of this prospectus and has not been approved or endorsed by us.

The OpenIPO Auction Process

  The distribution method being used in this offering is known as the OpenIPO auction, which differs from methods traditionally used in underwritten public offerings. In particular, the public offering price and the allocation of shares are determined primarily by an auction conducted by WR Hambrecht+Co. All qualified individual and institutional investors may place bids in an OpenIPO auction and investors submitting valid bids have an equal opportunity to receive an allocation of shares.

  The following describes how WR Hambrecht+Co and some selected dealers conduct the auction process and confirm bids from prospective investors:

  . Before the registration statement relating to this offering becomes effective, WR Hambrecht+Co and participating dealers solicit bids from prospective investors through the Internet and by telephone and facsimile. The bids specify the number of shares of our common stock the potential investor proposes to purchase and the price the potential investor is willing to pay for the shares. These bids may be above or below the range set forth on the cover page of the prospectus. The minimum size of any bid is 100 shares.

  . The shares offered by this prospectus may not be sold, nor may offers to buy be accepted, prior to the time that the registration statement filed with the Securities and Exchange Commission becomes effective. A bid received by WR Hambrecht+Co involves no obligation or commitment of any kind prior to the closing of the auction. Bids can be modified or revoked at any time prior to the closing of the auction.

  . Approximately two business days prior to the registration statement being declared effective, prospective investors receive, by e-mail, telephone or facsimile, a notice indicating the proposed effective date.

  . After the registration statement relating to this offering has become effective, potential investors who have submitted bids to WR Hambrecht+Co are contacted by e-mail, telephone or facsimile. Potential investors are advised that the registration statement has been declared effective and are requested to confirm their bids.

  . The auction closes after the registration statement becomes effective at a time agreed to by us and WR Hambrecht+Co. The actual time at which the auction closes is determined by us and WR Hambrecht+Co based on general market conditions during the period after the registration statement becomes effective. After the registration statement has been declared effective, the public offering price of the common stock may be set at a price that is outside the range set forth on the cover of the prospectus.

  . All bids that are not confirmed before the time specified by WR
    Hambrecht+Co, or if the time is not specified, by the close of the auction, are deemed withdrawn.

  . Once a potential investor affirmatively confirms its previous bid, the confirmation remains valid unless subsequently withdrawn by the potential investor. Potential investors are able to withdraw their bids at any time before the close of the auction by notifying WR Hambrecht+Co or a participating dealer.

  . If the public offering price range is changed before or after a potential investor affirmatively confirms a bid, or if the public offering price is outside the public offering range previously provided to the potential investor in the prospectus, WR Hambrecht+Co and participating dealers notify potential investors of the change and that offers will not be accepted until the potential investor has again reconfirmed its bid regardless of whether the potential investor's initial bid was above, below or at the public offering price.

  . Following the closing of the auction, WR Hambrecht+Co determines the highest price at which all of the shares offered, including shares that may be purchased by WR Hambrecht+Co to cover any over-allotments, may be sold to potential investors. This price, which is called the "clearing price," is determined based on the results of all valid bids at the time the auction is closed. The clearing price is not necessarily the public offering price, which is set as described in "Determination of Public Offering Price" below. The public offering price determines the allocation of shares to potential investors, with all bids submitted at or above the public offering price receiving a pro rata portion of the shares bid for.

  . Once the auction closes and a clearing price is set as described below, WR Hambrecht+Co accepts the bids from those bidders whose bid is at or above the public offering price but may allocate to a prospective investor fewer shares than the number included in the investor's bid.

  . Bidders receiving a pro rata portion of the shares bid receive an allocation of shares on a round lot basis, rounded to multiples of 100 or 1000 shares, depending on the size of the bid. No bids are rounded to a round lot higher than the original bid size. Because bids may be rounded down to round lots in multiples of 100 or 1000 shares, some bidders may receive allocations of shares that reflect a greater percentage decrease in their original bid than the average pro rata decrease. Thus, for example, if a bidder has confirmed a bid for 200 shares, and there is an average pro rata decrease of all bids of 30%, the bidder may receive an allocation of 100 shares (a 50% decrease from 200 shares) rather than receiving an allocation of 140 shares (a 30% decrease from 200 shares). In addition, some bidders may receive allocations of shares that reflect a lesser percentage decrease in their original bid than the average pro rata decrease. For example, if a bidder has confirmed a bid for 100 shares, and there is an average pro rata decrease of all bids of 30%, the bidder may receive an allocation of all 100 shares to avoid having the bid rounded down to zero.

  . WR Hambrecht+Co or a participating dealer notifies successful bidders by e-mail, telephone or facsimile or mail that the auction has closed and that their confirmed bids have been accepted. Other bidders are notified that their bids have not been accepted.

  . Potential investors may at any time expressly request that all, or any specific, communications between them and WR Hambrecht+Co and participating dealers be made by specific means of communication, including e-mail, telephone and facsimile.

  WR Hambrecht+Co and selected dealers that participate in this offering may request prospective investors to confirm their bids prior to the effective date of the registration statement, if that practice is used by these institutions in connection with initial public offerings that are not conducted using the OpenIPO process. Bidders should carefully review the procedures of, and communications from, the institution through which they bid to purchase our shares. In general, approximately two business days before the registration statement is declared effective, WR Hambrecht+Co and these dealers request potential investors to reconfirm the bids that they have submitted. If a bid is not reconfirmed prior to the close of the auction, it is rejected. If a bid is reconfirmed, it may still be modified or revoked prior to the auction closing; however, if the reconfirmed bid is not revoked prior to the effectiveness of the registration statement and the closing of the auction, it is considered a firm bid and may be accepted at the closing of the auction. WR Hambrecht+Co and these dealers also seek reconfirmation of bids in the event that the price range of the offering is changed, or if the initial public offering price is set at a price that is outside the range that has previously been provided to potential investors.

Determination of Public Offering Price

  The public offering price for this offering is ultimately determined by negotiation between WR Hambrecht+Co and us after the auction closes and does not necessarily bear any direct relationship to our assets, current earnings or book value or to any other established criteria of value, although these factors are considered in establishing the initial public offering price. Prior to the offering, there has been no public market for our common stock. The principal factor in establishing the public offering price is the clearing price resulting from the auction.

  The clearing price is the highest price at which all of the shares offered, including the shares that may be purchased by WR Hambrecht+Co to cover any over-allotments, may be sold to potential investors, based on the valid bids at the time the auction is run. The shares subject to WR Hambrecht+Co's over-allotment option are used to calculate the clearing price whether or not the option is actually exercised.

  Factors considered in determining the initial public offering price include an assessment of our management, operating results, capital structure and business potential and the demand for similar securities of comparable companies. Changes, if any, in the public offering price are based primarily on the bids received.

  The public offering price may be lower, but will not be higher, than the clearing price based on negotiations between WR Hambrecht+Co and us. The public offering price always determines the allocation of shares to potential investors. Therefore, if the public offering price is below the clearing price, all bids that are at or above the public offering price receive a pro rata portion of the shares bid for. If sufficient bids are not received, or if we do not consider the clearing price to be adequate, or if we and WR Hambrecht+Co are not able to reach agreement on the public offering price, then we and WR Hambrecht+Co will either postpone or cancel this offering. Alternatively, we may file a post-effective amendment to the registration statement in order to conduct a new auction.

  The following simplified example illustrates how the public offering price is determined through the auction process:

  Company X offers to sell 1,000 shares in its public offering through the auction process. WR Hambrecht+Co, on behalf of Company X, receives five bids to purchase, all of which are kept confidential until the auction closes.

  The first bid is to pay $10.00 per share for 200 shares. The second bid is to pay $9.00 per share for 300 shares. The third bid is to pay $8.00 per share for 600 shares. The fourth bid is to pay $7.00 per share for 400 shares. The fifth bid is to pay $6.00 per share for 800 shares.

  Assuming that all of these bids are confirmed and not withdrawn or modified before the auction closes, and assuming that no additional bids are received, the clearing price used to determine the public offering price would be $8.00 per share, which is the highest price at which all 1,000 shares offered may be sold to potential investors who have submitted valid bids. However, the shares may be sold at a price below $8.00 per share based on negotiations between Company X and WR Hambrecht+Co.

  If the public offering price is the same as the $8.00 per share clearing price, WR Hambrecht+Co would confirm bids at or above $8.00 per share. Because 1,100 shares were bid for at or above the clearing price, each of the three potential investors who bid $8.00 per share or more would receive approximately 90% of the shares for which bids were made. The two potential investors whose bids were below $8.00 per share would not receive any shares in this example.

  If the public offering price is $7.00 per share, WR Hambrecht+Co would confirm bids that were made at or above $7.00 per share. No bids made at a price of less than $7.00 per share would be accepted. The four potential investors with the highest bids would receive a pro rata portion of the 1,000 shares offered, based on the 1,500 shares they requested, or two-thirds of the shares for which bids were made. The potential investor with the lowest bid would not receive any shares in this example.

  Because bids that are reduced on a pro rata basis may be rounded down to round lots, a potential investor may be allocated less than two-thirds of the shares bid for. Thus, the potential investor who bid for 200 shares may receive a pro rata allocation of 100 shares (one-half of the shares bid for), rather than receiving a pro rata allocation of 133 shares (two-thirds of the shares bid for).

  The following table illustrates the example described above, before rounding down any bids to the nearest round lot, assuming that the initial public offering price is set at $8.00 per share. The table also assumes that these bids are the final bids, and that they reflect any modifications that have been made to reflect any prior changes to the offering range, and to avoid the issuance of fractional shares.

                      Initial Public Offering of Company X

                              Bid Information                    Auction Results
                       ------------------------------ -------------------------------------
                                                                Approximate
                                 Cumulative                      Allocated
                        Shares     Shares              Shares    Requested  Clearing Amount
                       Requested Requested  Bid Price Allocated   Shares     Price   Raised
                       --------- ---------- --------- --------- ----------- -------- ------
                          200        200     $10.00       180        90%     $8.00   $1,440
                          300        500       9.00       270        90       8.00    2,160
Clearing Price (right
 arrow)                   600      1,100       8.00       550        90       8.00    4,400
                          400      1,500       7.00       --         --        --       --
                          800      2,300       6.00       --         --        --       --
                                                        -----                        ------
                                             Total:     1,000                        $8,000
                                                        =====                        ======

Requirements for Valid Bids

  Valid bids are those that meet the requirements, including eligibility, account status and size, established by WR Hambrecht+Co or participating dealers. In order to open a brokerage account with WR Hambrecht+Co, a potential investor must deposit $2,000 in its account. This brokerage account will be a general account subject to WR Hambrecht+Co's customary rules, and will not be limited to this offering. In addition, once the registration statement becomes effective and the auction closes, a prospective investor submitting a bid through a WR Hambrecht+Co brokerage account must have an account balance equal to or in excess of the amount of its bid or its bid is not accepted by WR Hambrecht+Co. However, other than the $2,000 described above, prospective investors are not required to deposit any money into their accounts until after the registration statement becomes effective. No funds will be transferred to WR Hambrecht+Co, and any amounts in excess of $2,000 may be withdrawn at any time until the acceptance of the bid and the subsequent closing of this offering. Conditions for valid bids, including eligibility standards and account funding requirements of participating dealers other than WR Hambrecht+Co, may vary.

The Closing of the Auction and Allocation of Shares

  The auction closes on a date estimated and publicly disclosed in advance by WR Hambrecht+Co on its web sites at www.wrhambrecht.com and www.openipo.com. The 2,000,000 shares offered by this prospectus, or 2,300,000 shares if WR Hambrecht+Co's over-allotment option is exercised in full, will be purchased from us by WR Hambrecht+Co and sold through WR Hambrecht+Co and participating dealers to investors who have submitted valid bids at or higher than the public offering price. These investors are notified by e-mail, telephone, voice mail, facsimile or mail as soon as practicable following the closing of the auction that their bids have been accepted.

  Each participating dealer has agreed with WR Hambrecht+Co to sell the shares it purchases from WR Hambrecht+Co in accordance with the auction process described above, unless WR Hambrecht+Co otherwise consents. WR Hambrecht+Co reserves the right to reject bids that it deems manipulative or disruptive in order to facilitate the orderly completion of this offering, and it reserves the right, in exceptional circumstances, to alter this method of allocation as it deems necessary to ensure a fair and orderly distribution of the shares of our common stock. For example, large orders may be reduced to ensure a public distribution and bids may be rejected or reduced by WR Hambrecht+Co or participating dealers based on eligibility or creditworthiness criteria. In addition, WR Hambrecht+Co or the participating dealers may reject or reduce a bid by a prospective investor who has engaged in practices that could have a manipulative, disruptive or otherwise adverse effect on the offering.

  Some dealers participating in the selling group may submit firm bids that reflect indications of interest from their customers that they have received at prices within the initial public offering price range. In these cases, the dealer submitting the bid is treated as the bidder for the purposes of determining the clearing price and allocation of shares.

  Price and volume volatility in the market for our common stock may result from the somewhat unique nature of the proposed plan of distribution. Price and volume volatility in the market for our common stock after the completion of this offering may adversely affect the market price of our common stock.

  We have granted to WR Hambrecht+Co an option, exercisable no later than 30 days after the date of this prospectus, to purchase up to an aggregate of 300,000 additional shares of our common stock at the offering price, less the underwriting discounts and commissions set forth on the cover page of this prospectus. To the extent that WR Hambrecht+Co exercises this option, it will have a firm commitment to purchase the additional shares and we will be obligated to sell the additional shares to WR Hambrecht+Co. WR Hambrecht+Co may exercise the option only to cover over-allotments made in connection with the sale of shares offered. The underwriting agreement provides that we will indemnify WR Hambrecht+Co against specified liabilities, including liabilities under the Securities Act, or contribute to payments that WR Hambrecht+Co may be required to make.

  We have agreed not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of common stock, or any options or warrants to purchase common stock other than the shares of common stock or options to acquire common stock issued under our stock plans, for a period of 180 days after the date of this prospectus, except with the prior written consent of WR Hambrecht+Co. Each of our directors and executive officers and additional holders of a substantial majority of our outstanding capital stock have agreed to restrictions on their ability to sell, offer, contract or grant any option to sell, pledge, transfer or otherwise dispose of shares of our common stock for a period of 180 days after the date of this prospectus, without the prior written consent of WR Hambrecht+Co. The persons signing the lock-up agreements will be able to transfer their shares of common stock as a bona fide gift, to immediate family members or to a trust or partnership or other business entity, or as a distribution without compensation, to partners, members or shareholders of a business entity, subject to the transferees agreeing to enter into a lock-up agreement.

  In connection with the offering, WR Hambrecht+Co may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by WR Hambrecht+Co of a greater number of shares than it is required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than WR Hambrecht+Co's option to purchase additional shares from us in the offering. WR Hambrecht+Co may close out any covered short position by either exercising its option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, WR Hambrecht+Co will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. "Naked" short sales are any sales in excess of such option. WR Hambrecht+Co must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if WR Hambrecht+Co is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by WR Hambrecht+Co in the open market prior to the completion of the offering.

  WR Hambrecht+Co also may impose a penalty bid. This occurs when a particular underwriter repays to WR Hambrecht+Co a portion of the underwriting discount received by it because WR Hambrecht+Co has repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions. These activities by underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

  WR Hambrecht+Co currently intends to act as a market maker for the common stock following this offering. However, WR Hambrecht+Co is not obligated to do so and may discontinue any market making at any time.

  WR Hambrecht+Co is an investment banking firm formed in February 1998. In addition to this offering, WR Hambrecht+Co has engaged in the business of public and private equity investing and financial advisory services since its inception. The manager of WR Hambrecht+Co, William R. Hambrecht, has 40 years of experience in the securities industry.

                                 LEGAL MATTERS

  Dorsey & Whitney LLP, Seattle, Washington, will pass upon the validity of the shares of our common stock being offered hereby. Perkins Coie LLP, Seattle, Washington, will pass upon certain legal matters in connection with this offering for WR Hambrecht+Co. Irwin L. Treiger, a partner of Dorsey & Whitney LLP, owns 2,677 shares of Series C preferred stock and warrants to purchase 1,026 shares of Series C preferred stock with an exercise price of $6.00 per share.

                                    EXPERTS

  The financial statements of BRIAZZ, Inc. as of December 26, 1999 and December 31, 2000 and for each of the three years in the period ended December 31, 2000 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the ability of BRIAZZ, Inc. to continue as a going concern as described in Note 2 to such financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

  We have filed with the Securities and Exchange Commission, 450 Fifth Street N.W., Washington, D.C. 20549, a registration statement on Form S-1 covering the shares of common stock being sold in this offering. We have not included in this prospectus all the information contained in the registration statement, and you should refer to the registration statement and its exhibits for further information.

  Any statement in this prospectus about any of our contracts or other documents is not necessarily complete. If the contract or document is filed as an exhibit to the registration statement, the description contained in this prospectus is subject to the terms and conditions of such contract or document. You must review the exhibits themselves for a complete understanding of the contract or document.

  You may review a copy of the registration statement, including exhibits and schedules filed with it, at the Commission's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549, and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of such materials from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549, at prescribed rates. You may call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. The Commission maintains a web site at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, such as BRIAZZ, that file electronically with the Commission.

  You may read and copy any reports, statements or other information that we file with the Commission at the addresses indicated above, and you may also access them electronically at the web site set forth above. These Commission filings are also available to the public from commercial document retrieval services.

                                  BRIAZZ, INC.

                         INDEX TO FINANCIAL STATEMENTS

Financial Statements:

 Report of Independent Accountants......................................... F-2

 Balance Sheets............................................................ F-3

 Statement of Operations................................................... F-4

 Statement of Mandatorily Redeemable Convertible Preferred Stock and
  Stockholders' Equity (Deficit)........................................... F-5

 Statement of Cash Flows................................................... F-6

 Notes to Financial Statements............................................. F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Briazz, Inc.

  In our opinion, the accompanying balance sheets and the related statements of operations, mandatorily redeemable convertible preferred stock and stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of Briazz, Inc. at December 26, 1999 and December 31, 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has reported operating losses since inception and needs to raise additional capital to fund future operating losses and planned growth. These are conditions that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington
March 20, 2001

                                  BRIAZZ, INC.

                                 BALANCE SHEETS
                       (in thousands, except share data)

                                                                     Pro forma
                                                                   stockholders'
                                                                     equity at
                                         December 26, December 31, December 31,
                                             1999         2000         2000
                                         ------------ ------------ -------------
                                                                    (unaudited)
Assets
Current assets
 Cash and cash equivalents.............    $  2,153     $    555
 Accounts receivable, net of allowance
  of $54 and $63.......................         505          547
 Inventory.............................         579          508
 Prepaid expenses and other current
  assets...............................         216          490
 Current portion of restricted
  certificates of deposit..............          88          149
                                           --------     --------
   Total current assets................       3,541        2,249
Property and equipment, net............      13,549       11,632
Restricted certificates of deposit, net
 of current portion (Note 4)...........         442          328
Deposits and other assets..............         144          200
                                           --------     --------
   Total assets........................    $ 17,676     $ 14,409
                                           ========     ========

Liabilities, Mandatorily Redeemable
 Convertible Preferred Stock, and
 Stockholders' Equity (Deficit)
Current liabilities
 Line of credit borrowings, current....    $  2,000     $    160
 Accounts payable......................       1,417        3,008
 Overdraft.............................         579          --
 Accrued compensation..................       1,108          904
 Accrued and other liabilities.........         570          653
 Convertible bridge notes payable......         --           --
 Current portion of long-term debt.....         281          144
                                           --------     --------
   Total current liabilities...........       5,955        4,869
                                           --------     --------
Line of credit borrowings, net of
 current portion.......................         --         1,840
Long-term debt, net of current
 portion...............................         213           48
                                           --------     --------
Commitments and contingencies (Notes 2,
 4 and 10)
Mandatorily redeemable convertible
 preferred stock, no par; 50,000,000
 (1999 and 2000) shares authorized
 Series A, 33,000 designated; 5,186
  (1999), 2,061 (2000) and
  0 (pro forma unaudited) shares
  issued and outstanding; liquidation
  value of $10,443 and $11,058 at
  December 26, 1999 and December 31,
  2000.................................      10,369       10,984
 Series B, 34,450 designated; 4,828
  (1999), 3,211 (2000) and
  0 (pro forma unaudited) shares
  issued and outstanding; liquidation
  value of $21,917 and $23,239 at
  December 26, 1999 and December 31,
  2000.................................      21,782       23,104
 Series C, 30,000,000 designated;
  2,740,778 (1999), 3,120,788 (2000)
  and 0 (pro forma unaudited) shares
  issued and outstanding; liquidation
  value of $15,958 and $19,605 at
  December 26, 1999 and December 31,
  2000.................................      15,874       19,521
                                           --------     --------
   Total mandatorily redeemable
    convertible preferred stock........      48,025       53,609
                                           --------     --------
Stockholders' equity (deficit)
 Common stock, no par; 100,000,000
  shares authorized; 3,458 (1999), 920
  (2000) and 3,266,859 (pro forma
  unaudited) shares issued and
  outstanding..........................       2,075        2,076        2,076
 Additional paid-in capital............         --           --        53,609
 Deferred stock compensation...........                   (1,060)      (1,060)
 Accumulated deficit...................     (38,592)     (46,973)     (46,973)
                                           --------     --------     --------
   Total stockholders' equity
    (deficit)..........................     (36,517)     (45,957)    $  7,652
                                           --------     --------     --------
   Total liabilities and stockholders'
    equity.............................    $ 17,676     $ 14,409
                                           ========     ========

   The accompanying notes are an integral part of these financial statements.

                                  BRIAZZ, INC.

                            STATEMENT OF OPERATIONS
                (in thousands, except share and per share data)

                                                       Years ended
                                          --------------------------------------
                                          December 27, December 26, December 31,
                                              1998         1999         2000
                                          ------------ ------------ ------------
Sales:
Retail..................................   $   14,706   $   23,023   $   28,855
Wholesale and other.....................          659        2,575        4,837
                                           ----------   ----------   ----------
   Total Sales..........................       15,365       25,598       33,692

Cost of food and packaging..............        6,979       11,520       13,597
Occupancy expenses......................        2,393        3,602        3,818
Labor expenses (including amortization
 of deferred stock compensation expense
 of $81 for 2000).......................        6,690        9,506       11,105
Depreciation and amortization...........        1,785        2,628        2,657
Other operating expenses................        2,501        2,419        2,002
General and administrative expenses
 (including amortization of deferred
 stock compensation expense of $41 for
 2000)..................................        6,492        6,033        6,581
Provision for asset impairment and store
 closure (Note 3).......................        1,169          779           63
                                           ----------   ----------   ----------
   Total operating expenses.............       28,009       36,487       39,823
                                           ----------   ----------   ----------
Loss from operations....................      (12,644)     (10,889)      (6,131)
                                           ----------   ----------   ----------
Other (expense) income
  Interest expense......................         (207)      (4,600)        (217)
  Interest and other income.............          400          108           61
                                           ----------   ----------   ----------
                                                  193       (4,492)        (156)
                                           ----------   ----------   ----------
Net loss................................   $  (12,451)  $  (15,381)  $   (6,287)
                                           ==========   ==========   ==========
Accretion of dividends on preferred
 stock..................................   $    1,951   $    2,421   $    3,319
                                           ==========   ==========   ==========
Net loss attributable to common
 shareholders...........................   $  (14,402)  $  (17,802)  $   (9,606)
                                           ==========   ==========   ==========
Basic and diluted net loss per share....   $(4,264.87)  $(5,148.14)  $(2,455.68)
                                           ==========   ==========   ==========
Weighted-average shares used in
 computing basic and diluted net loss
 per share..............................        3,377        3,458        3,912
                                           ==========   ==========   ==========
Pro forma basic and diluted net loss per
 share (unaudited)......................                             $    (1.96)
                                                                     ==========
Weighted-average shares used in
 computing pro forma basic and diluted
 net loss per share (unaudited).........                              3,205,344
                                                                     ==========

   The accompanying notes are an integral part of these financial statements.

                                 BRIAZZ, INC.

      STATEMENT OF MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                        STOCKHOLDERS' EQUITY (DEFICIT)
                                (in thousands)

                                                     Mandatorily redeemable convertible preferred stock
                                                    ----------------------------------------------------
                                                       Series A       Series B       Series C
                                                    -------------- -------------- --------------
                                                    Shares Amount  Shares Amount  Shares Amount   Total
                                                    ------ ------- ------ ------- ------ ------- -------
Balance at December 28, 1997...................        5   $ 9,112    5   $19,085   --       --  $28,197
Issuance of stock warrants with convertible
 debt..........................................      --        --   --        --    --       --      --
Accretion of mandatorily redeemable preferred
 stock.........................................      --        620  --      1,331   --       --    1,951
Issuance of common stock options for
 services......................................      --        --   --        --    --       --      --
Common stock issued upon exercise of stock
 options.......................................      --        --   --        --    --       --      --
Net loss.......................................      --        --   --        --    --       --      --
                                                     ---   -------  ---   ------- -----  ------- -------
Balance at December 27, 1998...................        5     9,732    5    20,416   --       --   30,148
Issuance of stock warrants with convertible
 debt..........................................      --        --   --        --    --       --      --
Issuance of Series C preferred stock, net of
 issue costs...................................      --        --   --        --    834  $ 4,917   4,917
Issuance of Series C preferred stock upon
 conversion of convertible notes, including
 accrued interest..............................      --        --   --        --  1,907   10,539  10,539
Accretion of mandatorily redeemable
 preferred stock...............................      --        637  --      1,366   --       418   2,421
Issuance of common stock options for
 services......................................      --        --   --        --    --       --      --
Net loss.......................................      --        --   --        --    --       --      --
                                                     ---   -------  ---   ------- -----  ------- -------
Balance at December 26, 1999...................        5    10,369    5    21,782 2,741   15,874  48,025
Issuance of Series C preferred stock, net of
 issue costs...................................      --        --   --        --    375    2,235   2,235
Issuance of Series C preferred stock for
 services......................................      --        --   --        --      5       30      30
Accretion of mandatorily redeemable preferred
 stock.........................................      --        615  --      1,322   --     1,382   3,319
Common stock issued upon exercise of stock
 options.......................................      --        --   --        --    --       --      --
Change in unearned compensation................      --        --   --        --    --       --      --
Deferred compensation related to the grant of
 stock options.................................      --        --   --        --    --       --      --
Amortization of deferred compensation..........      --        --   --        --    --       --      --
Shares repurchased or redeemed.................       (3)      --    (2)      --    --       --      --
Net loss.......................................      --        --   --        --    --       --      --
                                                     ---   -------  ---   ------- -----  ------- -------
Balance at December 31, 2000...................        2   $10,984    3   $23,104 3,121  $19,521 $53,609
                                                     ===   =======  ===   ======= =====  ======= =======
                                                                  Stockholders' equity (deficit)
                                                    -----------------------------------------------------------
                                                    Common stock  Additional   Deferred
                                                    -------------  paid-in      stock     Accumulated
                                                    Shares Amount  capital   compensation   deficit    Total
                                                    ------ ------ ---------- ------------ ----------- ---------
Balance at December 28, 1997...................        3   $2,025    --            --      $ (8,194)  $ (6,169)
Issuance of stock warrants with convertible
 debt..........................................      --       --     --            --           263        263
Accretion of mandatorily redeemable preferred
 stock.........................................      --       --     --            --        (1,951)    (1,951)
Issuance of common stock options for services..      --       --     --            --            87         87
Common stock issued upon exercise of stock
 options.......................................      --        50    --            --           --          50
Net loss.......................................      --       --     --            --       (12,451)   (12,451)
                                                     ---   ------ ---------- ------------ ----------- ---------
Balance at December 27, 1998...................        3    2,075    --            --       (22,246)   (20,171)
Issuance of stock warrants with convertible
 debt..........................................      --       --     --            --         1,446      1,446
Issuance of Series C preferred stock, net of
 issue costs...................................      --       --     --            --           --         --
Issuance of Series C preferred stock upon
 conversion of convertible notes, including
 accrued interest..............................      --       --     --            --           --         --
Accretion of mandatorily redeemable preferred
 stock.........................................      --       --     --            --        (2,421)    (2,421)
Issuance of common stock options for services..      --       --     --            --            10         10
Net loss.......................................      --       --     --            --       (15,381)   (15,381)
                                                     ---   ------ ---------- ------------ ----------- ---------
Balance at December 26, 1999...................        3    2,075    --            --       (38,592)   (36,517)
Issuance of Series C preferred stock, net of
 issue costs...................................      --       --     --            --           --         --
Issuance of Series C preferred stock for
 services......................................      --       --     --            --           --         --
Accretion of mandatorily redeemable preferred
 stock.........................................      --       --     --            --        (3,319)    (3,319)
Common stock issued upon exercise of stock
 options.......................................        1        1    --            --           --         --
Change in unearned compensation................      --       --     --            --            44         44
Deferred compensation related to the grant of
 stock options.................................      --       --     --        $(1,182)       1,182        --
Amortization of deferred compensation..........      --       --     --            122          --         122
Shares repurchased or redeemed.................       (3)     --     --            --           --         --
Net loss.......................................      --       --     --            --        (6,287)    (6,287)
                                                     ---   ------ ---------- ------------ ----------- ---------
Balance at December 31, 2000...................        1   $2,076    --        $(1,060)    $(46,973)  $(45,957)
                                                     ===   ====== ========== ============ =========== =========


  The accompanying notes are an integral part of these financial statements.

                                  BRIAZZ, INC.

                            STATEMENT OF CASH FLOWS
                                 (in thousands)

                                                      Years ended
                                         --------------------------------------
                                         December 27, December 26, December 31,
                                             1998         1999         2000
                                         ------------ ------------ ------------
Cash flows from operating activities
 Net loss...............................   $(12,451)    $(15,381)    $(6,287)
 Adjustments to reconcile net loss to
  net cash used in operating activities
  Amortization of deferred
   compensation.........................        --           --          122
  Depreciation and amortization.........      1,785        2,628       2,657
  Provision for asset impairment and
   store closure........................      1,169          779          63
  Non-cash expense related to issuance
   of additional shares of Series C
   preferred stock upon payment of
   Senior Bridge borrowings.............        --         3,000         --
  Non-cash interest expense.............        147        1,224         --
  Non-cash expense related to issuance
   of stock-based options...............         87           10          44
  Changes in
   Accounts receivable..................        (70)        (258)        (42)
   Inventory............................       (252)         (16)         71
   Prepaid expenses and other assets....       (482)         212        (274)
   Accounts payable.....................        463         (634)      1,591
   Accrued compensation.................        384          208        (204)
   Accrued and other liabilities........        827         (407)         83
   Other................................         84          197         (57)
                                           --------     --------     -------
    Net cash used in operating
     activities.........................     (8,309)      (8,438)     (2,233)
                                           --------     --------     -------
Cash flows from investing activities
 Purchases of property and equipment....    (10,982)      (1,563)       (747)
 Other..................................         26          (28)        (25)
                                           --------     --------     -------
   Net cash used in investing
    activities..........................    (10,956)      (1,591)       (772)
                                           --------     --------     -------
Cash flows from financing activities
 Proceeds from sale of preferred stock,
  net of issuance costs.................        --         4,917       2,235
 Proceeds from line-of-credit
  borrowings............................        --         2,000         --
 Proceeds from convertible debentures...      4,886        3,000         --
 Proceeds from debt.....................        502           25         --
 Proceeds from stock options exercised..         50          --            1
 Restricted certificates of deposit.....        (32)         301          53
 Overdraft..............................        --           --         (579)
 Repurchase of preferred and common
  stock.................................        --           --           (1)
 Repayment of debt......................       (179)        (269)       (302)
                                           --------     --------     -------
   Net cash provided by financing
    activities..........................      5,227        9,974       1,407
                                           --------     --------     -------
Net decrease in cash and cash
 equivalents............................    (14,038)         (55)     (1,598)
Cash and cash equivalents
 Beginning of year......................     16,246        2,208       2,153
                                           --------     --------     -------
 End of year............................   $  2,208     $  2,153     $   555
                                           ========     ========     =======
Supplemental disclosure of cash flow
 information
 Cash paid for interest.................   $     33     $    376     $   213
                                           ========     ========     =======
Supplemental disclosure of non-cash
 investing and financing activities
 Debt to equity conversion..............   $    --      $ 10,539     $   --
                                           ========     ========     =======
 Preferred stock issued for accrued
  liability for services................   $    --      $            $    30
                                           ========     ========     =======
 Accretion of mandatorily redeemable
  preferred stock.......................   $  1,951     $  2,421     $ 3,319
                                           ========     ========     =======

   The accompanying notes are an integral part of these financial statements.

                                  BRIAZZ, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. Summary of operations and significant accounting policies

Operations

  BRIAZZ, Inc. ("Briazz" or the "Company") manufactures and distributes high quality, branded takeaway fast food, primarily offering lunch and breakfast meals and snacks through multiple, convenient points of distribution in urban and suburban locations. The Company commenced operations in 1995 in Seattle, and opened new markets in San Francisco in 1996, Chicago in 1997 and Los Angeles in 1998. The Company's business strategy is to solidify current markets and build Briazz into a national brand by expanding in major metropolitan areas across the United States. The Company's retail distribution network includes Briazz cafes and kiosks, as well as special order box lunch delivery. The Company also distributes its products through select strategic alliances. Each market operates a central kitchen, which prepares premium quality, fresh food daily.

Fiscal year and fiscal quarters

  The Company's fiscal year ends on the Sunday nearest December 31. There were fifty-two weeks in each of fiscal 1998 and 1999 and fifty-three weeks in fiscal 2000. The Company's fiscal year comprises thirteen four-week fiscal periods. The Company's fiscal quarters comprise three four-week fiscal periods for the first three fiscal quarters and four four-week fiscal periods for the fourth fiscal quarter.

Cash equivalents

  The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents are stated at cost, which approximates fair value. Restricted cash balances are not included as a component of cash and cash equivalents.

Concentration of credit risk

  Cash and cash equivalents are invested in deposits with financial institutions that may, at times, exceed federally insured limits. The Company has not experienced any losses on its deposits of cash and cash equivalents.

  The Company had one customer which accounted for 8% of its revenue for the year ended December 31, 2000. This same customer accounted for 27% of the Company's accounts receivable balance at December 31, 2000. Two additional customers accounted for 20% and 12%, respectively, of the Company's accounts receivable balance of December 31, 2000.

Debt issue costs

  Debt issue costs are capitalized and amortized to interest expense over the term of the underlying debt, utilizing the effective interest method. Unamortized debt issue costs are included in prepaid expenses and other current assets.

Inventory

  Inventories, which consist primarily of food and packaging products, are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

Property and equipment

  Property and equipment are stated at cost. Additions to property and equipment that significantly add to the productive capacity or extend the life of an asset are capitalized. Expenditures for maintenance and repairs are charged to expense. Cost and accumulated depreciation of assets sold are removed from the accounts and

                                  BRIAZZ, INC.

any gain or loss on disposition is recorded. Depreciation is provided using the straight-line method over estimated useful lives, which range from 3 to 10 years. Leasehold improvements are amortized over estimated useful lives or lease term, whichever is shorter.

Impairment of long-lived assets

  The Company accounts for long-lived assets under Statement of Financial Accounting Standards No. 121 ("SFAS No. 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which requires the Company to review for impairment of long-lived assets, whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. When such an event occurs, management determines whether there has been an impairment by comparing the anticipated undiscounted future net cash flows at the lowest level for which there are identifiable cash flows, which is at the store level, to the related asset's carrying value. If an asset is considered impaired, the asset is written down to fair value, which is determined based either on discounted cash flows or appraised values, depending on the nature of the asset.

Stock warrants

  Stock warrants issued together with debt securities are considered a cost of financing and are recorded as original issue discount and additional paid in capital at the proportional estimated fair value at date of issuance. The original issue discount is amortized over the life of the debt and is reported net of the related debt on the balance sheet.

Revenue recognition

  Revenues are generally recognized at the point of sale at retail locations or upon delivery of the product for box lunch, catering and wholesale sales. For some wholesale products, where a right of return exists, revenue is recognized after return rights have lapsed.

Pre-operation costs

  Costs associated with opening new locations are expensed as incurred.

Advertising and promotion

  Advertising and promotion costs are expensed as incurred, and approximated $714,000, $425,000 and $316,000 in 1998, 1999 and 2000, respectively.

Overdraft

  Overdraft represents checks issued in excess of bank deposits and total approximately $579,000 and $0 at December 26, 1999 and December 31, 2000, respectively.

Income taxes

  The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to the amounts expected to be realized.

                                  BRIAZZ, INC.

Stock-based compensation

  The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees" and complies with the disclosure provisions of Statement of Financial Accounting Standards
No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation." Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the deemed fair value of the Company's stock and the exercise price of the option. Unearned compensation is being amortized on a straight-line basis over the vesting period of the individual options.

  The Company accounts for equity instruments issued to nonemployees in accordance with the provisions of SFAS No. 123 and Emerging Issue Task Force No. 96-18, "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services." Compensation expense related to equity instruments issued to nonemployees is recognized as the equity instruments vest. At each reporting date, the Company revalues the compensation. As a result, stock-based compensation expense related to unvested equity instruments issued to nonemployees fluctuates as the fair value of the Company's common stock fluctuates.

Stock splits

  During 1999, the Company effected a 1-for-100 reverse stock split for common and mandatorily redeemable convertible preferred shareholders, option and warrant holders on record. All applicable share and per-share data in these financial statements have been restated to give effect to this reverse stock split for all periods presented.

  In March 2001, the Company's board of directors and shareholders approved a one-for-six reverse stock split of the Company's capital stock. The financial statements and accompanying notes have been restated for all periods presented to reflect this change.

Pro forma stockholders' equity and pro forma net loss per share (unaudited)

  Upon the closing of the offering, all of the redeemable convertible preferred stock outstanding will automatically convert into common stock at their respective conversion rates (Note 6). The pro forma effects of these transactions are unaudited and have been reflected in the accompanying Pro Forma Stockholders' Equity as of December 31, 2000.

  Pro forma net loss per share for the year ended December 31, 2000 is computed using the weighted-average number of common shares outstanding including the pro forma effects of the automatic conversion of the Company's redeemable convertible preferred stock into shares of the Company's common stock effective upon the closing of the Company's initial public offering as if such conversion occurred at the beginning of the most recent fiscal year (December 27, 1999), or at the date of original issue, if later. The resulting pro forma adjustments include an increase in the weighted-average shares used to compute basic net loss per share of 3,201,432 shares for the year ended December 31, 2000 and excludes the deemed and accreted dividends related to the preferred stock. The calculation of pro forma diluted net loss per share excludes incremental common stock issuable upon the exercise of stock options and warrants, as the effect would be anti-dilutive.

Net loss per share

  Basic and diluted net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period. The Company has excluded all outstanding options and warrants

                                  BRIAZZ, INC.

to purchase common stock from the calculation of diluted net loss per share, as such securities are antidilutive for all periods presented.

  The following table presents the calculation of basic and diluted and pro forma (unaudited) basic and diluted net loss per share (in thousands, except share and per share data):

                                                      Years ended
                                         --------------------------------------
                                         December 27, December 26, December 31,
                                             1998         1999         2000
                                         ------------ ------------ ------------
Net loss attributable to common
 stockholders..........................   $  (14,402)  $  (17,802)  $   (9,606)
                                          ==========   ==========   ==========
Weighted-average shares used in
 computing basic and diluted net loss
 per share.............................        3,377        3,458        3,912
                                          ==========   ==========   ==========
Basic and diluted net loss per share...   $(4,264.87)  $(5,148.14)  $(2,455.68)
                                          ==========   ==========   ==========
Pro forma (unaudited)

Net loss attributable to common
 stockholders as above.................                             $   (9,606)
Pro forma adjustment for accretion on
 mandatorily redeemable preferred
 stock.................................                                  3,319
                                                                    ----------
Pro forma net loss attributable to
 common stockholders...................                             $   (6,287)
                                                                    ==========
Shares used above......................                                  3,912
Pro forma adjustment to reflect effect
 of assumed conversion of convertible
 preferred stock.......................                              3,201,432
                                                                    ----------
Weighted-average shares used in
 computing pro forma basic and diluted
 net loss per common share.............                              3,205,344
                                                                    ==========
Pro forma basic and diluted net loss
 per common share......................                             $    (1.96)
                                                                    ==========
Antidilutive securities not included in
 diluted net loss per share calculation
  Options to purchase common stock.....        1,764      404,625      520,952
  Redeemable convertible preferred
   stock...............................       10,014    2,750,792    3,126,060
  Warrants to purchase redeemable
   convertible preferred stock.........      407,231      907,240      907,240
                                          ----------   ----------   ----------
                                             419,009    4,062,657    4,554,252
                                          ==========   ==========   ==========

Comprehensive income

  The Company has adopted the provisions of Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130") effective January 1, 1998. SFAS No. 130 requires the disclosure of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income is the change in equity from transactions and other events and circumstances other than those resulting from investments by owners and distributions to owners. SFAS No. 130 had no impact on the Company and, accordingly, a separate statement of comprehensive income has not been presented.

Segments

  Effective in January 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("SFAS No. 131") and related disclosures about its products, services, geographic areas and major customers. The Company has determined that it operates in only two reportable segments: retail and wholesale and other.

                                  BRIAZZ, INC.

Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and that affected the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

  Reclassification of certain prior year amounts has been made to conform to current year classifications. The reclassifications have no effect on net income.

Fair value of financial instruments

  Carrying amounts reported in the balance sheet for cash and cash equivalents, accounts receivable, restricted certificates of deposit, accounts payable and other accrued expenses approximate fair value because of their immediate or short-term nature. The fair value of line of credit borrowings approximates its carrying value because the stated rate of the debt reflects current market conditions. The fair value of long-term debt is not considered to be significantly less than its carrying amount because the stated rates for substantially all such debt reflects current market rates and conditions.

Initial public offering

  In November 2000, the Board of Directors authorized management of the Company to file a registration statement with the Securities and Exchange Commission permitting the Company to sell shares of its common stock to the public.

Recent accounting pronouncements

  In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Financial Instruments and for Hedging Activities" ("SFAS No. 133"), which provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. SFAS No. 133 was amended by SFAS 137, deferring the effective date to fiscal years beginning after June 15, 2000. In June 2000, SFAS 138 was issued, which amends provisions of SFAS 133. SFAS 138 will be implemented by the Company concurrently with SFAS 133. The Company does not anticipate the adoption of these standards will have a material impact on the Company's results of operations or financial condition when adopted, as the Company holds no derivative financial instruments and does not currently engage in hedging activities.

  In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB No. 101"), "Revenue Recognition," which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB No. 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. The Company has recognized revenue and made disclosures in accordance with SAB No. 101. The adoption of SAB No. 101 did not have a material impact on the Company's financial position or results of operations.

  In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44 (FIN No. 44), "Accounting for Certain Transactions Involving Stock Compensation," an interpretation of the Accounting Principle Board Opinion 25 (APB 25). Among other things, this interpretation clarifies the definition of "employee" for purposes of applying APB 25, "Accounting for Stock Issued to Employees," the criteria for

                                  BRIAZZ, INC.

determining whether a plan qualifies as a noncompensatory plan, and the accounting for an exchange of stock compensation awards in a business combination. This interpretation is effective July 1, 2000, but certain conclusions in this interpretation cover specific events that occurred after either December 15, 1998 or January 12, 2000. The adoption of FIN No. 44 did not have a material impact on the Company's financial position or results of operations.

2. Financial condition and fund-raising activities

  At December 31, 2000, the Company had cash and cash equivalents of approximately $555,000 and mandatorily redeemable convertible preferred stock of $53.6 million and stockholders' deficit of $45.9 million. Since inception, the Company has raised cash of approximately $44.9 million from sales of preferred stock, convertible debt and common stock. In addition to funding capital expenditures, which have approximated $21.8 million since inception, cash provided by financing activities has funded the Company's investments in business and market development and related operating losses. Since inception through fiscal year end 2000, the Company has reported net losses of approximately $41.3 million. In the near term, in any event through mid-2001, operating losses are expected to continue. Actions taken to reduce negative cash flow from operations, including improving operational efficiencies, cost controls and cutbacks and closing of certain unprofitable operating properties, commenced during 1999.

  The Company's operating losses since inception, and its need to raise additional capital to fund future operating losses as well as to fund planned store growth, are conditions that raise substantial doubt about the Company's ability to continue as a going concern. The Company's ability to raise capital under acceptable terms is dependent upon, among other things, market conditions. While the Company has had successes in these endeavors in the past, there can be no assurance that its efforts will be successful in the future. In connection with a private placement offering of shares of Series C Preferred Stock during January and February 2001, the Company received cash proceeds of approximately $3.0 million upon closing of the sale of approximately 500,000 shares (see Note 13).

  In addition to the private sources of funding described above, the Company is currently in the process of registering shares of its common stock to be issued in its initial public offering.

3. Property and equipment

  During 1998, the Company opened three stores in Seattle, six stores in San Francisco, seven stores in Chicago, and a central kitchen and five stores in Los Angeles. In 1999, the Company opened one store in Seattle and two stores in Los Angeles, and closed three stores, which had been open approximately one year, two in the Los Angeles market and one in San Francisco. In 2000, the Company opened two stores in Los Angeles and one store in Seattle and closed one in the Seattle market.

  Property and equipment consists of the following (in thousands):

                                                       December 26, December 31,
                                                           1999         2000
                                                       ------------ ------------
     Leasehold improvements...........................   $ 9,978      $ 9,986
     Furniture, fixtures and equipment................     9,135        9,910
     Vehicles.........................................     1,209        1,180
                                                         -------      -------
                                                          20,322       21,076
     Accumulated depreciation and amortization........    (6,773)      (9,444)
                                                         -------      -------
     Furniture and equipment, net.....................   $13,549      $11,632
                                                         =======      =======

                                  BRIAZZ, INC.

  Included in accounts payable and accrued and other liabilities are amounts relating to purchases of property and equipment of approximately $189,000 and $150,000 at December 31, 2000 and December 26, 1999, respectively.

  The Company recorded a provision for asset impairment and store closure of $1.2 million, $0.8 million and $63,000 in the fiscal years 1998, 1999 and 2000, respectively.

  The provision for asset impairment in 1998 relates to write-offs of leasehold improvements in seven under-performing stores. Three of those stores were closed in 1999. The provision in 1999 relates to write-offs of the remaining leasehold improvements and unrecoverable equipment for those three stores, store and lease termination costs for those stores of approximately $87,000 and an impairment against leasehold improvements in three under-performing stores. The provision for asset impairment in fiscal year 2000 relates to the write off of the remaining assets for a store closed during the year, which was under-performing in the prior years and store and lease termination costs of approximately $30,000. Store closure costs in 1999 and 2000 were incurred and paid within the respective years.

  The provisions for asset impairment relates to the Company's retail locations.

4. Leases

  The Company leases store, central kitchen and office facilities and certain office equipment under terms of operating leases, which typically cover five years, some of which have options for an additional five year term. Rents are either fixed base amounts, variable amounts determined as a percentage of sales, or a combination of base and percentage rents. Lease provisions typically also require additional payments for maintenance and other expenses. Rent expense approximated $1.9 million, $2.5 million and $2.6 million, during 1998, 1999 and 2000, respectively.

  Minimum annual rent commitments for leases at December 31, 2000 are as follows (in thousands):

     For the fiscal year
       2001.............................................................   2,282
       2002.............................................................   1,929
       2003.............................................................   1,795
       2004.............................................................   1,693
       2005.............................................................   1,514
       Thereafter.......................................................   1,805
                                                                         -------
                                                                         $11,018
                                                                         =======

  The Company has letters of credit of $475,000 with a bank, collateralized by restricted bank deposits. These letters of credit serve as collateral for performance under various facility lease obligations. Amounts of restricted bank deposits scheduled to be released during the next fiscal year are classified as current assets.

5. Debt

  The Company has a line of credit agreement with a bank pursuant to which the Company and its founder are jointly and severally obligated. Borrowings under the new agreement, which contain no financial covenants, are collateralized by all Company property, equipment and inventory. On March 16, 2001, the line of credit agreement was amended to extend the maturity date of loans made pursuant to the facility through April 15, 2002. Under the amendment monthly principal payments are due of $10,000 per month from February through May 2001, $15,000 per month from June through September 2001, $20,000 per month from October 2001

                                  BRIAZZ, INC.

through March 2002 and $1,780,000 due April 15, 2002. Interest on the line is charged at prime rate plus 0.75%, or 10.25% at December 31, 2000.

  During 1998, the Company issued $5 million of 10% convertible subordinated notes, due December 1999 (the "Subordinated Notes"), with detachable stock warrants. The warrants were recorded at their estimated fair value, calculated using the Black Scholes model, of $263,000 as original issue discount. This original issue discount was amortized over the term of the notes, had an unamortized balance of $230,000 at December 27, 1998, and was fully amortized when the notes converted. Accrued interest on the notes approximated $59,000 at December 27, 1998. On August 31, 1999, the Subordinated Notes, together with related accrued interest, were automatically converted into shares of Series C preferred stock pursuant to terms of the note agreements.

  During April 1999, the Company issued $3 million of 15% Senior Bridge Notes ("Senior Notes"), with detachable stock warrants and conversion premium rights. On August 31, 1999, the Senior Notes, together with related accrued interest, were automatically converted into shares of Series C preferred stock pursuant to terms of the note agreements. Additionally, such holders also received another 500,000 shares of Series C preferred stock as a conversion premium, the estimated fair value of which is $3 million and has been recorded as a Senior Notes financing cost included in interest expense. Costs associated with the borrowings were amortized into interest expense over the life of the borrowing. Warrants issued with the Senior Notes were recorded at their estimated fair value of $1,446,000 as original issue discount. This original issue discount was amortized over the term of the Senior Notes and had an unamortized balance of $905,000 when the notes converted. The net carrying amount of the convertible debt was credited to preferred stock upon conversion.

  Long-term debt comprised obligations totaling $193,000 at December 31, 2000 which were incurred in connection with the purchase of certain property and equipment. The net book value of property and equipment pledged as collateral on this debt approximated $439,000 at December 31, 2000. Payments on the debt are due in monthly installments over four to five years. Long-term debt future annual maturities total $156,000 in 2001 and $37,000 in 2002.

  The average interest rate for all outstanding borrowings was 9.66% at December 31, 2000. Interest paid in cash approximated $33,000, $376,000 and $213,000 during 1998 1999 and 2000, respectively.

6. Mandatorily redeemable convertible preferred stock and stockholders' equity (deficit)

  During 1996, the Company's Board of Directors authorized 100,000 shares of preferred stock, of which 33,000 shares were designated as Series A Convertible Preferred Stock ("Series A"), and the Company completed a private placement in which approximately 5,200 shares of Series A were issued for $1,638 per share. During 1997, the Company's Board of Directors designated approximately 34,450 shares of preferred stock as Series B Convertible Preferred Stock ("Series B"), and the Company completed a private placement in which approximately 4,800 shares of Series B were issued for $3,900 per share. The Series A and Series B stock have preference over common stock upon liquidation of the Company, carry equal voting rights with the Company's common stock and have the right to participate in any dividend payable on the common stock based on the number of shares convertible into common stock.

  During 1999, the Company's Board of Directors and shareholders approved amendments to the Company's Articles of Incorporation, increasing the number of authorized shares to 100 million shares of no par common stock and 50 million shares of preferred stock, of which 30 million shares are designated as Series C Convertible Preferred Stock ("Series C").

  In August 1999, the Company completed a private placement of Series C in which 834,000 shares were issued for $6 per share. Costs associated with the offering were recorded as a decrease in preferred stock.

                                  BRIAZZ, INC.

Series C has preference over Series A and B stock, and together with Series A and Series B stock, has preference over common stock upon liquidation of the Company, has equal voting rights with the Company's common stock, and has the right to participate in any dividend payable on common stock based on the number of shares convertible into common stock.

  In connection with the Series C offering, holders of Series A and Series B stock consented to, among other things, extending the mandatory redemption date for those securities from what was between the sixth and eighth anniversary of issuance to between the ninth and eleventh anniversary. Series A, B and C stock is subject to redemption between the ninth and eleventh anniversary of issuance upon written request of the majority of the outstanding shareholders of the respective class of stock. The Company shall redeem at this time and on each of the first and second anniversaries thereof at least one third of such stock outstanding on the redemption date held by those shareholders requesting redemption; the earliest redemption date is October 2005. The redemption price will be the original purchase price of the respective series plus an imputed dividend of 8% per annum cumulative calculated from the date of issuance, less any dividends paid. Dividends on redeemable preferred stock and stock issue costs are being accreted over the period from issuance to the earliest redemption date using the effective interest method. Each share of Series A, B and C stock is convertible at any time into common stock at the respective conversion price at the option of the holder. Each share of Series A, B and C stock will automatically be converted into common stock at the respective conversion price upon the earlier of (i) immediately prior to the closing of an underwritten public offering of shares of common stock registered under the Securities Act of 1933 meeting certain specified criteria, or (ii) upon the cumulative conversion of more than half, two-thirds or a majority of the issued shares of the Series A, B or C stock, respectively. Anti-dilution provisions within the terms of the Series A, B and C may be triggered by certain events, in which case the conversion rate may change.

  As described in Note 5, effective August 31, 1999, approximately 1.9 million shares of Series C stock were issued to holders of Senior Bridge Notes and Subordinated Notes upon automatic conversion of such Notes. Senior Notes of $3,169,000, including accrued interest of $169,000, and Subordinated Notes of $5,275,000, including accrued interest of $388,000, for a total of $8,444,000 were converted. Senior Note holders also received 500,000 shares of Series C as a conversion premium pursuant to terms of the note agreement.

  In connection with issuances of convertible subordinated and senior bridge notes, the Company issued detachable stock warrants. Under provisions of the stock warrant agreement, each warrant entitles the holder to purchase either 50% in the case of Subordinated Notes or 100% in the case of Senior Notes (i) of the number of securities which the original principal amount of the notes would purchase at the price per security paid by investors in an offering of Series C stock, or (ii) of the number of shares of common stock which the original principal amount of debt would purchase at a price per share equal to $3,900. Each warrant has a maximum term of five years. As a result of the August 1999 issuance of Series C stock, the warrants became exercisable and represent rights to purchase approximately 907,000 shares of Series C at an exercise price of $6.00 per share. No warrants were exercised in fiscal year 1999 or fiscal year 2000.

  In January 2000, the Company issued 5,000 shares of Series C preferred stock for service to consultants. The shares were valued at $6.00 per share, which is the deemed fair value of the preferred stock.

  In May 2000, the Company completed a private placement of Series C Preferred Stock, in which 375,000 shares were issued for $6.00 per share.

  At various times throughout fiscal year 2000 and 2001, the Company triggered the anti-dilution provisions of the Series A, B and C. As a result, in January 2001 the conversion rates became 1.0634, 1.0635 and 1.0447 for Series A, B, and C, respectively.

                                  BRIAZZ, INC.

  Concurrent with the one-for-six reverse stock split (Note 1), the Company's board of directors confirmed the continued authorization of 100 million shares of common stock and 50 million shares of preferred stock.

7.  Stock options

  The Company maintains the Briazz 1996 Stock Option Plan (the "Plan") to provide for granting of incentive stock options and nonqualified stock options to employees, directors, consultants and certain other non-employees as determined by the Plan Administrator. The Company has authorized approximately 1 million shares of common stock for issuance under the Plan (See Note 13). The date of grant, option price, vesting period and other terms specific to options granted under the Plan are to be determined by the Plan Administrator. Options granted under the Plan generally expire ten years from date of grant and vest over periods ranging from date of grant to five years.

  The Company recorded expense of approximately $87,000, $10,000 and $24,000 for 1998, 1999 and 2000, respectively, related to options issued to non-employees in consideration for services.

  In fiscal year 2000, the Company issued stock options to employees with exercise prices below the fair value of the underlying common stock. The grant of these options resulted in a deferred stock compensation charge of approximately $1.2 million in fiscal year 2000. The deferred stock compensation is being expensed, generally over a four-year vesting period.

  The fair value of options granted were estimated using an option-pricing model with the following assumptions:

                                                   Years ended
                                   -------------------------------------------
                                   December 27,  December 26,   December 31,
                                       1998          1999           2000
                                   ------------- ------------- ---------------
   Risk free interest rate........ 4.7% and 6.9% 4.7% and 6.9% 5.77% and 6.52%
   Expected lives.................  7-10 years    7-10 years       7 years
   Expected volatility (employee
    grants).......................      0%            0%             0%
   Expected volatility
    (nonemployee grants)..........      45%           45%            45%

  The following information has been restated for the 1999 and 2000 reverse stock splits.

  A summary of stock option activity is presented below:

                                                                      Weighted-
                                                                       average
                                                                      exercise
                                                             Shares     price
                                                             -------  ---------
   Options outstanding, December 28, 1997...................   1,760  $1,470.00
     Options granted........................................     414   1,674.00
     Options exercised......................................     (83)    600.00
     Options forfeited......................................    (327)  1,356.00
                                                             -------
   Options outstanding, December 27, 1998...................   1,764   1,584.00
     Options granted........................................ 404,086       5.70
     Options forfeited......................................  (1,225)    615.66
                                                             -------
   Options outstanding, December 26, 1999................... 404,625      11.52
     Options granted........................................ 144,576       1.50
     Options exercised......................................    (836)      1.50
     Options forfeited...................................... (27,413)      9.54
                                                             -------
   Options outstanding, December 31, 2000................... 520,952  $    8.83
                                                             =======

                                  BRIAZZ, INC.

  Had the Company applied the provisions of FAS 123 to all stock option grants, the Company's net loss would have been increased to the pro forma amounts indicated below (in thousands):

                                                     Years ended
                                        --------------------------------------
                                        December 27, December 26, December 31,
                                            1998         1999         2000
                                        ------------ ------------ ------------
   As reported:
     Net loss attributable to common
      stockholders.....................  $  (14,402)  $  (17,802)  $   (9,606)
     Net loss per share, basic.........  $(4,264.87)  $(5,148.14)  $(2,455.68)
   Pro forma:
     Net loss attributable to common
      stockholders.....................  $  (14,566)  $  (17,907)  $   (9,780)
     Net loss per share, basic.........  $(4,312.86)  $(5,177.94)  $(2,486.55)

  The weighted-average fair value and exercise price of options granted were as follows during the years ended December:

                                                      Weighted-average
                                             -----------------------------------
                                               Exercise price      Fair value
                                             ------------------ ----------------
                                              1998  1999  2000  1998 1999  2000
                                             ------ ----- ----- ---- ----- -----
   Exercise price at grant
    Lower than market....................... $  --  $ --  $1.50 $--  $ --  $9.66
    Equal to market......................... $1,674 $5.70 $ --  $510 $0.60 $ --
    Greater than market..................... $  --  $ --  $ --  $--  $ --  $ --

  The following table summarizes information about options outstanding at December 31, 2000:

                                                             Options
                               Options outstanding         exercisable
                          ----------------------------- -----------------
                                              Weighted-         Weighted-
                                   Remaining   average           average
                                  contractual exercise          exercise
      Exercise price      Shares     life       price   Shares    price
   ---------------------  ------- ----------- --------- ------- ---------
   $                1.50  468,926     9.8     $    1.50 136,092 $    1.50
                    6.00   50,045     8.8          6.00  50,045      6.00
                  600.00      297     7.5        600.00     297    600.00
    1,632.00 -  1,800.00    1,443     6.8      1,720.20   1,043  1,678.02
                3,900.00      241     6.0      3,900.00     241  3,900.00
                          -------                       -------
   $    1.50 - $3,900.00  520,952     9.6     $    8.83 187,718 $   26.04
                          =======                       =======

8. Income taxes

  No provision for income taxes was recorded for 1998, 1999 or 2000 due to taxable losses incurred during these periods. A valuation allowance has been recorded against deferred tax assets as it has not been determined that it is more likely than not that these deferred tax assets will be realized.

  As of December 31, 2000, the Company has net operating loss carryforwards of approximately $37 million for federal income tax purposes, which expire beginning 2011 through 2020. The Company may be subject to annual limitations on the amount of net operating loss which can be utilized in any tax year.

                                  BRIAZZ, INC.

  Deferred tax assets are summarized as follows (in thousands):

                                                       December 26, December 31,
                                                           1999         2000
                                                       ------------ ------------
     Net operating loss carryforwards.................   $ 10,197     $ 13,673
     Provision for asset impairment...................        668          873
     Other............................................        466          206
                                                         --------     --------
                                                           11,331       14,752
     Less: Valuation allowance........................    (11,331)     (14,752)
                                                         --------     --------
     Net deferred tax assets..........................   $    --      $    --
                                                         ========     ========

9. Retirement savings plan

  On November 1, 1999, the Company established a retirement savings plan that qualifies under Section 401(k) of the Internal Revenue Code. The Plan is a standard defined contribution plan and covers all qualified employees. Contributions to this plan are made at the discretion of the employee. The Company does not match employee contributions.

10. Commitments and contingencies

  The Company is subject to various legal proceedings and claims that arise in the ordinary course of business. Company management currently believes that resolution of such legal matters will not have a material adverse impact on the Company's financial position, results of operations or cash flows.

  In 1999, the Company entered into an employment agreement with the President and Chief Operating Officer. The agreement provides for severance payments equal to one year's base salary in the event the Company terminates employment without cause.

11. Related party transactions

  The Company purchases from and sells certain supplies and products to a company whose Chairman and Chief Executive Officer is a director and principal shareholder in Briazz. Purchases in 1998, 1999 and 2000 were approximately $383,000, $407,000 and $409,000, respectively. Sales in 1998 and 1999 were approximately $485,000 and $54,000. The Company terminated its agreement to sell products to the related party company in 1999.

  From April 1998 to October 2000, the Company leased a cafe from a company whose general partner has a president who is one of our principal shareholders. During fiscal years 1998, 1999 and 2000, we paid this company approximately $101,000, $122,000 and $99,000, respectively, in connection with this lease.

  A principal shareholder is a co-obligor on the line of credit agreement in 2000, as discussed in Note 5.

12. Segment information

  The Company operates in two reportable segments: retail and wholesale and other. Retail store operations consist of sales generated through the Company's cafes and kiosks, box lunches and catering. Wholesale and other consists of sales through wholesale and grocery accounts, which are aggregated as they have similar economic characteristics. Management evaluates segment performance primarily based on sales and segment gross margins, which excludes costs of occupancy, labor, depreciation and amortization.

                                  BRIAZZ, INC.

  The following table presents certain financial information for each segment (amounts in thousands).

                                                           Wholesale
                                                   Retail  and Other  Total
                                                   ------- --------- --------
   Year ended December 27, 1998
    Net sales..................................... $14,706  $  659   $ 15,365
    Costs of products and packaging...............   6,620     359      6,979
                                                   -------  ------   --------
    Subtotal...................................... $ 8,086  $  300   $  8,386
                                                   =======  ======
    Other operating expenses not allocated by
     segment......................................                     21,030
                                                                     --------
     Loss from operations.........................                   $(12,644)
                                                                     ========

   Year ended December 26, 1999
    Net sales..................................... $23,023  $2,575   $ 25,598
    Costs of products and packaging...............   9,978   1,542     11,520
                                                   -------  ------   --------
    Subtotal...................................... $13,045  $1,033   $ 14,078
                                                   =======  ======
    Other operating expenses not allocated by
     segment......................................                     24,967
                                                                     --------
     Loss from operations.........................                   $(10,889)
                                                                     ========

   Year ended December 31, 2000
    Net sales..................................... $28,855  $4,837   $ 33,692
    Costs of products and packaging...............  11,103   2,494     13,597
                                                   -------  ------   --------
    Subtotal...................................... $17,752  $2,343   $ 20,095
                                                   =======  ======
    Other operating expenses not allocated by
     segment......................................                     26,226
                                                                     --------
     Loss from operations.........................                   $ (6,131)
                                                                     ========

13. Subsequent events

Store leases

  Subsequent to December 31, 2000, the Company entered into lease agreements for two facilities. Lease agreements generally are for five-year terms, provide for base rents and/or percentage rents or a combination thereof, and require security deposits and such other customary terms.

Stock options

  Subsequent to December 31, 2000 and through March 20, 2001, the Company issued approximately 27,000 stock options to employees with exercise prices of $6.00. The grant of these options will result in a deferred stock compensation charge of approximately $174,000 in fiscal year 2001, assuming no cancellations or additional stock option grants with exercise prices below the deemed fair value of the Company's common stock. The deferred stock compensation will be expensed in future periods beginning in fiscal year 2001, generally over a four-year vesting period.

  In January 2001, the board of directors approved an amendment to the Company's 1996 stock option plan to increase the number of shares of common stock reserved for issuance under the plan to one million shares. The amendment was approved by the Company's shareholders in March 2001.

                                  BRIAZZ, INC.

2001 Employee Stock Purchase Plan

  The Company's 2001 employee stock purchase plan was adopted by the board of directors in January 2001 and was approved by the Company's shareholders in March 2001. A total of 200,000 shares of common stock are reserved for issuance under the 2001 purchase plan, none of which have been issued.

Mandatorily Redeemable Convertible Preferred Stock

  In connection with a $3 million private placement offering of shares of Series C Preferred Stock in January and February 2001, the Company issued approximately 500,000 shares at $6.00 per share. At the time of issuance of the convertible preferred stock, the Company has deemed the fair value of its common stock to exceed the issue price of the convertible preferred stock. As a result, the Company will record a beneficial conversion feature in accordance with the EITF 00-27 "Application of Issue 98-5 to Certain Convertible Instruments" at the time of issuance of the preferred stock. Accordingly, the beneficial conversion feature is calculated as of January 29, 2001, the commitment date, as the difference between the conversion price and the fair value of the common stock multiplied by the number of shares into which the security is convertible (intrinsic value). The Company has calculated the beneficial conversion feature at approximately $3,000,000. The beneficial conversion feature is analogous to a dividend and will be recognized as a return to the preferred shareholders over the period from date of issuance to the maturity date (October 2005) using the effective interest yield method.

  In January 2001, the Company's board of directors approved amendments to the Company's articles of incorporation and certain actions to be taken by the Company, including: amending the Series B preferred stock conversion rate and conversion price to equal $3.00 each (as adjusted to reflect the one-for-six reverse stock split), the waiver of certain shareholder rights with respect to Series C preferred stock and the amendment of certain shareholder terms. The amendments were approved by the Company's shareholders in March 2001.

                                  BRIAZZ, INC.

          SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

     Years Ended December 27, 1998, December 26, 1999 and December 31, 2000
                                 (in thousands)

                             Balance at      Charged to              Balance at
                         Beginning of Period  Expense    Deduction  End of Period
                         ------------------- ---------- ----------- -------------


          1998
Deferred tax asset
 valuation allowance....       $ 1,965        $ 4,118         --       $ 6,083
                               =======        =======    ========      =======

          1999
Deferred tax asset
 valuation allowance....       $ 6,083        $ 5,248         --       $11,331
                               =======        =======    ========      =======

          2000
Deferred tax asset
 valuation allowance....       $11,331        $ 3,421                  $14,752
                               =======        =======    ========      =======


                             Balance at      Charged to  Recovery    Balance at
                         Beginning of Period  Expense   (Write off) End of Period
                         ------------------- ---------- ----------- -------------

          1998
Accounts receivable
 allowance..............       $20,000        $90,739    $(85,739)     $25,000
                               =======        =======    ========      =======

          1999
Accounts receivable
 allowance..............       $25,000        $15,586    $ 13,574      $54,160
                               =======        =======    ========      =======


          2000
Accounts receivable
 allowance..............       $54,160        $33,644    $(24,717)     $63,087
                               =======        =======    ========      =======

       REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors of Briazz, Inc:

  Our report on the financial statements of Briazz, Inc as of December 26, 1999 and December 31, 2000 and for each of the three years in the period ended December 31, 2000 is included herein. In connection with our audits of such financial statements, we have also audited Schedule II-Valuation and Qualifying Accounts and Reserves of Briazz, Inc.

  In our opinion, Schedule II, presents fairly, in all material respects, the information required to be included therein.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington
March 20, 2001

                                 [BRIAZZ LOGO]



  Until May 26, 2001 (25 days after the date of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.